As filed with the Securities and Exchange Commission on August 1, 2024

Registration No. 333-273285

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT No. 6

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Odysight.ai Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	7370	47-4257143
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Suite 7A, Industrial Park, P.O. Box 3030

Omer, Israel 8496500

Tel: +972 73 370-4690

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

State Agent and Transfer Syndicate, Inc.

112 North Curry St.

Carson City, Nevada 89703

Tel: (775) 882-1013

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Aviram Hazak, Adv. Joshua Ravitz, Adv. Herzog, Fox & Neeman Law Offices Herzog Tower, 6 Yitzhak Sadeh St. Tel Aviv 6777506, Israel Tel: +972-3-692-2020 Email: hazaka@herzoglaw.co.il	Guy Ben-Ami Carter Ledyard & Milburn LLP 28 Liberty Street New York, NY 10005 (212) 238-8658 Email: benami@clm.com

Approximate date of commencement of proposed sale to public: From time to time after the effectiveness of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION

DATED August 1, 2024

PRELIMINARY PROSPECTUS

Odysight.ai Inc.

11,046,927 Shares of Common Stock

This prospectus relates to the resale, from time to time, by the selling stockholders named herein (the “Selling Stockholders”), or their pledgees, donees, transferees, or other successors-in-interest, of up to an aggregate of 11,046,927 shares of common stock of Odysight.ai Inc. (“Odysight.ai”). We are registering the resale of up to 6,851,574 outstanding shares of common stock which are held by the Selling Stockholders as a result of private placement equity financings in Odysight.ai and third-party purchases, and an additional aggregate of 4,195,353 shares of common stock that the Selling Stockholders may acquire upon exercise of warrants that we have issued to them pursuant to private placement equity financings.

The shares of common stock and warrants to acquire shares of common stock were acquired in the following private placement equity financings and third party purchases: 1,923,575 shares of common stock in a third party purchase in 2023; 3,294,117 shares of common stock and 3,294,117 warrants to acquire shares of common stock in a private placement equity financing in 2023; 901,236 shares of common stock and 901,236 warrants to acquire shares of common stock in a private placement equity financing in 2021; 688,705 shares of common stock a in a private placement equity financing in 2020; and 43,941 shares of common stock a in a private placement equity financing in 2019.

The Selling Shareholders and, for each, the maximum number of shares of common stock and maximum percentage of beneficial ownership being offered pursuant to this prospectus are as follows: Moshe (Mori) Arkin, 7,131,609 shares of common stock representing 46.99% of our total common stock outstanding; The Phoenix Holdings, 3,673,711 shares of common stock representing 25.83% of our total common stock outstanding; Lior Prosor, 33,333 shares of common stock representing 0.26% of our total common stock outstanding; Prof. Benad Goldwasser, 193,941 shares of common stock representing 1.54% of our total common stock outstanding; and Yehu Ofer, 14,333 shares of common stock representing 0.11% of our total common stock outstanding. For further information regarding the Selling Stockholders, refer to – “SELLING STOCKHOLDERS” below.

Among the Selling Stockholders is Mr. Moshe (Mori) Arkin, a director of the Company who may be deemed a controlling stockholder. Mr. Arkin, who beneficially owns 7,918,828 shares of our common stock representing approximately 52.07% of our total common stock outstanding, holds approximately 42.15% of the current voting power. As a result, Mr. Arkin will likely control any action requiring a stockholder vote and, were Mr. Arkin to sell shares pursuant to this offering, such sales could result in a change of control of the Company.

Regarding the warrants, with respect to which 4,195,353 underlying shares of common stock are being registered for resale pursuant to this offering, warrants exercisable into 3,294,117 shares of common stock may be exercised by the Selling Stockholders at an exercise price of $5.50 per warrant, which is currently lower than the Company’s $5.76 price per share in the market as of the close of trade on August 1, 2024. To the extent these warrants remain “in the money”, the Selling Stockholders could immediately profit following effectiveness of this offering by exercising their warrants and selling the underlying shares of common stock, which would be dilutive of current stockholders and may apply downward pressure on the share price of the Company.

Our common stock is quoted on the OTCQB Market, or the OTCQB, under the symbol “ODYS”. On August 1, 2024, the last reported sale price of our common stock on the OTCQB was $5.76 per share. For additional information on the possible methods of sale that may be used by the Selling Stockholders, you should refer to the section entitled “Plan of Distribution” beginning on page 63 of this prospectus. We will not receive any proceeds from the sale of the shares of common stock offered hereby. All net proceeds from the sale of these shares will go to the Selling Stockholders. However, we will receive cash proceeds equal to the total exercise price of any warrants that are exercised for cash, or up to $27.4 million, if all the warrants issued to the Selling Stockholders are exercised for cash. For more information, refer to “USE OF PROCEEDS” below. We do not know when or in what amounts the Selling Stockholders may offer the shares of common stock for sale. The Selling Stockholders may sell any, all or none of the shares of common stock offered by this prospectus.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is

You should rely only on the information contained in this prospectus. Neither we nor the Selling Stockholders have authorized anyone else to provide you with different information. The shares of common stock offered by this prospectus are being offered only in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since that date.

Certain figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Throughout this prospectus, unless otherwise designated, the terms “we,” “us,” “our,” “Odysight.ai,” “the Company,” and “our Company” refer to Odysight.ai Inc. and our wholly-owned subsidiary, Odysight.ai Ltd., a private company organized under the laws of the State of Israel. The term “Common Stock” refers to shares of our common stock, par value $0.001 per share. The terms “dollar,” “US$,” or “$” refer to US dollars, the lawful currency of the United States. Unless otherwise specified, all dollar amounts are expressed in United States dollars.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC. The Selling Stockholders named in this prospectus may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus includes important information about us, the shares of Common Stock being offered by the Selling Stockholders and other information you should know before investing. This prospectus does not contain all of the information provided in the registration statement that we filed with the SEC. You should read this prospectus together with the additional information about us described in the section below entitled “Where You Can Find More Information.” You should rely only on information contained in this prospectus. We have not, and the Selling Stockholders have not, authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of the prospectus. You should not assume that the information contained in this prospectus is accurate as of any other date.

The Selling Stockholders may offer and sell the shares of Common Stock covered by this prospectus directly to purchasers, through agents selected by the Selling Stockholders, or to or through underwriters or dealers. See “Plan of Distribution.”

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus includes a number of forward-looking statements that reflect management’s current views with respect to future events and financial performance. Forward-looking statements are projections in respect of future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. Those statements include statements regarding the intent, belief or current expectations of our Company and members of our management team as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements.

These statements are only predictions and involve known and unknown risks, uncertainties and other factors including, but not limited to:

●	our financial performance, including our history of operating losses;

●	our ability to obtain additional funding to continue our operations;

●	our ability to successfully develop and commercialize our products;

●	changes in the regulatory environments of the United States and other countries in which we intend to operate;

●	our ability to attract and retain key management and marketing personnel;

●	competition from new market entrants;

●	our ability to identify and pursue development of additional products; and

●	unfavorable conditions in the Company’s industry, the global economy or global supply chain, including international trade relations, pandemics, political turmoil, natural catastrophes, warfare (such as the war between Russia and Ukraine, the armed conflict in Israel and Israel’s related declaration of war against Hamas), and terrorist attacks.

Readers are urged to carefully review and consider the various disclosures made by us in this prospectus and in our other reports filed with the Securities and Exchange Commission. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results over time except as required by law. We believe that our assumptions are based upon reasonable data derived from and known about our business and operations. No assurances are made that actual results of operations or the results of our future activities will not differ materially from our assumptions.

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PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information about us, the shares of Common Stock that may be sold from time to time, and our consolidated financial statements and the notes to them, all of which appear elsewhere in this prospectus.

Overview

We are a pioneer in the development, production, and marketing of innovative Predictive Maintenance (PdM) and Condition Based Monitoring (CBM) technologies, providing visual sensing and AI-based video analytics solutions for critical systems in the aviation, maritime, industrial non-destructing-testing industries, transportation, and energy industries. Some of our products utilize our unique micro visualization technology in medical devices for complex and minimally invasive medical procedures. Our technology includes proven video technologies and products amalgamated into a first-of-its-kind, FDA-cleared minimally invasive surgical device. At the present time, we derive a substantial portion of our revenue from applications of our micro visualization technology within the medical field.

Our Corporate History and Background

We were incorporated as a corporation under the laws of the State of Nevada on March 22, 2013, under the name Intellisense Solutions Inc. (“Intellisense”). We were initially engaged in the business of developing web portals to allow companies and individuals to engage in the purchase and sale of vegetarian food products over the Internet. However, we were unable to execute our original business plan, develop significant operations, or achieve commercial sales.

We received initial funding of $19,980 in March 2014 through the sale of Common Stock to two of our former officers and directors, who purchased in the aggregate 1,998,000 shares of our Common Stock at $0.01 per share.

On December 30, 2019, Intellisense and Medigus Ltd. (“Medigus”), an Israeli company traded on the Nasdaq Capital Market, entered into an Exchange Agreement, pursuant to which Medigus delivered 100% of its holdings in ScoutCam Ltd. to Intellisense in exchange for 60% of the issued and outstanding share capital of Intellisense (the “Exchange Agreement”). As a result of the Exchange Agreement, we own all of ScoutCam Ltd.’s issued and outstanding share capital and integrated and adopted ScoutCam Ltd.’s business into our Company as our primary business activity. We changed our name from Intellisense to ScoutCam Inc. on December 31, 2019 and on June 5, 2023, we changed our name to Odysight.ai Inc.

ScoutCam Ltd. was formed in the State of Israel on January 3, 2019, as a wholly-owned subsidiary of Medigus and commenced operations on March 1, 2019. ScoutCam Ltd. was incorporated as part of a reorganization of Medigus, which was designed to distinguish ScoutCam Ltd.’s miniaturized imaging business, or the micro ScoutCam™ portfolio, from Medigus’ other operations and to enable Medigus to form a separate business unit with dedicated resources focused on the promotion of such technology. On June 7, 2023, ScoutCam Ltd. changed its name to Odysight.ai Ltd. See– “CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS” below.

Risks Related to Our Business, Operations and Financial Condition

Our business is subject to a number of risks as discussed more fully in “Risk Factors” beginning on page 5 of this prospectus. These risks include, but are not limited to, the following:

●	We have had a limited operating history and may not be able to successfully operate our business or execute our business plan.

●	If we are unable to establish sales, marketing and distribution capabilities or enter into successful relationships with business targets and third parties to perform these services, we may not be successful in commercializing our products and technology.

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●	We may require substantial additional funding, which may not be available to us on acceptable terms, or at all.

●	Our failure to effectively manage growth could impair our business.

●	Our commercial success depends upon the degree of market acceptance by prospective markets and industries

●	Weakened global economic conditions may harm our industry, business and results of operations.

●	Conditions in Israel, including the October 7, 2023 attack by Hamas and other terrorist organizations and Israel’s war against them, if escalated, could negatively affect our operations.

Our Corporate Information

We were incorporated under the laws of the State of Nevada on March 22, 2013 under the name Intellisense Solutions Inc. We changed our name to ScoutCam Inc. on December 31, 2019 and on June 5, 2023, we changed our name to Odysight.ai Inc. We acquired our wholly-owned subsidiary, Odysight.ai Ltd. (formerly known as ScoutCam Ltd.), on December 30, 2019. We formed a second wholly-owned subsidiary, D. VIEW Ltd., on February 28, 2024 to act as a local agent for the defense market in Israel. Both subsidiaries are private companies organized under the laws of the State of Israel.

Our principal executive offices are located at Suite 7A, Industrial Park, P.O. Box 3030, Omer, Israel 8496500. Our telephone number is +972 73 370-4690. Our website address is https://www.odysight.ai/. This website address is included in this prospectus as an inactive textual reference only. The information and other content appearing on our website are not part of this prospectus.

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THE OFFERING

Common Stock offered by the Selling Stockholders	11,046,927 shares of Common Stock Assumes exercise of outstanding warrants to acquire 4,195,353 shares of Common Stock.

OTCQB symbol	“ODYS”

Use of proceeds	We will not receive any proceeds from the sale of the shares of Common Stock offered hereby. All net proceeds from the sale of these shares will go to the Selling Stockholders. However, we will receive cash proceeds equal to the total exercise price of warrants that are exercised for cash, or up to $27.4 million, if all warrants issued to the Selling Stockholders are exercised for cash. We intend to use any proceeds that we receive from the exercise of the warrants for working capital and general corporate purposes, including expanding our research and development activities workforce in the domain of I4.0, sales and marketing activities to promote our solutions and capital expenditures. See “Use of Proceeds.”

Common Stock outstanding as of July 31, 2024 (does not include shares of Common Stock underlying outstanding warrants or options).	12,602,516 shares of Common Stock

Risk factors	Prospective investors should carefully consider the “Risk Factors” beginning on page 5 of this prospectus for a discussion of certain factors that should be considered before deciding whether to invest in the shares of Common Stock offered hereby.

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RISK FACTORS

Below is a summary of the principal factors that make an investment in the Company speculative or risky. This summary does not address all of the risks that we face. Additional discussion of the risks summarized in this risk factor summary, and other risks that we face, can be found below, after this summary, and should be carefully considered.

Risks Related to Our Business, Operations and Financial Condition

●	We have had a limited operating history and may not be able to successfully operate our business or execute our business plan.
●	If we are unable to establish sales, marketing and distribution capabilities or enter into successful relationships with business targets and third parties to perform these services, we may not be successful in commercializing our products and technology.
●	We may require substantial additional funding, which may not be available to us on acceptable terms, or at all.
●	We have a single customer that accounts for a substantial portion of our revenues, and our business would be harmed were we to lose this customer.
●	If we fail to effectively manage growth, our business could be impaired.
●	Our commercial success depends upon the degree of market acceptance by prospective markets and industries.
●	Weakened global economic conditions may harm our industry, business and results of operations.

Risk Related to Third Parties

●	Our reliance on third-party suppliers for most of the components of our products could harm our ability to meet demand for our products in a timely and cost-effective manner.
●	We may not be able to manage our strategic partners effectively.
●	We may not have sufficient manufacturing capabilities to satisfy any growing demand for our products. We may be unable to control the availability or cost of producing such products.

Risks Related to Competition

●	We expect to face competition in the future. If we cannot successfully compete with new or existing technologies or future developed products, our marketing and sales will suffer, and we may never be profitable.
●	If we fail to comply with anti-bribery, anti-corruption and anti-money laundering laws, we could be subject to penalties and other adverse consequences.

Risks Related to Intellectual Property

●	We may not be able to obtain all possible patents or other intellectual property rights necessary to protect our proprietary technology and business.
●	We may not be successful in enforcing our intellectual property rights against third parties.
●	We may be subject to infringement claims and other litigation, which could adversely affect our business.
●	Governmental regulation of non-practicing patent holders may adversely affect our business.

General Risk Factors Related to Our Business

●	Our business and operations may suffer in the event of computer system failures, cyberattacks, or deficiencies in our cybersecurity.
●	We may be subject to product liability claims, product actions, including product recalls, and other field or regulatory actions that could be expensive, divert management’s attention, and harm our business.
●	Testing of our technologies potential applications for our products will be required and there is no assurance of regulatory approval.
●	We rely on highly skilled personnel, and, if we are unable to attract, retain, or motivate qualified personnel, we may not be able to operate our business effectively.
●	We incorporate artificial intelligence, or AI, into some of our products. This technology is new and developing and may present both compliance and reputational risks.

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Risks Related to this Offering and Our Common Stock

●	If the ownership of our Common Stock continues to be highly concentrated, it may prevent you and other minority stockholders from influencing significant corporate decisions and may result in conflicts of interest.
●	If our majority stockholder, Mr. Arkin, sells shares of Common Stock pursuant to this offering, such sales could result in a change of control of the Company.
●	Mr. Arkin acquired a substantial portion of the Common Stock subject to this offering in private placements from the Company approved while he was serving as a member of the board of directors, creating potential conflicts of interest related to this offering.
●	The number of shares of common stock that the Selling Stockholders can sell into the public markets pursuant to this prospectus greatly exceeds the Company’s public float. As a result, the resale of the shares of common stock pursuant to this prospectus could cause a significant decline in the trading price of the common stock.
●	Future resales of Common Stock may cause the market price of our Common Stock to drop significantly, even if our business is doing well.
●	Trading on the OTC Markets is volatile, sporadic and often thin, which could depress the market price of our Common Stock and make it difficult for our stockholders to resell their Common Stock.
●	Anti-takeover provisions contained in our articles and bylaws, as well as provisions of Nevada law, could impair a takeover attempt.
●	The market price of our Common Stock may be highly volatile and such volatility could cause you to lose some or all of your investment.
●	Our Common Stock is currently a “penny stock,” which imposes additional sales practice requirements on broker-dealers that sell such securities.
●	Compliance with the reporting requirements of federal securities laws can be expensive.
●	Our investors’ ownership in the Company may be diluted in the future.
●	Directors, executive officers, principal stockholders, and affiliated entities own a significant percentage of our capital stock, and they may make decisions that our stockholders do not consider to be in their best interests.
●	We do not anticipate paying any cash dividends in the foreseeable future.

Risks Related to our Operations in Israel

●	We are subject to the risks of political, economic, health, and military instability in countries outside the United States in which we operate.
●	Conditions in Israel, including the October 7, 2023 attack by Hamas and other terrorist organizations and Israel’s war against them, if escalated, could negatively affect our operations.
●	Other instances of political, economic, or military instability in Israel, if escalated, could impede our ability to operate and harm our financial results.
●	It may be difficult for investors in the United States to enforce any judgments obtained against us or some of our directors or officers.
●	Exchange rate fluctuations between foreign currencies and the U.S. Dollar may negatively affect our earnings.
●	Certain technology developed and used by us received Israeli government grants for certain research and development activities. The terms of those grants require us to satisfy specified conditions in addition to repayment of the grants upon certain events.
●	We may become subject to claims for remuneration or royalties for assigned service invention rights by our employees, which could result in litigation and adversely affect our business.

You should carefully consider the risks described below, as well as the financial or other information in this prospectus, including our consolidated financial statements and the related notes, before deciding whether to invest in our securities. The risks and uncertainties described below are not the only risks we face. We may face additional risks and uncertainties not currently known to us or that we currently deem to be immaterial. Any of the risks described below, and any such additional risks, could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

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Risks Related to Our Business, Operations and Financial Condition

We have had a limited operating history and may not be able to successfully operate our business or execute our business plan.

Given our limited operating history, it is hard to evaluate our proposed business and prospects. Our proposed business operations will be subject to numerous risks, uncertainties, expenses, and difficulties associated with early-stage enterprises. Such risks include, but are not limited to, the following:

●	the absence of a lengthy operating history;

●	potential for ongoing operating losses;

●	operating in multiple currencies;

●	our ability to anticipate and adapt to a developing market(s);

●	acceptance of our products by the medical and industrial (I4.0) markets and consumers;

●	introducing innovation to conservative industries;

●	development risks and implementation of new software and algorithm for AI and cloud utilization;

●	insufficient capital to fully realize our operating plan;

●	a competitive environment;

●	the ability to identify, attract, and retain qualified personnel; and

●	operating in an environment that is highly regulated by a number of agencies.

Because we are subject to these risks, evaluating our business may be difficult, our business strategy may be unsuccessful and we may be unable to address such risks in a cost-effective manner, if at all. We have not earned a profit in any full fiscal year since our inception, and we cannot be certain as to when or if we will achieve or maintain profitability. If we are unable to successfully address these risks our business could be harmed.

If we are unable to establish sales, marketing and distribution capabilities or enter into successful relationships with business targets and third parties to perform these services, we may not be successful in commercializing our products and technology.

Given that we are a B2B company, our business is reliant on our ability to successfully attract potential business targets. Furthermore, we have a limited sales and marketing infrastructure and have limited experience in the sale, marketing, or distribution of our technologies beyond the B2B model. To achieve commercial success for our technologies or any future developed product, we will need to establish a sales and marketing infrastructure or to out-license such future products.

In the future, we may consider building a focused sales and marketing infrastructure to market any developed products and potentially other products in the United States or elsewhere in the world. There are risks involved with establishing our own sales, marketing, and distribution capabilities. For example, recruiting, and training a sales force could be expensive and time consuming and could delay any product launch. This may be costly, and our investment would be lost if we cannot retain or reposition our sales and marketing personnel.

Factors that may inhibit our efforts to commercialize any future products on our own include:

●	we have not recruited adequate numbers of effective sales and marketing personnel;

●	the challenge of sales personnel to obtain access to potential customers;

●	the lack of complementary products to be offered by sales personnel or lack of product-market fit, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and

●	unforeseen costs and expenses associated with creating an independent sales and marketing organization.

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If we are unable to establish our own sales, marketing, and distribution capabilities or enter into successful arrangements with third parties to perform these services, we will not be successful in commercializing our technologies or any future products we may develop, and our revenues and profitability may be materially adversely affected.

We may require substantial additional funding, which may not be available to us on acceptable terms, or at all.

Our cash and short-term deposit balance as of March 31, 2024 was $15.6 million. We may require additional funding to fund and grow our operations and to develop certain products. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. In the event we require additional capital, the inability to obtain such capital will restrict our ability to grow and may reduce our ability to continue to conduct business operations. If we require and are unable to obtain additional financing, we will likely be required to curtail our development plans. In that event, current stockholders would likely experience a loss of most or all of their investment. Additional funding may be dilutive to the interests of existing stockholders.

We have a single customer that accounts for a substantial portion of our revenues, and our business would be harmed were we to lose this customer.

We currently have one major customer, a leading Fortune 500 multinational healthcare corporation, which accounted for approximately 98% and 81% of our revenues for 2023 and 2022, respectively, and is expected to generate most of our forecasted revenue in the near term. Were we to lose this customer, our revenues would decline significantly, and our business would be harmed.

If we fail to effectively manage growth, our business could be impaired.

Our business strategy contemplates a period of rapid growth which may put a strain on our administrative and operational resources, and our funding requirements. Our ability to effectively manage growth will require us to successfully expand the capabilities of our operational and management systems, and to attract, train, manage, and retain qualified personnel. There can be no assurance that we will be able to do so, particularly if losses continue and we are unable to obtain sufficient financing. If we are unable to appropriately manage growth, our business, prospects, financial condition, and results of operations could be adversely affected.

Our commercial success depends upon the degree of market acceptance by such prospective markets and industries as defense and aviation, as well as by the medical community.

Our current business model is that of a B2B approach in which we seek to identify target businesses interested in integrating our technology or commissioning individual projects using our technology. Any product that we commission or that is brought to the market may or may not gain market acceptance by prospective customers. The commercial success of our technologies, current products, and any future product that we may develop depends in part on the medical community as well as other industries for various use cases, depending on the acceptance by such industries of our products as a useful and cost-effective solution compared to current technologies. During 2022, we commenced proactive market penetration into industries other than the biomedical sector, such as the defense and aviation industries. If our technology or any future product that we may develop does not achieve an adequate level of acceptance, or does not garner significant commercial appeal, we may not generate significant revenue and may not become profitable. The degree of market acceptance will depend on a number of factors, including:

●	the cost, safety, efficacy/performance, perceived value and convenience of our technology and any current or future product that we may develop;

●	the ability of third parties to enter into relationships with us;

●	the effectiveness of our sales and marketing efforts;

●	the strength of marketing and distribution support for, and timing of market introduction of, competing technology and products; and

●	publicity concerning our technology or products or competing technology and products.

Our efforts to penetrate industries and educate the marketplace on the benefits of our technology, and reasons to seek the commissioning of products based on our technology, may require significant resources and may never be successful. Such efforts to educate the marketplace may require more resources than are required by conventional technologies.

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Weakened global economic conditions may harm our industry, business and results of operations.

Our overall performance depends in part on worldwide economic conditions. Global financial developments and downturns seemingly unrelated to us or may harm us. The United States and other key international economies have been affected from time to time by falling demand for a variety of goods and services, restricted credit, reduced liquidity, reduced corporate profitability, volatility in credit, equity and foreign exchange markets, bankruptcies, inflation and overall uncertainty with respect to the economy, including with respect to tariff and trade issues. Weak economic conditions or the perception thereof, or significant uncertainty regarding the stability of financial markets related to stock market volatility, inflation, recession, changes in tariffs, trade agreements, or governmental fiscal, monetary and tax policies, among others, could adversely impact our business, financial condition and operating results.

More recently, inflation rates in the U.S. have been higher than in previous years, which may result in decreased demand for our products and services, increases in our operating costs including our labor costs, constrained credit and liquidity, reduced government spending and volatility in financial markets. The Federal Reserve has raised, and may again raise, interest rates in response to concerns over inflation risk. Increases in interest rates on credit and debt that would increase the cost of any borrowing that we may make from time to time could impact our ability to access the capital markets. Increases in interest rates, especially if coupled with reduced government spending and volatility in financial markets, may have the effect of further increasing economic uncertainty and heightening these risks. In an inflationary environment, we may be unable to raise the sales prices of our products at or above the rate at which our costs increase, which could reduce our profit margins and have a material adverse effect on our financial results and net income. We also may experience lower than expected sales and potential adverse impacts on our competitive position if there is a decrease in consumer spending or a negative reaction to our pricing. A reduction in our revenue would be detrimental to our profitability and financial condition and could also have an adverse impact on our future growth.

Risk Related to Third Parties

Our reliance on third-party suppliers for most of the components of our products could harm our ability to meet demand for our products in a timely and cost-effective manner.

We rely on our third-party suppliers to obtain an adequate supply of quality components on a timely basis with favorable terms to manufacture our products. Some of those components that we sell are provided to us by a limited number of suppliers. We will be subject to disruptions in our operations if our sole or limited supply contract manufacturers decrease or stop production of components or do not produce components and products of sufficient quantity or quality. Alternative sources for our components will not always be available.

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Though we attempt to ensure the availability of more than one supplier for each important component in any product that we commission, the number of suppliers engaged in the provision of miniature video sensors which are suitable for our CMOS technology mainly in the medical domain is very limited, and therefore in some cases we engage with a single supplier, which may result in our dependency on such supplier. This is the case regarding sensors for the CMOS type technology that are produced by a single supplier in the United States. As we do not have a direct general contract in place with this supplier, there is no contractual commitment on the part of such supplier for any set quantity of such sensors. The loss of our sole supplier in providing us with miniature sensors for our CMOS technology products mainly in the medical domain, and our inability or delay in finding a suitable replacement supplier, could negatively affect our business, financial condition, results of operations, and reputation.

We are also subject to other risks inherent in the manufacturing of our products and their supply chain, including industrial accidents, natural disasters (including as a result of climate change), environmental events, strikes, and other labor disputes, capacity constraints, disruptions in material or packaging supplies, as well as global shortages, disruptions in supply chain or information technology, loss or impairment of key manufacturing sites or suppliers, product quality control, safety, increase in commodity prices and energy costs, licensing requirements and other regulatory issues, as well as other external factors over which we have no control. If such an event were to occur, it could have an adverse effect on our business, financial condition, and results of operations.

In addition, if we cannot supply current products or future potentially developed products due to a lack of components or are unable to utilize other components in a timely manner, our business will be significantly harmed. If inventory shortages occur, they could be expected to have a material and adverse effect on our future revenues and ability to effectively project future sales and operating results.

We may not be able to manage our strategic partners effectively.

We have entered into, and we may continue to enter into, strategic alliances with third parties to gain access to new and innovative technologies and markets. These parties are often large, established companies. Negotiating and performing under these arrangements involves significant time and expense, and we may not have sufficient resources to devote to our strategic alliances, particularly those with companies that have significantly greater financial and other resources than we do. The anticipated benefits of these arrangements may never materialize and performing under these arrangements may adversely affect our results of operations.

Failure to manage our current partners effectively or enter into new strategic alliances may affect our success in executing our business plan and may adversely affect our business, financial condition, and results of operation. We may not realize the anticipated benefits of any or all partnerships or may not realize them in the time frame expected.

We may not have sufficient manufacturing capabilities to satisfy any growing demand for our products. We may be unable to control the availability or cost of producing such products.

Our current manufacturing capabilities may not reach the required production levels necessary in order to meet growing demands for any products we may commission or future products we may develop. There can be no assurance that our products can be manufactured at our desired commercial quantities, in compliance with our requirements, and at an acceptable cost. Any such failure could delay or prevent us from shipping said products and marketing our technologies in accordance with our target growth strategies.

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Risks Related to Competition

We expect to face competition in the future. If we cannot successfully compete with new or existing technologies or future developed products, our marketing and sales will suffer, and we may never be profitable.

We expect to compete against existing technologies and proven products in different industries. In addition, some of these competitors, either alone or together with their collaborative partners, operate larger research, and development programs than we do, and may have substantially greater financial resources than we do, as well as significantly greater experience in obtaining regulatory approvals applicable to the commercialization of relevant competitive technologies and future products.

If we fail to comply with anti-bribery, anti-corruption and anti-money laundering laws, we could be subject to penalties and other adverse consequences.

We are subject to the U.S. Foreign Corrupt Practices Act, or the FCPA, Chapter 9 (sub-chapter 5) of the Israeli Penal Law, 5737-1977, and the Israeli Prohibition on Money Laundering Law, 5760-2000, collectively, the Israeli Anti-Corruption Laws, and the UK Bribery Act 2010, or UK Bribery Act, and other anticorruption, anti-bribery and anti-money laundering laws in the jurisdictions in which we do business, both domestic and abroad. These laws generally prohibit us and our employees from improperly influencing government officials or commercial parties in order to obtain or retain business, direct business to any person or gain any advantage. The FCPA, the Israeli Anti-Corruption Laws, the UK Bribery Act, and other applicable anti-bribery and anti-corruption laws also may hold us liable for acts of corruption and bribery committed by our third-party business partners, representatives and agents. In addition, we leverage third parties to sell our products and conduct our business abroad. We and our third-party business partners, representatives and agents may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities and we may be held liable for the corrupt or other illegal activities of these third-party business partners and intermediaries, our employees, representatives, contractors, channel partners and agents, even if we do not explicitly authorize such activities. These laws also require that we keep accurate books and records and maintain internal controls and compliance procedures designed to prevent any such actions. While we have policies and procedures to address compliance with such laws, we cannot provide complete assurance that our employees and agents will not take actions in violation of our policies or applicable law, for which we may be ultimately held responsible. Our potential exposure for violating these laws increases as our international presence expands and we increase sales and operations in foreign jurisdictions. Any violation of the FCPA, the Israeli Anti-Corruption Laws, the UK Bribery Act, or other applicable anti-bribery, anti-corruption laws and anti-money laundering laws could result in whistleblower complaints, adverse media coverage, investigations, imposition of significant legal fees, loss of export privileges, severe criminal or civil sanctions or suspension or debarment from U.S. government contracts, substantial diversion of management’s attention, a decline in the market price of our Common Stock or overall adverse consequences to our reputation and business, all of which may have an adverse effect on our results of operations and financial condition.

Risks Related to Intellectual Property

We may not be able to obtain patents or other intellectual property rights necessary to protect our proprietary technology and business.

We may seek to patent concepts, components, processes, designs and methods, and other inventions and technologies that we consider to have commercial value or that will likely give us a technological advantage. Despite devoting resources to the research and development of proprietary technology, we may not be able to develop technology that is patentable or protectable. Patents may not be issued in connection with pending patent applications, and claims allowed may not be sufficient to allow them to use the inventions that they create exclusively. Furthermore, any patents issued could be challenged, re-examined, held invalid or unenforceable, or circumvented and may not provide sufficient protection or a competitive advantage. In addition, despite efforts to protect and maintain patents, competitors and other third parties may be able to design around their patents or develop products similar to our work products that are not within the scope of their patents. Finally, patents provide certain statutory protection only for a limited period of time that varies depending on the jurisdiction and type of patent.

Prosecution and protection of the rights sought in patent applications and patents can be costly, lengthy, and uncertain, often involve complex legal and factual issues, and consume significant time and resources. In addition, the breadth of claims allowed in our patents, their enforceability, and our ability to protect and maintain them cannot be predicted with any certainty. The laws of certain countries may not protect intellectual property rights to the same extent as the laws of the United States. Even if our patents are held to be valid and enforceable in a certain jurisdiction, any legal proceedings that we may initiate against third parties to enforce such patents will likely be expensive, take significant time, and divert management’s attention from other business matters. We cannot assure that any of our issued patents or pending patent applications provide any protectable, maintainable, or enforceable rights or competitive advantages to us.

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In addition to patents, we plan to rely on a combination of copyrights, trademarks, trade secrets, and other related laws and confidentiality procedures and contractual provisions to protect, maintain, and enforce our proprietary technology and intellectual property rights in the United States and other countries. However, our ability to protect our brands by registering certain trademarks may be limited. In addition, while we will generally enter into confidentiality and nondisclosure agreements with our employees, consultants, contract manufacturers, distributors and resellers, and with others to attempt to limit access to and distribution of our proprietary and confidential information, it is possible that:

●	misappropriation of our proprietary and confidential information, including technology, will nevertheless occur;

●	our confidentiality agreements will not be honored or may be rendered unenforceable;

●	third parties will independently develop equivalent, superior, or competitive technology or products;

●	disputes will arise with our current or future strategic licensees, customers, or others concerning the ownership, validity, enforceability, use, patentability, or registrability of intellectual property; or

●	unauthorized disclosure of our know-how, trade secrets, or other proprietary or confidential information will occur.

We may not be successful in enforcing our intellectual property rights against third parties.

Unlicensed copying and use of our intellectual property or infringement of our intellectual property rights may result in the loss of revenue to us and cause us other harm. We seek diligently to enforce our intellectual property rights. Although we devote significant resources to developing and protecting our technologies and evaluating potential competitors of our technologies for infringement of our intellectual property rights, these infringements may nonetheless go undetected or may arise in the future. In the ordinary course of business, we encounter companies that we suspect are infringing on our intellectual property rights. When we encounter a company that we suspect is infringing our intellectual property rights, we may try to analyze their products and/or try to negotiate a license arrangement with such party. If we are unable to negotiate a license or secure the agreement of such alleged infringing party to cease its activities, we must make decisions as to how best to enforce our intellectual property rights.

The process of negotiating a license with a third party can be lengthy and may take months or even years in some circumstances. Even if we are successful in securing a license agreement, there can be no assurance that our technologies will be used in a product that is ultimately brought to market, achieves commercial acceptance or results in significant royalties to us. We generally incur expense prior to entering into our license agreements, generating a license fee, and establishing a royalty stream from each customer. We may incur costs in any particular period before any associated revenue stream begins, if at all. Further, it is possible that third parties who we believe are infringing our intellectual property rights are unwilling to license our intellectual property from us on terms we can accept, or at all.

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If we cannot persuade a third party who we believe is infringing our technology to enter into a license with us, we may be required to consider other alternatives to enforce our rights, including commencing litigation. The decision to commence litigation over infringement of a patent is complex and may lead to several risks to us, including the following, among others:

●	the time, significant expense and distraction to management of managing such litigation;

●	the uncertainty of litigation and its potential outcomes;

●	the possibility that in the course of such litigation, the defendant may challenge the validity of our patents, which could result in a re-examination or post grant review of our patents and the possibility that our patents may be limited in scope or invalidated altogether;

●	the potential that the defendant may successfully persuade a court that their technology or products do not infringe our intellectual property rights;

●	the impact of such litigation on other licensing relationships we have or seek to establish, including the timing of renewing or entering into such relationships, as applicable, as well as the terms of such relationships; and

●	adverse publicity to us or harm to relationships we have with customers or others.

Also, enforcement of patent protection throughout the world is generally established on a country-by-country basis and we may not have as much success enforcing our patents in foreign jurisdictions as in the United States. Further, in some instances, certain foreign governmental entities that might infringe our intellectual property rights may enjoy sovereign immunity from such claims. Consequently, effective protection of our intellectual property rights may be unavailable or limited.

Defendants in any litigation we consider commencing may have substantially greater financial and management resources necessary to manage litigation than we have. Further, such potential defendants may also have their own substantial patent portfolio. Patent litigation can endure for years and result in millions of dollars of expenses. If our counterparties in such litigation have substantially greater resources than we have, we may not be able to withstand the time, expense, or distraction of the litigation, even though we may have a better litigation position than such counterparties. In such instances we may not recover the expenses of litigation, and we may be required to enter into settlement agreements that would be adverse to us or our intellectual property portfolio.

The foregoing and other factors may cause us not to file or continue litigation against alleged infringers of our intellectual property rights, or may cause us not to file for, or pursue, patent protection for our inventive technology, in certain jurisdictions. Our failure to seek to enforce our intellectual property rights may weaken our ability to enforce our intellectual property in the future or make our efforts to license our intellectual property rights more difficult.

If we fail to protect our intellectual property rights adequately, if there are adverse changes in applicable laws, or if we become involved in litigation relating to our intellectual property rights or the intellectual property rights of others, our business could be seriously harmed. In such cases, the value ascribed to our intellectual property could diminish, we may incur significant legal expenses that could harm our results of operations, and our patents or other intellectual property rights may be limited or invalidated. Any of the foregoing could have a negative effect on the value of our Common Stock.

We may be subject to infringement claims and other litigation, which could adversely affect our business.

As more companies engage in business activities relating to predictive maintenance solutions, and develop corresponding intellectual property rights, it is increasingly likely that claims may arise which assert that some of our products or services infringe upon other parties’ intellectual property rights. These claims could subject us to costly litigation and divert management resources. These claims may require us to pay significant damages, cease production of infringing products, terminate our use of infringing technology, or develop non-infringing technologies. In these circumstances, continued use of our technology may require that we acquire licenses to the intellectual property that is the subject of the alleged infringement, and we might not be able to obtain these licenses on commercially reasonable terms or at all. Our use of protected technology may result in liability that could threaten our continued operation.

Some of the contracts with our customers include indemnity and similar provisions regarding our non-infringement of third-party intellectual property rights. As deployment of our technology increases, and more companies enter our markets, the likelihood of a third-party lawsuit resulting from these provisions increases. If an infringement arose in a context governed by such a contract, we may have to refund to our customer amounts already paid to us or pay significant damages, or we may be sued by the party whose intellectual property has allegedly been infringed upon.

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Governmental regulation of non-practicing patent holders may adversely affect our business.

Governmental policymakers and commercial participants have proposed reforming U.S. patent laws and regulations in a manner that may limit a patent-holder’s ability to enforce its patents against others to the extent that the holder is not practicing the subject matter of the patent at issue. The U.S. International Trade Commission has also recently taken certain actions that have been viewed as unfavorable to patentees seeking recourse in this forum. While we cannot predict what form any new patent reform laws or regulations may ultimately take, or what impact they may have on our business, any laws or regulations that restrict our ability to enforce our patent rights against third parties could have a material adverse effect on our business.

General Risk Factors Related to Our Business

Our business and operations may suffer in the event of computer system failures, cyberattacks, or deficiencies in our cybersecurity.

Our Company stores and transmits its proprietary information on its computer systems. Despite our security measures, our information systems and network infrastructure may be vulnerable to cyberattacks or could be breached due to an employee error or other disruption that could result in unauthorized disclosure of sensitive information that has the potential to significantly interfere with our business operations. Security incidents involving our information technology systems and those of third parties on which we rely have occurred in the past, such as phishing attacks, although none of these incidents have been material to our business. Future breaches of our security measures may occur as a result of computer viruses, malware, natural disasters, terrorism, war, telecommunication and electrical failures, cyberattacks or cyber intrusions over the Internet, attachments to emails, persons inside our organization, or persons with access to systems inside our organization. To the extent that any disruption or security breach results in a loss of or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur material legal claims and liability, and damage to our reputation, and the further development of our product candidates could be delayed. Since techniques used to obtain unauthorized access or to sabotage information systems change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventive measures in advance of such an attack on our systems. In addition, we use third-party vendors to store our proprietary information who use cyber or “cloud” storage of information as part of their service or product offerings, and despite our attempts to validate the security of such services, our proprietary information may be misappropriated by other parties. In the event of an actual or perceived breach of our security, or the security of one of our vendors, the market perception of the effectiveness of our security measures could be harmed and we could suffer damage to our reputation or our business. Additionally, misappropriation of our proprietary business information could prove competitively harmful to our business.

We may be subject to product liability claims, product actions, including product recalls, and other field or regulatory actions that could be expensive, divert management’s attention, and harm our business.

Our business exposes us to potential liability risks, product actions, and other field or regulatory actions that are inherent in the manufacturing, marketing and sale of medical devices, or any other products that we may develop for a target business. We may be held liable if such products cause injury or death or are found otherwise unsuitable or defective during usage. Our products incorporate mechanical and electrical parts, complex computer software, and other sophisticated components, any of which can contain errors or failures. Complex computer software is particularly vulnerable to errors and failures, especially when first introduced. In addition, new products or enhancements to our existing products may contain undetected errors or performance problems that, despite testing, are discovered only after installation.

If any of our products are defective, whether due to design or manufacturing defects, improper use of the product, or other reasons, we may voluntarily or involuntarily undertake an action to remove, repair, or replace the product at our expense. In some circumstances we will be required to notify regulatory authorities of an action pursuant to a product failure.

We cannot ensure that provisions in our customer contracts will be legally sufficient to protect us if we are subjected to legal action. In addition, our errors and omissions and product liability insurance coverage may not be completely adequate, may not continue to be available on reasonable terms or in sufficient amounts to cover one or more large claims, or the insurer may disclaim coverage as to some types of future claims. The successful assertion of any large claim against us could seriously harm our business. Even if not successful, these claims may result in significant legal and other costs, be a distraction to our management and harm our reputation.

Testing of our technologies potential applications for our products will be required and there is no assurance of regulatory approval.

The effect of government regulation and the need for compliance may delay marketing of our technologies and future potentially developed products for a considerable period of time, impose costly procedures upon our activities, and provide an advantage to larger companies that compete with us. There can be no assurance that we will be able to achieve regulatory compliance for any of our products. Any such delay in achieving such regulatory compliance would materially and adversely affect the marketing of any contemplated products and the ability to earn product revenue. Further, regulation of manufacturing facilities by state, local, and other authorities is subject to change. Any additional regulation could result in limitations or restrictions on our ability to utilize any of our technologies, thereby adversely affecting our operations. Various federal and foreign statutes and regulations also govern or influence the manufacturing, safety, labeling, storage, record keeping, and marketing of our products. The process of compliance with relevant U.S. and foreign statutes and regulations are time-consuming and require the expenditure of substantial resources. In addition, these requirements and processes vary widely from country to country.

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We rely on highly skilled personnel, and if we are unable to attract, retain, or motivate qualified personnel, we may not be able to operate our business effectively.

Our success depends in large part on continued employment of senior management and key personnel who can effectively operate our business, as well as our ability to attract and retain skilled employees. Competition for highly skilled management, technical, research and development, and other employees is intense, and we may not be able to attract or retain highly qualified personnel in the future. Our long-term incentive programs may not be attractive enough or perform sufficiently to attract or retain qualified personnel.

If a significant portion of our employees leaves us, we might fail to effectively manage a transition to new personnel, or if we fail to attract and retain qualified and experienced professionals on acceptable terms, our business, financial condition, and results of operations could be adversely affected.

Our success also depends on our having highly trained financial, technical, R&D, sales, and marketing personnel. We will need to continue to hire additional personnel as our business grows. A shortage in the number of people with these skills or our failure to attract them to our Company could impede our ability to increase revenues from our existing technology and services, ensure full compliance with international and federal regulations, or launch new product offerings and would have an adverse effect on our business and financial results.

Further, the volatility of our stock price may make our equity compensation less attractive to current and potential employees.

We may be unable to keep pace with changes in technology as our business and market strategy evolves.

We will need to respond to technological advances in a cost-effective and timely manner in order to remain competitive. The need to respond to technological changes may require us to make substantial, unanticipated expenditures. There can be no assurance that we will be able to respond successfully to technological change.

We incorporate artificial intelligence, or AI, into some of our products. This technology is new and developing and may present both compliance and reputational risks.

Because we develop our own algorithms and learning capabilities in the artificial intelligence (“AI”) capabilities that we incorporate into some of our products, and because the software solutions we create, implement, and maintain are often critical to some of our potential customers’ platforms, we may experience some system and service failures, schedule or delivery delays and other problems in connection with our AI work. If we experience these problems, we may lose revenue due to adverse customer reactions, including postponement, cancellation or failure to renew contracts; be required to provide additional services to a customer at no charge; receive negative publicity, which could damage our reputation and adversely affect our ability to attract or retain customers; and suffer legal action for substantial damages.

Risks Related to this Offering and Our Common Stock

If the ownership of our Common Stock continues to be highly concentrated, it may prevent you and other minority stockholders from influencing significant corporate decisions and may result in conflicts of interest.

Mr. Arkin, who beneficially owns approximately 52.07% of our Common Stock, holds approximately 42.15% of the current voting power in our Company and may exercise warrants and options which could increase his voting power to 52.07%. As a result, Mr. Arkin will likely control any action requiring a stockholder vote, including: the election of directors; mergers, consolidations and acquisitions; the sale of all or substantially all of our assets and other decisions affecting our capital structure; the amendment of our amended and restated certificate of incorporation and our amended and restated bylaws; and our winding up and dissolution. This concentration of ownership may delay, deter or prevent acts that would be favored by our other stockholders, including investors in this offering. The interests of Mr. Arkin may not always coincide with our interests or the interests of our other stockholders. This concentration of ownership may also have the effect of delaying, preventing or deterring a change in control of our Company. Also, Mr. Arkin may seek to cause us to take courses of action that, in his judgment, could enhance his investment in our Company, but which might involve risks to our other stockholders or adversely affect us or our other stockholders. As a result, the market price of our Common Stock could decline or stockholders might not receive a premium over the then-current market price of our Common Stock upon a change in control. In addition, this concentration of share ownership may adversely affect the trading price of our Common Stock because investors may perceive disadvantages in owning shares in a company with significant stockholders.

If our majority stockholder, Mr. Arkin, sells shares of Common Stock pursuant to this offering, such sales could result in a change of control of the Company.

Mr. Arkin, our majority shareholder, is registering for resale under this offering approximately 90% of the Common Stock that he beneficially owns. As a result of this offering, his shares will be freely tradeable and no longer subject to resale restrictions under Rule 144. If he sells a significant portion of his shares of Common stock following to this offering, his beneficial ownership of our Common Stock could decline to the point where he no longer is able to likely control the outcome of any action requiring a stockholder vote and a third party that purchases such shares could acquire control of the Company, resulting in a change of control.

Mr. Arkin acquired a substantial portion of the Common Stock subject to this offering in private placements from the Company approved while he was serving as a member of the board of directors, creating potential conflicts of interest related to this offering.

Mr. Arkin, our majority shareholder, is registering for resale under this offering 7,131,609 shares of Common Stock, which includes 2,352,941 shares of Common Stock and 2,352,941 shares of Common Stock underlying warrants acquired by Mr. Arkin in a private placement in March 2023. Mr. Arkin beneficially owned approximately 15.58% of our Common Stock at the time of the March 2023 private placement and was also a member of the board of directors at the time. The purchase price per unit (with each unit consisting of one share of Common Stock and one warrant to acquire an additional share of Common Stock) paid by Mr. Arkin, Phoenix Insurance and Phoenix Amitim (each as defined elsewhere in this prospectus) in the March 2023 private placement was $4.25, with a warrant exercise price of $5.50, creating the possibility that Mr. Arkin, Phoenix Insurance and Phoenix Amitim may immediately exercise their respective warrants following this offering at a price per share lower than the Company’s $5.76 price per share in the market as of August 1, 2024. To the extent these warrants remain “in the money”, their exercise at below-market prices would be dilutive of current stockholders. In addition, in the registration rights agreements entered into pursuant to the March 2023 private placement, we undertook not include in this prospectus any shares of Common Stock or other securities for the account of any other holder without the prior written consent of Mr. Arkin, Phoenix Insurance and Phoenix Amitim. We believe that such undertakings are common in registration rights agreements across the industry. Although he served as a director at the time of the board of director’s approval of the March 2023 private placement, Mr. Arkin neither participated in board discussions of nor voted on the 2023 private placement, which was first approved by the Company’s audit committee (consisting solely of independent directors) followed by the full board.

The number of shares of common stock that the Selling Stockholders can sell into the public markets pursuant to this prospectus greatly exceeds the Company’s public float. As a result, the resale of the shares of common stock pursuant to this prospectus could cause a significant decline in the trading price of the common stock.

The Selling Stockholders will determine the timing, pricing and rate at which they sell such shares to the public following this offering. The number of shares of common stock that the Selling Stockholders may offer for resale pursuant to this prospectus represents approximately 65.76% of our outstanding shares of common stock, assuming that the warrants subject to this offering are exercised for cash, and represents approximately 107.77% of our shares and shares underlying outstanding warrants held by non-affiliates of the Company. Given the substantial number of shares of common stock being registered in this offering, the resale by the Selling Shareholders of shares of common stock pursuant to this prospectus, or the perception in the market that the Selling Stockholders intend to sell their shares, may increase the volatility and/or cause a significant decline in the market price of the Company’s common stock.

If we ever list on Nasdaq, we may be considered a “controlled company” within the meaning of Nasdaq rules and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to stockholders of other companies.

As a result of the concentration of voting power described above, we may be considered a “controlled company”, for example by Nasdaq if we ever list on The Nasdaq Stock Market. Under these rules, a listed company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including: the requirement that a majority of our board of directors consist of “independent directors” as defined under the rules of Nasdaq; the requirement that we have a compensation committee that is composed entirely of directors who meet the Nasdaq independence standards for compensation committee members; and the requirement that our director nominations be made, or recommended to our full board of directors, by our independent directors or by a nominations committee that consists entirely of independent directors.

Although no decision has been made about whether or not to rely on such exemptions, if we do rely on any or all of these exemptions, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

Future resales of Common Stock may cause the market price of our Common Stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our Common Stock in the public market could occur at any time, including by the Selling Stockholders pursuant to the registration statement of which this prospectus is a part. These sales, or the perception in the market that such sales can occur, could reduce the market price of our Common Stock and increase the volatility in the market price of our Common Stock. Further, the sale of a substantial portion of shares of our Common Stock could result in a change of control, which could impact the market price and liquidity of our Common Stock.

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Trading on the OTC Markets is volatile, sporadic and often thin, which could depress the market price of our Common Stock and make it difficult for our stockholders to resell their Common Stock.

Our Common Stock is currently quoted on the OTCQB tier of the OTC Markets. Trading in securities quoted on the OTC Markets is often thin and characterized by wide fluctuations in trading prices due to many factors, some of which may have little to do with our operations or business prospects. This volatility could depress the market price of our Common Stock for reasons unrelated to operating performance. Moreover, the OTC Markets is not a stock exchange, and trading of securities on the OTC Markets is often more sporadic than the trading of securities listed on a stock exchange like NASDAQ or the NYSE. Although in June 2021 we filed an application with The Nasdaq Stock Market to list our Common Stock, we did not complete the process and may not complete the process in the future. Our Common Stock has a history of thin trading. During the 52-week period ended July 31, 2024, trades were only reported on 102 trading days. These factors may result in investors having difficulty reselling any shares of our Common Stock.

Anti-takeover provisions contained in our articles and bylaws, as well as provisions of Nevada law, could impair a takeover attempt.

Our amended and restated articles of incorporation and bylaws currently contain provisions that, together with Nevada law, could have the effect of rendering more difficult or discouraging an acquisition deemed undesirable by our board of directors. Our corporate governance documents presently include provisions such as providing for a “staggered” board of directors in which only one-third (1/3) of the directors can be elected in any year, and limiting the liability of, and providing indemnifications to, our directors and officers. These provisions, alone or together, could delay hostile takeovers and changes in control of our Company or changes in our management.

As a Nevada corporation, we may also become subject to the provisions of Nevada Revised Statutes Sections 78.378 through 78.3793, which prohibit an acquirer, under certain circumstances, from voting shares of a corporation’s stock after crossing specific threshold ownership percentages, unless the acquirer obtains the approval of the stockholders of the issuer corporation. The first such threshold is the acquisition of at least one-fifth, but less than one-third of the outstanding voting power of the issuer. We may become subject to the above referenced Statutes if we have 200 or more stockholders of record, at least 100 of whom are residents of the State of Nevada and do business in the State of Nevada directly or through an affiliated corporation.

Any provision of our amended and restated articles of incorporation, our bylaws or Nevada law that has the effect of delaying or deterring a change in control of our Company could limit the opportunity for our stockholders to receive a premium for their shares of our Common Stock and could also affect the price that some investors are willing to pay for our Common Stock.

The market price of our Common Stock may be highly volatile and such volatility could cause you to lose some or all of your investment.

The market price of our Common Stock may fluctuate significantly in response to numerous factors, some of which are beyond our control, such as:

●	the announcement of new products or product enhancements by us or our competitors;

●	developments concerning intellectual property rights;

●	changes in legal, regulatory, and enforcement frameworks impacting our technology or the application of our technology;

●	variations in our and our competitors’ results of operations;

●	fluctuations in earnings estimates or recommendations by securities analysts, if our Common Stock is covered by analysts;

●	the results of product liability or intellectual property lawsuits;

●	future issuances of Common Stock or other securities;
●	the addition or departure of key personnel;

●	announcements by us or our competitors of acquisitions, investments or strategic alliances;

●	current or anticipated impact of military conflict, including the conflict between Russia and Ukraine, Israel’s war or conflicts with Hamas or Lebanon, terrorism or other geopolitical events;

●	sanctions imposed by the United States and other countries in response to such conflicts, including the one in Ukraine, may also adversely impact the financial markets and the global economy, and any economic countermeasures by affected countries and others could exacerbate market and economic instability; and

●	general market conditions and other events or factors, many of which are beyond our control.

In addition, the stock market has experienced significant volatility, particularly with respect to pharmaceutical, biotechnology and other life sciences company stocks. The volatility of pharmaceutical, biotechnology and other life sciences company stocks often does not relate to the operating performance of the companies represented by the stock. In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources and could also require us to make substantial payments to satisfy judgments or to settle litigation.

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Our Common Stock is currently a “penny stock,” which imposes additional sales practice requirements on broker-dealers that sell such securities.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. Our Common Stock is currently a “penny stock” and is subject to Rule 15g-9 under the Securities Exchange Act of 1934, or the Penny Stock Rule. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market, thus possibly making it more difficult for us to raise additional capital.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in penny stock, of a disclosure schedule required by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our Common Stock will qualify for exemption from the Penny Stock Rule. Even if our Common Stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Securities Exchange Act of 1934, or the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

The penny stock rules may make it difficult for stockholders to sell their shares of our Common Stock. Because of the rules and restrictions applicable to a penny stock, there is less trading in penny stocks and the market price of our Common Stock may be adversely affected. Also, many brokers choose not to participate in penny stock transactions. Accordingly, stockholders may not always be able to resell their shares of our Common Stock publicly at times and prices that they feel are appropriate.

Compliance with the reporting requirements of federal securities laws can be expensive.

We are a public reporting company in the United States, and accordingly, subject to the information and reporting requirements of the Exchange Act, and other federal securities laws. The costs of preparing and filing annual and quarterly reports and other information with the SEC and furnishing audited reports to stockholders are substantial. Failure to comply with the applicable securities laws could result in private or governmental legal action against us or our officers and directors, which could have a detrimental impact on our business and financials, the value of our stock, and the ability of stockholders to resell their stock.

Our investors’ ownership in the Company may be diluted in the future.

In the future, we may issue additional authorized but previously unissued equity securities, resulting in the dilution of ownership interests of our present stockholders. We have in the past and may continue to issue a substantial number of shares of Common Stock or other securities convertible into or exercisable for Common Stock in connection with capital raising activity, hiring, or retaining employees, future acquisitions, raising additional capital in the future to fund our operations, and other business purposes. We expect to authorize in the future a substantial number of shares of our Common Stock for issuance under a stock option or similar plan, and may issue equity awards to management, employees, and other eligible persons. Additional shares of Common Stock issued by us in the future will dilute an investor’s investment in the Company. In addition, we may seek stockholder approval to increase the amount of the Company’s authorized stock, which would create the potential for further dilution of current investors.

Directors, executive officers, principal stockholders, and affiliated entities own a significant percentage of our capital stock, and they may make decisions that our stockholders do not consider to be in their best interests.

As of July 31, 2024, our directors, executive officers, principal stockholders, and affiliated entities may be deemed to beneficially own, in the aggregate, approximately 81.69% of our outstanding voting securities. As a result, if some or all of such parties acted together, they would have the ability to exert substantial influence over the election of our board of directors and the outcome of issues requiring approval by our stockholders. This concentration of ownership may also have the effect of delaying or preventing a change in control of the Company that may be favored by other stockholders. This could prevent transactions in which stockholders might otherwise recover a premium for their shares over current market prices. This concentration of ownership and influence in management and board decision-making could also harm the price of our capital stock by, among other things, discouraging a potential acquirer from seeking to acquire shares of our capital stock (whether by making a tender offer or otherwise) or otherwise attempting to obtain control of our Company.

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We do not anticipate paying any cash dividends in the foreseeable future.

We have never declared or paid cash dividends, and we do not anticipate paying cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our Common Stock as a source for any future dividend income. Our board of directors has complete discretion as to whether to distribute dividends. Even if our board of directors decides to declare and pay dividends, the timing, amount, and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our wholly-owned subsidiary Odysight.ai Ltd., our financial condition, contractual restrictions, and other factors deemed relevant by our board of directors.

Risks Related to our Operations in Israel

We are subject to the risks of political, economic, health, and military instability in countries outside the United States in which we operate.

Some of our products are produced in Israel, India, China, and other countries which are particularly subject to risks of political, economic, health, and military instability. This instability could result in wars, riots, nationalization of industry, currency fluctuations, and labor unrest or unavailability. These conditions could have an adverse impact on our ability to manufacture, ship, and operate in these regions and, depending on the extent and severity of these conditions, could result in a reduction in customer orders and sales to certain regions and end-markets and materially and adversely affect our overall financial condition and operating results. We have principal manufacturing facilities and operations located in Israel. Accordingly, our business will be directly influenced by the political, economic, and military conditions affecting Israel at any given time.

Conditions in Israel, including the October 7, 2023 attack by Hamas and other terrorist organizations and Israel’s war against them, if escalated, could negatively affect our operations.

Our offices and management team are located in Israel. Accordingly, our business and operations may be affected by economic, political, geopolitical and military conditions in Israel. Since the establishment of the State of Israel in 1948, a number of armed conflicts have occurred between Israel and its neighboring countries and Muslim based terrorist organizations active in the region. These conflicts have involved missile strikes, hostile infiltrations and terrorism against civilian targets in various parts of Israel, which from time to time have negatively affected business conditions in Israel.

On October 7, 2023, the Hamas organization launched a series of deadly terror attacks on civilian and military targets skirting the Gaza Strip in the southern part of Israel and fired rockets on many of the communities in southern and central Israel. Following the attack, Israel’s security cabinet declared war and commenced a military campaign in Gaza against Hamas. Since the outbreak of the war, the Hezbollah terrorist organization has regularly fired rockets into northern Israel, other terrorist organizations have done so from western Iraq and the Houthis terrorist organization operating out of Yemen has fired various projectiles and drones against commercial shipping vessels in the Gulf of Aden and Red Sea. In addition, in April 2024 Iran launched a direct attack on Israel involving hundreds of drones and missiles and has threatened to continue to attack Israel and is widely believed to be developing nuclear weapons. Iran is also believed to have a strong influence among extremist groups in the region, such as Hamas, Hezbollah, the Houthis and various rebel militia groups in Syria. These conditions are volatile and may escalate in the future into a greater regional conflict.

The war has led to consequences and restrictions with respect to the Israeli economy, including a significant call-up of military reservists, most of whom have been released from such service as of the date of this prospectus. However, to date the war has not had a material adverse effect on our business. While our executive offices are located in Omer and Ramat Gan, Israel, neither of our sites is located near Israel’s relevant borders where the main impact of the war has been felt. Nevertheless, we have experienced some minor disruptions to our routine work, including some difficulties in traveling outside of Israel in the first month of the war and occasional rocket fire on municipalities where our offices are located, requiring our employees to take temporarily shelter for a few minutes at a time in on-site safe rooms. In addition, several of our employees, including company officers such as our CEO Yehu Ofer, were called up to military reserve duty, with many such call-ups having since lapsed. As of the date of this prospectus, Mr. Ofer is subject to military reserve duty a few days a month. We have taken various measures to mitigate the effects of the war, including adopting work-from-home measures, increased employee overtime and third-party outsourcing where needed, and reviewing our business continuity plan.

In case of material escalation of current conditions or the outbreak of a greater regional conflict, it is possible that there will be further military reserve duty call-ups, which may negatively affect our business due to a shortage of skilled labor and loss of institutional knowledge. Were such an escalation to occur, the steps we have taken to mitigate the effects of the war may not be sufficient to prevent material adverse impacts our business, financial condition and results of operations. In addition, although the intensive flight hours flown by all Israeli Air Force platforms as a result of the war has caused an increase of interest in our technology from Israeli government agencies and R&D programs, we may not be successful in turning these expressions of interest into orders for our products.

It is currently not possible to predict the duration or severity of the ongoing war or its effects on our business, operations and financial conditions. The ongoing conflict is rapidly evolving and developing, and could disrupt our business and operations, interrupt our sources and availability of supply and hamper our ability to raise additional funds or sell our securities, among other possible negative effects.

Other instances of political, economic or military instability in Israel, if escalated, could impede our ability to operate and harm our financial results.

In addition to the ongoing war with Hamas, other political, economic, and military conditions in Israel and the surrounding region may directly affect our business and operations. Since the establishment of the State of Israel in 1948, a number of armed conflicts have occurred between Israel and its neighboring countries. We have never experienced any material interruption in our operations attributable to these factors, in spite of several Middle East crises. A change in the security and political situation in Israel and in the economy could have a material adverse effect on our business, operating results, and financial condition.

In recent years, Israel has been subject to certain political instability and an increased number of elections were held. Actual or perceived political instability in Israel or any negative changes in the political environment, may individually or in the aggregate adversely affect the Israeli economy and, in turn, our business, financial condition, results of operations and growth prospects. Changes in the Israeli economy could make it more difficult for us to operate our business and could have a material adverse effect on our business, reputation, financial condition, results of operation and cash flow.

In the beginning of 2023, the newly formed government commenced a legislative process to effect changes in the Israeli legal system. Certain financial, legal, and commercial organizations and entities have claimed that such changes will weaken the Israeli legal system and, as a result, could lead to negative impact on the economic and financial conditions of the State of Israel. At this stage, where most of the proposed legislation has not become effective and its scope is not fully determined, we cannot assess the likelihood of the legislation going into effect or the possible impact of these changes.

In addition to Hamas, Israel is engaged in sporadic armed conflicts with Hezbollah, an Islamist terrorist group that controls large portions of southern Lebanon, and with Iranian-backed military forces in Syria. In addition, Iran has threatened to attack Israel and may be developing nuclear weapons. Some of these hostilities have been accompanied by missiles being fired from Lebanon against civilian targets in various parts of Israel, including areas in which some of our employees and consultants may be located, and negatively affected business conditions in Israel. The global shipping industry is also experiencing disruptions due attacks by Houthi militants from Yemen on commercial shipping in the Gulf of Aden and Red Sea, which has caused the rerouting of shipping away from the Suez Canal. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its trading partners could adversely affect our operations and results of operations.

Our commercial insurance does not cover losses that may occur as a result of events associated with war and terrorism. Although the Israeli government currently covers the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained or that it will sufficiently cover our potential damages. Any losses or damages incurred by us could have a material adverse effect on our business. Any armed conflict or political instability in the region would likely negatively affect business conditions and could harm our results of operations.

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Further, in the past, the State of Israel and Israeli companies have been subjected to economic boycotts. Several countries still restrict business with the State of Israel and with Israeli companies and may do so in the future as a result of the war with Hamas or for other reasons. These restrictive laws and policies may have an adverse impact on our operating results, financial condition, or the expansion of our business. A campaign of boycotts, divestment and sanctions has been undertaken against Israel, which could also adversely impact our business.

Many Israeli citizens are also obligated to perform several days, and in some cases more, of annual military reserve duty each year until they reach the age of 40 (or older, for reservists who are military officers or who have certain occupations) and, in the event of a military conflict, may be called to active duty. As has been the case with the ongoing war with Hamas, there have been periods of significant call-ups of military reservists. It is possible that there will be additional military reserve duty call-ups in the future. Our operations could be disrupted by such call-ups, which may include the call-up of members of our management. Such disruption could materially adversely affect our business, prospects, financial condition, and results of operations.

It may be difficult for investors in the United States to enforce any judgments obtained against us or some of our directors or officers.

It may be difficult to acquire jurisdiction and enforce liabilities against any of our officers and directors who are based in Israel. It may not be possible for United States investors to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and officers under federal securities laws. Moreover, we have been advised that Israel does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States. Further, it is unclear if extradition treaties now in effect between the United States and Israel would permit effective enforcement of criminal penalties of the federal securities laws. Even if an Israeli court agrees to hear a claim, it may determine that the Israeli law, and not U.S. law, is applicable to the claim. Further, if U.S. law is found to be applicable, certain content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process, and certain matters of procedure would still be governed by the Israeli law. Consequently, you may be effectively prevented from pursuing remedies under U.S. federal and state securities laws against us or any of our non-U.S. directors or officers.

Exchange rate fluctuations between foreign currencies and the U.S. Dollar may negatively affect our earnings.

Our reporting and functional currency is the U.S. dollar. Our revenues are currently primarily payable in U.S. dollars and we expect our future revenues to be denominated primarily in U.S. dollars. However, some of our expenses are in New Israeli Shekels (NIS) and as a result, we are exposed to the currency fluctuation risks relating to the recording of our expenses in U.S. dollars. We may, in the future, decide to enter into currency hedging transactions. These measures, however, may not adequately protect us from material adverse effects.

Exchange rate movements have impacted and may continue to impact our consolidated revenues and operating results. It is particularly difficult to forecast exchange rate movements and unanticipated currency fluctuations have affected and could continue to affect our financial results and cause our results to differ from investor expectations or our own guidance in any future periods. Volatility in exchange rates and global financial markets is expected to continue due to the ongoing global political and economic uncertainty.

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Certain technology developed and used by us received Israeli government grants for certain research and development activities. The terms of those grants require us to satisfy specified conditions in addition to repayment of the grants upon certain events.

The research and development efforts that contributed to certain technology used by us was financed in part through grants from the Israel Innovation Authority (“IIA”) to Medigus, which was subsequently transferred to Odysight.ai (for more information about such agreements, refer to – “CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS” below). The terms of such grants require Odysight.ai to comply with the requirements of the Innovation Law. When a company develops know-how, technology or products using IIA grants, the terms of these grants and the Innovation Law restrict the transfer outside of Israel of such know-how, and the manufacturing or manufacturing rights of such products, technologies or know-how, without the prior approval of the IIA. Therefore, if aspects of our technologies are deemed to have been developed with IIA funding, the discretionary approval of an IIA committee would be required for any transfer to third parties outside of Israel of know-how or manufacturing or manufacturing rights related to those aspects of such technologies. We may not receive those approvals. Furthermore, the IIA may impose certain conditions on any arrangement under which it permits us to transfer technology or development out of Israel.

The transfer of IIA-supported technology or know-how or manufacturing or manufacturing rights related to aspects of such technologies outside of Israel may involve the payment of significant penalties and other amounts, depending upon the value of the transferred technology or know-how, the amount of IIA support, the time of completion of the IIA-supported research project and other factors. These restrictions and requirements for payment may impair our ability to sell our technology assets outside of Israel or to outsource or transfer development or manufacturing activities with respect to any product or technology outside of Israel. Furthermore, the consideration available to our stockholders in a transaction involving the transfer outside of Israel of technology or know-how developed with IIA funding (such as a merger or similar transaction) may be reduced by any amounts that we are required to pay to the IIA.

The Company has applied for and been awarded an additional IIA-funded grant, to support and enhance the Company’s production capabilities. Subject to successfully achieving certain predetermined milestones, the Company will receive a maximum grant amount of NIS 1 million. The grant shall subject the Company to certain restrictions on transfer of manufacturing rights and know-how outside of Israel and will require royalty payments on revenues derived from sales of the products developed from the IIA funding.

We may become subject to claims for remuneration or royalties for assigned service invention rights by our employees, which could result in litigation and adversely affect our business.

A significant portion of our intellectual property has been developed by our employees in the course of their employment for us. Under the Israeli Patent Law, 5727-1967, or the Patent Law, inventions conceived by an employee in the course and as a result of or arising from his or her employment with a company are regarded as “service inventions,” which belong to the employer, absent a specific agreement between the employee and employer giving the employee service invention rights. The Patent Law also provides that if there is no such agreement between an employer and an employee, the Israeli Compensation and Royalties Committee, or the Committee, a body constituted under the Patent Law, will determine whether the employee is entitled to remuneration for his inventions. Recent case law clarifies that the right to receive consideration for “service inventions” can be waived by the employee and that in certain circumstances, such waiver does not necessarily have to be explicit. The Committee will examine, on a case-by-case basis, the general contractual framework between the parties, using interpretation rules of the general Israeli contract laws. Further, the Committee has not yet determined one specific formula for calculating this remuneration (but rather uses the criteria specified in the Patent Law). Although we generally enter into assignment-of-invention agreements with our employees pursuant to which such individuals assign to us all rights to any inventions created in the scope of their employment or engagement with us, we may face claims demanding remuneration in consideration for assigned inventions. As a consequence of such claims, we could be required to pay additional remuneration or royalties to our current and/or former employees, or be forced to litigate such claims, which could negatively affect our business.

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USE OF PROCEEDS

All of the proceeds from the sale of any shares of Common Stock offered under this prospectus are for the account of the Selling Stockholders. Accordingly, we will not receive any proceeds from the sales of these securities, although we will receive cash proceeds equal to the total exercise price of warrants that are exercised for cash, or up to $27.4 million, if all warrants issued to the Selling Stockholders are exercised for cash. We intend to use any proceeds that we receive from the exercise of the warrants for working capital and general corporate purposes, including expanding our research and development activities workforce in the domain of I4.0, sales and marketing activities to promote our solutions and capital expenditures. We will bear all costs, expenses and fees in connection with the registration of the shares of Common Stock offered under this prospectus, whereas the Selling Stockholders will bear all brokerage commissions and similar selling expenses.

MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our Common Stock is quoted on the OTCQB under the symbol “ODYS”. Trading in stocks quoted on the OTCQB is often thin and is characterized by wide fluctuations in trading prices due to many factors that may be unrelated to a company’s operations or business prospects. We cannot assure you that there will be a market in the future for our Common Stock.

OTCQB securities are not listed or traded on the floor of an organized national or regional stock exchange. Instead, OTCQB securities transactions are conducted through a telephone and computer network connecting dealers in stocks. OTCQB issuers are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

Holders

As of July 31, 2024, there were 51 holders of record of our Common Stock and 12,602,516 shares of our Common Stock outstanding.

Dividends

We have never declared or paid any cash dividends on our Common Stock. We currently intend to retain future earnings, if any, to increase our working capital and do not anticipate paying any cash dividends in the foreseeable future.

Section 15(g) of the Exchange Act

Our shares are covered by Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 and Rule 15g-9 promulgated thereunder. This section and related rules impose additional sales practice requirements on broker-dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). While Section 15(g) and Rules 15g-1 through 15g-6 apply to brokers-dealers, they do not apply to us.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules. Rule 15g-2 declares unlawful broker-dealer transactions in penny stocks unless the broker-dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker-dealer to engage in a penny stock transaction unless the broker-dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker-dealers from completing penny stock transactions for a customer unless the broker-dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker-dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker-dealers receiving penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker-dealers to approved the transaction for the customer’s account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the FINRA’s toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker-dealers and their associated persons. The application of the penny stock rules may affect your ability to resell your shares.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. See “Special Note on Forward-Looking Statements” for a discussion of the uncertainties and assumptions associated with these statements. Our actual results may differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those discussed in the section titled “Risk Factors” included elsewhere in this prospectus.

Overview

We were incorporated under the laws of the State of Nevada on March 22, 2013, under the name Intellisense Solutions Inc. We were initially engaged in the business of developing web portals to allow companies and individuals to engage in the purchase and sale of vegetarian food products over the Internet. However, were not able to execute our original business plan, develop significant operations, or achieve commercial sales.

On December 30, 2019, we acquired all of the issued and outstanding share capital of ScoutCam Ltd. and, on December 31, 2029, changed our name to ScoutCam Inc. Following this acquisition, we integrated and fully adopted the acquired miniaturized imaging business into our Company as our primary business activity. On June 5, 2023, we changed our name to Odysight.ai Inc.

We are a pioneer in the development, production, and marketing of innovative Predictive Maintenance (PdM) and Condition Based Monitoring (CBM) technologies, providing visual sensing and AI-based video analytics solutions for critical systems in the aviation, maritime, industrial non-destructing-testing industries, transportation, and energy industries. Some of our products utilize our unique micro visualization technology in medical devices for complex and minimally invasive medical procedures. Our technology includes proven video technologies and products amalgamated into a first-of-its-kind, FDA-cleared minimally invasive surgical device. At the present time, we derive a substantial portion of our revenue from applications of our micro visualization technology within the medical field.

Our unique video-based sensors, embedded software, and AI algorithms are being deployed in hard-to-reach locations and harsh environments across a variety of PdM and CBM use cases. Our solution allows maintenance and operations teams visibility into areas which are inaccessible under normal circumstances, or where the operating ambience otherwise is not suitable for continuous real-time monitoring and has various applications which have relevancy in a wide range of industry segments that utilize complicated mechanics requiring ongoing monitoring and predictive maintenance applications. Our current business model is a business-to-business (B2B) approach in which we seek to identify target businesses interested in integrating our micro visualization technology or commissioning individual projects using our technology.

Impact of the Ongoing War in Israel on Our Business

On October 7, 2023, the Hamas terrorist organization launched a series of deadly terror attacks on civilian and military targets skirting the Gaza Strip in the southern part of Israel and fired rockets on many of the communities in southern and central Israel. Following the attack, Israel’s security cabinet declared war and commenced a military campaign in Gaza against Hamas. Since the outbreak of the war, the Hezbollah terrorist organization has regularly fired rockets into northern Israel, other terrorist organizations have done so from western Iraq and the Houthis terrorist organization operating out of Yemen has fired various projectiles and drones against commercial shipping vessels in the Gulf of Aden and Red Sea.

The war has led to consequences and restrictions with respect to the Israeli economy, including a significant call-up of military reservists, most of whom have been released from such service as of the date of this prospectus. To date the war has not had a material adverse effect on our business. While we have offices in Omer and Ramat Gan, Israel, neither of our sites is located near Israel’s relevant borders where the main impact of the war has been felt. Nevertheless, we have experienced some minor disruptions to our routine work, including some difficulties in traveling outside of Israel in the first month of the war and occasional rocket fire on the municipalities where our offices are located, requiring our employees to take temporarily shelter for a few minutes at a time in on-site safe rooms. In addition, several of our employees, including company officers such as our CEO Yehu Ofer, were called up to military reserve duty, with many such call-ups having since lapsed. As of the date of this prospectus, Mr. Ofer is subject to military reserve duty a few days a month. We have taken various measures to mitigate the effects of the war, including adopting work-from-home measures, increased employee overtime and third-party outsourcing where needed, and reviewing our business continuity plan.

As a result of the intensive flight hours flown by all Israeli Air Force platforms as a result of the war and an enhanced Israel Ministry of Defense budget of approximately $12 billion, we have experienced a growing interest in our technology from Israeli government agencies and R&D programs, which may lead to more rapid assimilation of our technology into relevant platforms than we had anticipated prior to the start of the war, positively affecting on our business activity in 2024. See also Risk Factors – “Conditions in Israel, including the October 7, 2023 attack by Hamas and other terrorist organizations and Israel’s war against them, if escalated, could negatively affect our operations.”

Critical Accounting Policies and Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which we have prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenues and expenses during the reporting periods. We evaluate these estimates and judgments on an ongoing basis. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Our actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are more fully described in Note 2 to our financial statements appearing elsewhere in this prospectus, we believe that the following accounting policies are the most critical for fully understanding and evaluating our financial condition and results of operations.

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Development Services Revenue and Contract Liabilities

We determine at contract inception whether development services are distinct from the performance obligation to manufacture the product under development. Revenues from development services that we determine as not distinct from our performance obligation to manufacture the product under development are deferred until commencement of manufacturing and are recognized over the manufacturing term. As a result, during development phase we have deferred all service revenues billed by us to a Fortune 500 multinational healthcare corporation and the respective service costs. Further to the inception of the production phase of the project in the second quarter of 2022, these deferred revenues and costs are recognized over the expected term of production under the contract.

Stock-Based Compensation

We apply the fair value recognition provisions of ASC 718, Compensation—Stock Compensation, or ASC 718, for stock-based awards granted to employees, directors, and other providers for their services. Determining the amount of stock-based compensation to be recorded requires us to develop estimates of the fair value of stock options as of their grant date. We estimate the fair value of each stock option grant using the Black-Scholes option-pricing model. Calculating the fair value of stock-based awards requires that we make subjective assumptions.

Pursuant to ASC 718, we measure stock-based awards granted to employees, members of the board of directors and other providers at fair value on the date of grant and recognize the corresponding stock-based compensation expense of those awards on a straight-line basis over the requisite service period.

The Black-Scholes option-pricing model requires a number of assumptions, of which the most significant are the stock price volatility and the expected option term. Our expected dividend rate is zero since we do not currently pay cash dividends and do not anticipate doing so in the foreseeable future. Each of the above factors requires us to use judgment and make estimates in determining the percentages and time periods used for the calculation. If we were to use different percentages or time periods, the fair value of option awards could be materially different. We recognize stock-based compensation cost for option awards on an accelerated basis over the employee’s requisite service period, and forfeitures are accounted for as they occur.

Volatility is derived from the historical volatility of publicly traded set of peer companies. The risk-free interest rates used in the Black-Scholes calculations are based on the prevailing U.S. Treasury yield as determined by the U.S. Federal Reserve. We have not paid dividends and does not anticipate paying dividends in the foreseeable future. Accordingly, no dividend yield was assumed for purposes of estimating the fair value of our stock-based compensation. The weighted average expected life of options was estimated individually in respect of each grant.

Comparison of the three months ended March 31, 2024 and 2023

Overview

The Company’s primary business activities during the first quarter of 2024 were enlarging our focus on R&D activities in the domain of I4.0 (including PdM and CBM in sectors such as aerospace, maritime energy and other heavy machinery, engines and complicated mechanics which have a need for monitoring and predictive maintenance applications). The main effect of this activity was an increase in the number of employees to enable the Company to manage the anticipated increased workload and solution development.

The following table summarizes our results of operations for the three months period ended March 31, 2024 and 2023, together with the changes in those items in dollars and as a percentage:

	2024	2023	% Change
Revenues	187,000	303,000	(38)%
Cost of Revenues	410,000	550,000	(25)%
Gross Loss	(223,000)	(247,000)	(10)%
Research and development expenses	1,567,000	1,398,000	12%
Sales and marketing expense	234,000	176,000	33%
General and administrative expenses	1,340,000	958,000	40%
Operating Loss	(3,364,000)	(2,779,000)	21%

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Revenues

As a result of the nature of our target market and the current stage of our development, a substantial portion of our revenue comes from a limited number of customers.

For the three months ended March 31, 2024, we generated revenues of $187,000, a decrease of $116,000, or 38%, from the three months ended March 31, 2023 revenues.

The decrease in revenues was primarily caused by a decrease in unit sales. Total revenues recorded from our miniature camera solution with a Fortune 500 multinational healthcare corporation for the three months ended March 31, 2024, amounted to approximately $106,000 compared to $288,000 for the three months ended March 31, 2023.

Cost of Revenues

Cost of revenue is primarily comprised of cost of personnel including warehouse personnel costs, certain allocated facilities, and expenses associated with logistics and quality control.

Cost of revenues for the three months ended March 31, 2024 was $410,000, a decrease of $140,000, or 25%, compared to cost of revenues of $550,000 for the three months ended March 31, 2023.

The decrease was primarily due to a decrease in the number of products sold and supplied to the Fortune 500 company.

Gross Loss

Gross loss for the three months ended March 31, 2024 was $223,000, a decrease of $24,000, or 10%, compared to gross loss of $247,000 for the three months ended March 31, 2023.

The decrease was primarily due to decrease in revenues partially offset by decrease in cost of revenues, as described above.

Research and Development Expenses

Research and development efforts are focused on new product development and on developing additional functionality for our new and existing products. These expenses primarily consist of employee-related expenses, including salaries, benefits, and stock-based compensation expense for personnel engaged in research and development functions, consulting, and professional fees related to research and development activities, prototype materials, facility costs, and other allocated expenses, which include expenses for rent and maintenance of our facility, utilities, depreciation, and other supplies. We expense research and development costs as incurred.

Research and development expenses for the three months ended March 31, 2024 were $1,567,000, an increase of $169,000, or 12%, compared to $1,398,000 for the three months ended March 31, 2023.

The increase was primarily due to an increase in payroll expenses for additional employee recruitment, as a result of enlarging our focus on R&D activities in the domain of I4.0.

We expect that our research and development expenses will increase as we continue to develop our products and service and recruit additional research and development employees to the I4.0 domain.

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Sales and Marketing Expenses

Sales and marketing expenses primarily consist of payroll expenses, consulting services, promotional materials, exhibitions, demonstration equipment, and certain allocated facility infrastructure costs.

Sales and marketing expenses for the three months ended March 31, 2024 were $234,000, an increase of $58,000, or 33%, compared to $176,000 for the three months ended March 31, 2023.

The increase was primarily due to an increase in payroll expenses for additional employee recruitment.

We expect that our selling and marketing expenses will increase as we expand our selling and marketing efforts in the I4.0 domain.

General and Administrative Expenses

General and administrative expenses primarily consist of salaries and other related costs, including stock-based compensation, for personnel in executive, finance, and administrative functions. General and administrative expenses also include direct and allocated facility-related costs as well as professional fees for legal, patent, consulting, investor, public relations, accounting, auditing, tax services, and insurance costs.

General and administrative expenses for the three months ended March 31, 2024 were $1,340,000, an increase of $382,000, or 40%, compared to $958,000 for the three months ended March 31, 2023.

The increase was primarily due to:

- an increase in patent related expenses due to maintenance, defense, and commercialization efforts involving existing patents;

- an increase in professional services expenses due to the hiring of a financial consultant, IR consultant, HR consultant and the appointment of new directors; and

- an increase in rent and maintenance, due to our new offices in Ramat Gan.

Operating loss

We incurred an operating loss of $3,364,000 for the three months ended March 31, 2024, an increase of $585,000, or 21%, compared to operating loss of $2,779,000 for the three months ended March 31, 2023.

The increase in operating loss was primarily due to an increase in expenses related to research and development, sales and marketing expenses and general and administrative expenses, each as described above.

Comparison of the Year Ended December 31, 2023 and the Year Ended December 31, 2022

Overview

The Company’s primary business activities during 2023 were:

●	Production and supply of product to a Fortune 500 multinational healthcare corporation.

●	Enlarging our focus on R&D activities in the domain of I4.0 (including PdM and CBM in sectors such as aerospace, maritime energy and other heavy machinery, engines and complicated mechanics which have a need for monitoring and predictive maintenance applications). The main effect of this activity was an increase in the number of employees to enable the Company to manage the anticipated increased workload and solution development activity.

The following table summarizes our results of operations for the years ended December 31, 2023 and 2022, together with the changes in those items in dollars and as a percentage:

	2023	2022	% Change
Revenues	3,033,000	665,000	356%
Cost of Revenues	2,524,000	1,631,000	55%
Gross Profit (Loss)	509,000	(966,000)	153%
Research and development expenses	5,602,000	4,197,000	33%
Sales and marketing expense	1,109,000	699,000	59%
General and administrative expenses	4,431,000	3,577,000	24%
Operating Loss	(10,633,000)	(9,439,000)	13%

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Revenues

As a result of the nature of our target market and the current stage of our development, a substantial portion of our revenue comes from a limited number of customers.

For the year ended December 31, 2023, we generated revenues of $3,033,000, an increase of $2,368,000, or 356%, from 2022 revenues.

The increase in revenues was primarily due to increase in revenues from a Fortune 500 company (see “Customer A” in note 10 to our annual financial statements) due to:

-	an increase in the number of products sold and supplied to the customer during 2023, and

-	formalization of negotiations with the customer, according to which the price per unit increased significantly compared to the previous price.

Cost of Revenues

Cost of revenues for the year ended December 31, 2023, were $2,524,000 an increase of $893,000, or 55%, compared to cost of revenues of $1,631,000 for the year ended December 31, 2022. The increase was primarily due to an increase in the number of products sold and supplied to the Fortune 500 company, partially offset by an improvement in the production process which resulted in a reduced scrap rate.

Gross Profit (Loss)

Gross profit for the year ended December 31, 2023 was $509,000, an increase of $1,475,00, or 153%, compared to a gross loss of $966,000 for the year ended December 31, 2022. The increase was primarily due to an increase in revenues, partially offset by an increase in cost of revenues as described above.

The transition from a gross loss to a gross profit is attributable to the formalization of negotiations with the healthcare customer. Under this framework, the unit price experienced a substantial increase compared to its previous rate. We also benefited from an increase in the number of products sold and supplied to the customer during 2023.

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Research and Development Expenses

Research and development efforts are focused on new product development and on developing additional functionality for our new and existing products. These expenses primarily consist of employee-related expenses, including salaries, benefits, and stock-based compensation expense for personnel engaged in research and development functions, consulting, and professional fees related to research and development activities, prototype materials, facility costs, and other allocated expenses, which include expenses for rent and maintenance of our facility, utilities, depreciation, and other supplies. We expense research and development costs as incurred.

Research and development expenses for the year ended December 31, 2023 were $5,602,000, an increase of $1,405,000, or 33%, compared to $4,197,000 for the year ended December 31, 2022. The increase was primarily due to an increase in payroll expenses due to additional employee recruitment, as result of enlarging our focus on R&D activities in the domain of I4.0.

We expect that our research and development expenses will increase as we continue to develop our products and services and recruit additional research and development employees due to increased focus on R&D activities in the domain of I4.0.

Sales and Marketing Expenses

Sales and marketing expenses primarily consist of payroll expenses, consulting services, promotional materials, exhibitions, demonstration equipment, and certain allocated facility infrastructure costs.

Sales and marketing expenses for the year ended December 31, 2023 were $1,109,000, an increase of $410,000, or 59%, compared to $699,000 for the year ended December 31, 2022.

The increase was primarily due to recent rebranding activities, including expenses related to the changing the name of the Company from “ScoutCam Inc.” to “Odysight.ai Inc.”, which included among other expenses designing a new logo and promotional materials. In addition, the Company incurred expenses by participating in the Paris Air Show in June 2023, the world’s premier and largest event dedicated to the aviation and space industry.

We expect that our selling and marketing expenses will increase as we expand our selling and marketing efforts in the I4.0 domain.

General and Administrative Expenses

General and administrative expenses primarily consist of salaries and other related costs, including stock-based compensation, for personnel in executive, finance, and administrative functions. General and administrative expenses also include direct and allocated facility-related costs as well as professional fees for legal, patent, consulting, investor, public relations, accounting, auditing, tax services, and insurance costs.

General and administrative expenses for the year ended December 31, 2023 were $4,431,000, an increase of $854,000, or 24%, compared to $3,577,000 for the year ended December 31, 2022.

The increase was primarily due to:

- an increase in payroll expenses, due to additional employee recruitment;

- an increase in patent related expenses due to maintenance, defense, and commercialization efforts involving existing patents;

- an increase in professional services expenses due to the hiring of a financial consultant, IR consultant, HR consultant and the appointment of new directors;

- an increase in rent and maintenance, due to our new offices in Ramat Gan; and

- In 2022, we benefited from the cancellation of a provision of $129,000 related to additional taxes due following entrance into an agreement with the Israel Tax Authority (the “ITA”). In September 2021, the Company accrued approximately NIS 740,000 ($229,000) for additional taxes due following a VAT audit by the ITA for the years 2019-2021. In July 2022, the Company reached an agreement with the ITA, according to which the amount due in additional taxes was reduced to approximately NIS 340,000 ($100,000).

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Operating loss

We incurred an operating loss of $10,633,000 for the year ended December 31, 2023, an increase of $1,194,000, or 13%, compared to operating loss of $9,439,000 for the year ended December 31, 2022. The increase in operating loss was due to increases in research and development expenses, general and administrative expenses and sales and marketing expense, each as described above.

Comparison of the Year Ended December 31, 2022 and the Year Ended December 31, 2021

Overview

The Company’s primary business activities during 2022 were:

●	During the second quarter of 2022, the Company completed the development of a product relating to a customer-specific project for a Fortune 500 multinational healthcare corporation and moved from the development phase of the project to its production phase. As a result, during the year ended December 31, 2022, the Company recognized development services revenues and related development costs that have been previously deferred. The amounts were recognized based on the expected manufacturing term of the product, which the Company estimates at seven years.

●	Increased focus on R&D activities in the domain of I4.0 (including PdM and CBM in sectors such as aerospace, maritime energy and other heavy machinery, engines and complicated mechanics which have a need for monitoring and predictive maintenance applications). The main effect of this activity was an increase in the number of employees to enable the Company to manage the anticipated increased workload and solution development activity.

The following table summarizes our results of operations for the years ended December 31, 2022 and 2021, together with the changes in those items in dollars and as a percentage:

	2022	2021	% Change
Revenues	665,000	387,000	72%
Cost of revenues	1,631,000	1,108,000	47%
Gross Loss	(966,000)	(721,000)	34%
Research and development expenses	4,197,000	2,002,000	110%
Sales and marketing expense	699,000	908,000	(23)%
General and administrative expenses	3,577,000	5,481,000	(35)%
Operating Loss	(9,439,000)	(9,112,000)	4%

Revenues

As a result of the nature of our target market and the current stage of our development, a substantial portion of our revenue comes from a limited number of customers.

For the year ended December 31, 2022, we generated revenues of $665,000, an increase of $278,000, or 72%, from 2021 revenues. The increase in revenues was primarily due to the completion of development of the product relating to our endoscopic camera solution with a Fortune 500 company and moving to production stage. Total revenues recorded from our endoscopic camera solution with the Fortune 500 company during 2022, amounted to approximately $538,000. We did not record any revenue from our endoscopic camera solution with the Fortune 500 company during 2021.

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This increase in revenues was partly offset by the following:

- We did not record any revenue from A.M. Surgical during 2022, a decrease of approximately $199,000 from 2021.

- A decrease of $61,000 due to an overall decrease in sales of the Company’s component products to occasional customers.

Remaining performance obligations (“RPOs”) represents contracted revenue that have not yet been recognized, which include deferred revenue and amounts that will be invoiced and recognized as revenue in future periods. As of December 31, 2022, the total RPO amounted to $3.6 million, which we expect to recognize over the expected manufacturing term of the product under development.

Cost of Revenues

Cost of revenues for the year ended December 31, 2022, were $1,631,000, an increase of $523,000, or 47%, compared to cost of revenues of $1,108,000 for the year ended December 31, 2021. The increase was primarily due to:

- An increase in payroll expenses due to additional employee recruitment (such as in the areas of procurement, production planning and control, engineering, and quality inspectors) to support the transition to serial production for the Fortune 500 customer.

- In the second quarter of 2022, the Company completed the development stage of its endoscopic camera solution and moved to the production stage. As a result, the Company recognized expenses of $180,000 during the year ended December 31, 2022, based on the expected manufacturing term of the product.

Gross Loss

Gross loss for the year ended December 31, 2022, was $966,000, an increase of $245,000, or 34%, compared to a gross loss of $721,000 for the year ended December 31, 2021. The increase was primarily due to increase in cost of revenues partially offset by an increase in revenue as described above.

Research and Development Expenses

Research and development efforts are focused on new product development and on developing additional functionality for our new and existing products. These expenses primarily consist of employee-related expenses, including salaries, benefits, and stock-based compensation expense for personnel engaged in research and development functions, consulting, and professional fees related to research and development activities, prototype materials, facility costs, and other allocated expenses, which include expenses for rent and maintenance of our facility, utilities, depreciation, and other supplies. We expense research and development costs as incurred.

Research and development expenses for the year ended December 31, 2022, were $4,197,000, an increase of $2,195,000, or 110%, compared to $2,002,000 for the year ended December 31, 2021. The increase was primarily due to an increase in payroll expenses (including stock-based compensation) due to additional employee recruitment, materials and subcontractors, rent and maintenance expenses due to increased focus on R&D activities in the domain of I4.0.

We expect that our research and development expenses will increase as we continue to develop our products and service and recruit additional research and development employees to the I4.0 domain.

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Sales and Marketing Expenses

Sales and marketing expenses primarily consist of personnel costs, consulting services, promotional materials, demonstration equipment, and certain allocated facilities infrastructure costs.

Sales and marketing expenses for the year ended December 31, 2022, were $699,000, a decrease of $209,000, or 23%, compared to $908,000 for the year ended December 31, 2021. The decrease was primarily due to reductions in sales and marketing costs in the medical field.

We expect that our selling and marketing expenses will increase as we increase our selling and marketing efforts in the I4.0 domain.

General and Administrative Expenses

General and administrative expenses primarily consist of salaries and other related costs, including stock-based compensation, for personnel in executive, finance, and administrative functions. General and administrative expenses also include direct and allocated facility-related costs as well as professional fees for legal, patent, consulting, investor, public relations, accounting, auditing, tax services, and insurance costs.

General and administrative expenses for the year ended December 31, 2022, were $3,577,000, a decrease of $1,904,000, or 35%, compared to $5,481,000 for the year ended December 31, 2021.

The decrease was primarily due to:

- A decrease in stock-based compensation of $580,000.

- A decrease in IP expenses of $506,000.

- A decrease in professional services of $334,000, mainly due to expenses of $206,000 in expenses incurred in 2021 related to our efforts to uplist to Nasdaq.

- Cancellation of a provision of $129,000 related to additional taxes due following our entrance into an agreement with the Israeli Tax Authority. In September 2021, the Company accrued an amount of approximately NIS 740,000 ($229,000) for additional taxes due following a VAT audit by the Israeli Tax Authority for the years 2019-2021. In July 2022, the Company reached an agreement with the Israeli Tax Authority, according to which the amount due of additional taxes was reduced to approximately NIS 340,000 ($100,000).

Operating loss

We incurred an operating loss of $9,439,000 for the year ended December 31, 2022, an increase of $327,000, or 4%, compared to operating loss of $9,112,000 for the year ended December 31, 2021. The increase in operating loss was primarily due to increases in gross loss and expenses related to research and development, partially offset by decrease in general and administrative expenses and sales and marketing expenses.

Liquidity and Capital Resources

As of March 31, 2024, we had cash and cash equivalents of $7.4 million and short-term deposits of $8.2 million compared to cash and cash equivalents of $8.9 million and short-term deposits of $8.1 million as of December 31, 2023. In addition, as of March 31, 2024, we incurred an accumulated deficit of $37.4 million compared to $34.2 million as of December 31, 2023.

Our primary sources of liquidity to date have been from fund raising and warrant exercises.

On March 27, 2023, we issued 3,294,117 units (the “Units”) in consideration for approximately $14 million (the “2023 Private Placement”) to Phoenix Insurance Company Ltd. (for Moshe Arkin through his individual retirement account), The Phoenix Insurance Company Ltd. (“Phoenix Insurance”) and Shotfut Menayot Israel – Phoenix Amitim (“Phoenix Amitim”). Each Unit consisted of (i) one share of the Company’s Common Stock and (ii) one warrant to purchase one share of Common Stock with an exercise price of US$5.50 per share (the “Warrant”). The Warrants are immediately exercisable and will expire three (3) years from the date of issuance and are subject to customary adjustments. In connection with the 2023 Private Placement, we undertook to file a Registration Statement on Form S-1 with the Securities and Exchange Commission covering the resale of all shares of Common Stock issued pursuant to the 2023 Private Placement, including those shares of Common Stock to be held by the Selling Stockholders assuming the exercise of the Warrants issued pursuant to the 2023 Private Placement, and any other shares of Common Stock and shares of Common Stock underlying warrants to the extent previously issued to Mr. Arkin, Phoenix Insurance or Phoenix Amitim. We further undertook that the Registration Statement on Form S-1 would not include any shares of Common Stock or other securities for the account of any other holder without the prior written consent of Mr. Arkin, Phoenix Insurance and Phoenix Amitim. Mr. Arkin currently serves as a director on our board of directors.

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For information regarding fund raising after March 31, 2024, see – “CERTAIN RECENT DEVELOPMENTS” below.

Additional Cash Requirements

We plan to continue to invest for long-term growth, and therefore we expect that our expenses will increase. We currently believe that our existing cash and cash equivalents and short-term deposits will allow us to fund our operating plan through at least the next 12 months. We expect our expenses will increase in connection with our ongoing activities, particularly as we continue the research and development and the scale up process of our I4.0 solutions. We expect to incur significant commercialization expenses related to product sales, marketing, manufacturing, and distribution. Furthermore, we will continue to incur additional costs associated with operating as a public company. Accordingly, we will need to obtain substantial additional funding in connection with our continuing operations. We may raise these funds through equity financing, debt financing, or other sources, which may result in further dilution in the equity ownership of our Common Stock. There is no assurance that we will be able to maintain operations at a level sufficient for investors to obtain a return on their investment in our Common Stock, or that we will be able to raise sufficient capital required to implement our business plan on acceptable terms, if at all. Even if we are successful in raising sufficient capital to implement our business plan, we will, most likely, continue to be unprofitable for the foreseeable future. If we are unable to raise capital when needed or on attractive terms, we would be forced to delay, reduce, or eliminate our research and development programs or future commercialization efforts.

Cash Flows

Our primary uses of cash from operating activities have been for headcount-related expenditures, research and development costs, manufacturing costs, marketing and promotional expenses, professional services cost, and costs related to our facilities. Our cash flows from operating activities will continue to be affected due to the expected increase in spending on our business and to meet our working capital requirements.

Comparison of the Three Months Ended March 31, 2024 and 2023

The following table sets forth the significant sources and uses of cash for the periods set forth below (in dollars):

	Three month ended March 31,
	2024	2023
Cash used in Operating Activity	(1,230,000)	(2,474,000)
Cash used in Investing Activity	(22,000)	(12,015,000)
Cash provided by Financing Activity	-	13,977,000

Operating Activities

Our primary uses of cash from operating activities have been for payroll expenses, research and development costs, manufacturing costs, marketing and promotional expenses, professional services cost and costs related to our facilities. We expect that our cash flows from operating activities will continue to increase due to an expected increase in the expenses of our business and our working capital requirements.

During the three months ended March 31, 2024, cash used in operating activities was $1.2 million, consisting of net loss of $3.1 million, a non-cash benefit of $0.4 million and a favorable net change in operating assets and liabilities of $1.5 million. Our non-cash benefit consisted primarily of non-cash charges for stock-based compensation. The net change in our operating assets and liabilities primarily reflects cash flows from changes in account receivable.

During the three months ended March 31, 2023, cash used in operating activities was $2.5 million, consisting of net loss of $2.7 million, an unfavorable net change in operating assets and liabilities of $0.4 million, partially offset by a non-cash benefit of $0.6 million. Our non-cash benefit consisted primarily of non-cash charges for stock-based compensation and depreciation. The net change in our operating assets and liabilities primarily reflects cash outflows from changes in contract liability and other current assets, partially offset by inflows from changes in other current expenses.

Investing Activities

During the three months ended March 31, 2024, cash used in investing activities was $22,000, consisting of purchase of property and equipment.

During the three months ended March 31, 2023, cash used in investing activities was $12 million, consisting mainly of investment, net on short-term deposits.

Financing Activities

During the three months ended March 31, 2023, cash provided by financing activities was $14 million, consisting of cash proceeds from issuance of shares and warrants.

Comparison of the Year Ended December 31, 2023 and the Year Ended December 31, 2022

The following table sets forth the significant sources and uses of cash for the years ended December 31, 2023 and December 31, 2022 (in dollars):

	2023	2022
Cash used in Operating Activities	(10,009,000)	(6,095,000)
Cash provided by (used in) Investing Activities	(5,113,000)	7,882,000
Cash provided by Financing Activities	13,809,000	-

Operating Activities

During the year ended December 31, 2023, cash used in operating activities was $10 million, consisting of net loss of $9.4 million, partially offset by a non-cash benefit of $1.8 million and an unfavorable net change in operating assets and liabilities of $2.4 million. Our non-cash benefit consisted primarily of non-cash charges of $1.7 million for stock-based compensation. The unfavorable net change in our operating assets and liabilities was primarily due to an increase in accounts receivable of $1.3 million and decrease in contract liabilities of $1.3 million.

During the year ended December 31, 2022, cash used in operating activities was $6.1 million, consisting of net loss of $9.5 million, partially offset by a non-cash benefit of $2.1 million and a favorable net change in operating assets and liabilities of $1.3 million. Our non-cash benefit consisted primarily of non-cash charges of $1.6 million for stock-based compensation. The net change in our operating assets and liabilities primarily reflects cash inflows from changes in contract liability of $1.2 million.

Investing Activities

During the year ended December 31, 2023, cash used in investing activities was $5.1 million, consisting mainly of investment of short-term deposits, net.

During the year ended December 31, 2022, cash provided by investing activities was $7.9 million, consisting mainly of withdrawal of short-term deposits, net.

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Financing Activities

During the year ended December 31, 2023, cash provided by financing activities was $13.8 million, consisting of cash proceeds from issuance of shares and warrants in a private placement.

Comparison of the Year Ended December 31, 2022 and the Year Ended December 31, 2021

The following table sets forth the significant sources and uses of cash for the years ended December 31, 2022 and December 31, 2021 (in dollars):

	2022	2021
Cash used in Operating Activities	(6,095,000)	(5,886,000)
Cash provided by (used in) Investing Activities	7,882,000	(11,595,000)
Cash provided by Financing Activities	-	22,559,000

Operating Activities

During the year ended December 31, 2022, cash used in operating activities was $6.1 million, consisting of net loss of $9.5 million, partially offset by a non-cash benefit of $2.1 million and a favorable net change in operating assets and liabilities of $1.3 million. Our non-cash benefit consisted primarily of non-cash charges of $1.6 million for stock-based compensation. The net change in our operating assets and liabilities primarily reflects cash inflows from changes in contract liability of $1.2 million.

During the year ended December 31, 2021, cash used in operating activities was $5.9 million, consisting of net loss of $9 million, partially offset by a non-cash benefit of $2 million and a favorable net change in operating assets and liabilities of $1.1 million. Our non-cash benefit consisted primarily of non-cash charges of $2 million for stock-based compensation. The net change in our operating assets and liabilities primarily reflects cash inflows from changes in contract liability of $1.6 million partially offset by cash outflows from changes in contract fulfillment assets of $0.5 million.

Investing Activities

During the year ended December 31, 2022, cash provided by investing activities was $7.9 million, consisting mainly of withdrawal of short-term deposits, net.

During the year ended December 31, 2021, cash used in investing activities was $11.6 million, consisting of investment in short-term deposits of $11 million and purchases of property and equipment of $0.6 million.

Financing Activities

During the year ended December 31, 2021, cash provided by financing activities was $22.6 million, consisting primarily of $19.1 million from cash proceeds from issuance of shares and warrants in a private placement and $3.5 million proceeds from the exercise of outstanding warrants (the “2021 Private Placement”).

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BUSINESS

Overview

Our Mission

We are a pioneer in the development, production, and marketing of innovative Predictive Maintenance (PdM) and Condition Based Monitoring (CBM) technologies, providing visual sensing and AI-based video analytics solutions for critical systems in the aviation, maritime, industrial non-destructing-testing industries, transportation, and energy industries. Some of our products utilize our unique micro visualization technology in medical devices for complex and minimally invasive medical procedures. Our technology includes proven video technologies and products amalgamated into a first-of-its-kind, FDA-cleared minimally invasive surgical device. At the present time, we derive a substantial portion of our revenue from applications of our micro visualization technology within the medical field. Nevertheless, we have recently secured several contracts for our PdM and CBM systems with major government clients and defense and aviation companies.

Our Business Model

Our unique video-based sensors, embedded software, and AI algorithms are being deployed in hard-to-reach locations and harsh environments across a variety of PdM and CBM use cases. Our solution allows maintenance and operations teams visibility into areas which are inaccessible under normal circumstances, or where the operating ambience otherwise is not suitable for continuous real-time monitoring and has various applications which have relevancy in a wide range of industry segments that utilize complicated mechanics requiring ongoing monitoring and predictive maintenance applications. Our current business model is a business-to-business (B2B) approach in which we seek to identify target businesses interested in integrating our micro visualization and AI\ML video analytics technology or commissioning individual projects using our technology. We have several successful proofs of concept in airborne platforms of various OEM’s in aerospace and have completed successful demonstration projects for multiple global elevator systems manufacturers. As provided above, we are developing additional applications for our visual solutions portfolio (composed of image acquisition, data collection, and storage and image processing), including PdM and CBM (we refer to these applications and sectors as Industry 4.0, or I4.0), which generate a number of potential benefits for our customers.

The following graphic demonstrates Odysight.ai’s value proposition, starting with increased safety and reduced down time due to our ability to visually analyze any failure occurrence in real time, and including more sophisticated benefits like big data analytics that provide predictive insights regarding to an entire system life cycle, spare parts management and smart prediction regrading system performance.

Who we are: History and Background

We were incorporated as a corporation under the laws of the State of Nevada on March 22, 2013, under the name Intellisense Solutions Inc. (“Intellisense”). We were initially engaged in the business of developing web portals to allow companies and individuals to engage in the purchase and sale of vegetarian food products over the Internet. However, we were unable to execute our original business plan, develop significant operations or achieve commercial sales.

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We received initial funding in March 2014 in the aggregate amount of $19,980 through the sale of Common Stock to two of our former officers and directors, who purchased in the aggregate 1,998,000 shares of our Common Stock at $0.01 per share.

On January 10, 2019, we formed Canna Patch Ltd., or Canna Patch, an Israeli corporation, of which 90% was initially owned by our Company, and the remaining 10% owned by Rafael Ezra, Canna Patch’s Chief Technology Officer. Canna Patch did not have any operations and on December 4, 2019, we sold 100% of our holdings in Canna Patch.

On September 16, 2019, Intellisense and Medigus Ltd., an Israeli company traded on the Nasdaq Capital Market, entered into the Exchange Agreement, pursuant to which, on December 30, 2019, we acquired from Medigus Ltd. all of the issued and outstanding share capital of ScoutCam Ltd. On December 31, 2019, we changed our name to ScoutCam Inc. Following this acquisition, we integrated and fully adopted the acquired miniaturized imaging business into our Company as our primary business activity. On June 5, 2023, we changed our name to Odysight.ai Inc.

On December 1, 2019, Medigus and Odysight.ai Ltd. consummated a certain Amended and Restated Asset Transfer Agreement, which transferred and assigned certain assets and intellectual property rights related to its miniaturized imaging business. On May 18, 2020, in connection with the Arkin Transaction (as defined below), the Company and Medigus entered into a certain Side Letter Agreement (the “Letter Agreement”), whereby the parties agreed to amend certain terms of the Amended and Restated Asset Transfer Agreement and the License Agreement.

On April 20, 2020, Odysight.ai entered into an Amended and Restated Intercompany Services Agreement with Medigus (the “Intercompany Services Agreement”), which effectively amended and restated an intercompany services agreement dated May 30, 2019.

For additional information about the Amended and Restated Asset Transfer Agreement, the Letter Agreement and the Intercompany Services Agreement, refer to – “CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS” below.

On June 4, 2023, certain of the Company’s stockholders representing more than 50% of the Company’s outstanding share capital voted by written consent to change our name from “ScoutCam Inc.” to “Odysight.ai Inc.” The Company’s board of directors approved an amendment and restatement of the Company’s Amended and Restated Bylaws, effective as of June 4, 2023, to reflect the name change. In addition, on June 5, 2023, the Company filed with the Secretary of State of the State of Nevada a Certificate of Amendment to its Articles of Incorporation to effect the name change, with such request approved as of June 5, 2023. In addition, the Company’s trading symbol was changed from “SCTC” to “ODYS”, effective as of February 13, 2024.

On February 28, 2024, we formed D. VIEW Ltd., a private company organized under the laws of the State of Israel and a wholly owned subsidiary of Odysight.ai Inc., to act as a local agent for the defense market in Israel.

Sales and Marketing

Our vision is to become a leading provider of visual sensing and AI\ML video analytics, PdM and CBM solutions for the aerospace, other industry and medical critical system markets.

We engage companies seeking to add real time visualization and analytics to their existing or new product(s) or considering the development of new products that include miniature visualization sensors and failure detection capabilities. Our approach to the medical market ordinarily is conducted in two phases. During the first phase, we conduct the research and development that is required in order to specify, design, develop, and produce the designated visualization apparatus, for an agreed-upon compensation amount (e.g., a non-recurrent engineering fee). During the second phase, we manufacture the apparatus and offer it to the customer for an agreed-upon transfer price.

In the I4.0 domain, which target PdM and CBM applications, we engage with companies that wish to increase the monitoring capabilities of different elements of a device using our visual monitoring solutions (these include build of image acquisition, data collection and storage, and image processing capabilities based on AI, ML, cloud, and additional algorithm concepts). Based on our product portfolio with customized solutions as needed, this will allow our customers to receive real time alerts on anomalies and failures of monitored components, analyze and track trends and development of the anomaly, and predict any impending failure of the component as a result of such anomaly over time and usage. As a result, we expect customers to benefit from a reduction in downtime, lower maintenance expenses, and increased safety of their monitored equipment, using the prediction capabilities of the platform to efficiently plan maintenance work on future faulty components. Another outcome we expect is more cost-effective management of resources, since components will only need to be replaced as a result of their actual condition rather than a strict maintenance schedule.

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The use of a vision-based platform in the fields of PdM and CBM provides richer and more informative data and insights than traditional sensing methods. Together with the AI and ML models customized for the relevant use cases, we expect this will provide customers with a clearer view of the status of their equipment, increasing revenues by saving on direct expenses, and increasing the uptime of their equipment.

On February 6, 2023, we announced the completion of a major development stage in equipping Elbit Systems Ltd.’s leading defense UAS aerial platforms with our real time video monitoring system. Through the program, our unique video-based sensors, embedded software, machine vision and algorithms support a variety of predictive maintenance and condition-based monitoring use cases for unmanned aerial vehicles in harsh environments and hard-to-reach locations, as it features a modular open system architecture, enabling seamless integration with advanced unmanned aerial platforms.

On July 31, 2023, we announced a collaboration with the Israel Aerospace Industries (IAI) through which the IAI will utilize our advanced visual sensing and video analytics technology in a visual based health monitoring system for UH60 (Blackhawk) helicopters. By harnessing our multiple highly resilient video-based sensors, embedded software, video analytics and AI algorithms specifically designed for the UH60 helicopter, this solution will provide real-time insights into the health of UH60 helicopters, improving safety measures, minimizing downtime, optimizing spare parts management, and enabling the implementation of predictive maintenance strategies.

On December 4, 2023, we announced a strategic partnership to develop advanced applications for aerospace and industrial markets worldwide with SIPAL S.P.A., a leading company in Italy in the engineering sector. The goal of the collaboration is a next generation maintenance solution that will allow maintenance crews the ability to review and have real time visual inspection of an aircraft’s internal system without the need for removing a single panel or a hatch.

On February 20, 2024, we announced the receipt of a purchase order for our PdM system for the Israel Air Force Boeing AH-64 Apache attack helicopter prototype. The partnership marks a significant milestone, integrating our autonomous, visual monitoring and predictive maintenance technology into a leading attack helicopter. There are approximately 2,700 Boeing AH-64 Apache attack helicopters deployed worldwide.

On March 11, 2024, we announced the receipt of a purchase order exceeding $1 million from a major international defense contractor for our visual sensing and AI analytics solution. The systems will be installed in upgraded Lockheed Martin (Sikorsky) SH-60 Seahawk Maritime Rotary Wing Aircraft of the Israel Air Force. More than 4,000 UH-60 Black Hawk aircraft, and its variants such as the SH-60 Seahawk, are in service worldwide today. We estimate that the addressable market of rotary wing aircraft systems worldwide is more than a billion dollars.

On May 9, 2024, we announced the receipt of a purchase order from Tel Aviv University for the Israeli Ministry of Defense for a bespoke system based on our proprietary visual sensors.

In order to engage new customers, we employ various marketing strategies. We employ several professional experienced managers in relevant fields of expertise, in addition to a team of consultants who analyze global trends and designated geographical territories to assist us in targeting potential customers.

Our marketing efforts include, but are not limited to, the following:

●	engaging third-party companies and local consultants as territorial representatives in key markets and leading companies in relevant industries;

●	initiating business engagements based on leads received through our marketing efforts, through active interaction with key industry influencers, providing financed proof of concept in order to generate tailored product orders, or via other methods or means;

●	conducting proof of concept demonstrations in order to evaluate the feasibility of integration for monitoring their systems and to demonstrate the significant value proposition of our technology to customers;

●	networking through personal contacts in the aerospace, critical industry, transportation, maritime, medical, and defense industries; and

●	participating in major aerospace, maritime, and vision technology exhibitions as well as industry 4.0 specific events.

In addition to our business development efforts that are mainly based on currently existing or future customer needs, we aim to identify new market opportunities. These efforts include systematic analysis of various industrial and medical fields and procedures to identify where visualization solutions, including image analysis, might add value. When a potential opportunity is identified, we seek to protect our rights by establishing relevant intellectual property safeguards, developing prototypes for the required application. In the medical domain, we currently sell our system to a fortune 500 corporation; in this respect, we seek to partner with additional relevant companies to progress our technology into prototypes which, in turn, will be developed into market-ready products.

In January 2022, we entered into a patent cross-licensing arrangement with Japan-based Sumita Optical Glass, Inc. (Sumita), a specialty optical fiber technology company, pursuant to which we granted a non-exclusive license to Sumita to our patents related to “Small Diameter Video Camera Heads and Medical Devices and Visualization Probes containing them” in return for payment of royalties and a grant-back license to Odysight.ai of Sumita’s patent and patent applications related to fiber optics illumination. For additional information on our patent portfolio, refer to – “PROPRIETARY RIGHTS AND TECHNOLOGY” below.

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Our Customers

Currently, we have one major customer, a leading Fortune 500 multinational healthcare corporation, that is expected to generate most of our forecasted revenue in the near term. In June 2022, we announced that we completed the verification and validation stage of our endoscopic camera solution with this client and, on January 26, 2023, we announced that we had received a $1.45 million order from this client. On October 17, 2023, we announced a solidified purchase order with this client and that formal commitments under the purchase order amount to a total of $3.3 million for fiscal year 2024.

Competition

There are currently several companies that develop and provide monitoring solutions for PdM and CBM. These monitoring solutions can be the sensor itself, data collection and storage, AI processing, or a combination of these capabilities. The CBM and PdM solutions are usually based on traditional sensing solutions such as vibration, temperature, and acoustic sensors. Based on our research and discussions with customers, we believe these traditional sensing methods are limited in their ability to provide an in-depth view of the condition of the monitored components and usually alert on the occurrence of an anomaly when component failure has already occurred, which is too late in some cases. From the AI perspective, there are several vendors providing off-the-shelf AI capabilities which then require customization per market, use case, and/or data source. We believe that our more holistic approach and reliance on image-based solutions creates richer and more informative data, leveraged by AI and ML algorithms, enabling our customers to deploy predictive maintenance programs.

Proprietary Rights and Technology

Our solution for the market is based on our core intellectual property which we seek to review and patent on a regular basis, where applicable. We are heavily invested in creating patents for our core technology.

Our patent portfolio currently contains patent families which we consider material to our business and operating success. Our intellectual property rights include patents and patent applications that were transferred to us by Medigus as part of the Addendum No. 1 to Amended and Restated Asset Transfer Agreement (the “Addendum”), the License Agreement and the Letter Agreement, and additional patent assets developed by us. For additional information about the License Agreement refer to – “CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS” below. Under the Addendum, and subject to certain limitations as further set forth therein, Medigus transferred to us the following material patent families in exchange for a license in connection with the marketing and sale of the Medigus Ultrasonic Surgical Endostapler:

● Patent family related to Integrated Endoscope Irrigation: this patent family relates to our ability to develop visualization components and endoscopes, which include irrigation with a smaller outer diameter by saving the space of the tube that is required to lead the fluids in a conventional manner. This patent has been granted in Canada, Europe (validated in Germany, Spain, France, Great Britain and Italy), Israel, Japan (original and divisional), and the United States (three patents), and has one pending continuation in the United States. The expiration dates for the three patents in the United States are November 28, 2033, February 28, 2033 and February 28, 2033, respectively; and

● Patent family related to Small Diameter Video Camera Heads and Medical Devices and Visualization Probes containing them: this patent family relates to our ability to develop cameras, visualization components, and medical devices with a small diameter, thus enabling the insertion of the camera into smaller cavities or leaving more space in the device for the use and application of other functions, such as a working channel. This patent has been granted in Japan, Korea, Israel, the United States (2 patents, original and continuation in part), and Europe (3 patents revoked after appeal in opposition proceedings). The expiration dates for these patents are March 16, 2031 (for the patents in the United States), and September 16, 2030 (for patents in each of the other aforementioned jurisdictions).

As a result of oppositional proceedings initiated by a third party in 2018, the Opposition Division of the EU Patent Office decided in 2019 to revoke two of the three European patents (EP 2.478.693 and EP 2.621.159) and in 2021 to maintain the third patent (EP 2.621.158). Following appeal hearings held in early 2024, the Board of Appeals revoked all three patents, with formal written decisions issued in July 2024. The Company is deliberating whether to petition for further review of this matter. The revocations are not expected to have a material impact on the Company’s current business operations.

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As a result of a supplemental examination filed by the Company regarding one of the U.S. Patents (10,188,275), the U.S. Patent Office decided to open reexamination proceedings for 23 of the 24 granted claims. A Reexamination Certificate was issued on April 22, 2024.

In addition, our intellectual property rights further include the following material patent applications filed by Odysight.ai:

● Patent family related to Miniature Precision Medical Device: these pending patent applications relate to our ability to develop a miniature precision medical device comprising an endoscope with at least one camera, where at least one sensor of one camera is distally located at a tip of a shaft of the endoscope. Surrounding or next to the sensor, such shaft has sufficient space to accommodate at least one accessory such as, for example, illumination source, irrigation tool, or suctioning tool. This patent family has pending patent application in the United States and its expected expiry dates, if issued, will be in 2039-2040.

● Patent family related to Medical Ophthalmic Device: this patent family is related to a tool comprising a hand piece having a flattened cannulated tip that is adapted to receive flow from a pumping unit, in order to generate a jet of fluid suitable for procedures such as “hydro-dissecting” cells in the eye. According to a representation of the invention, the tool comprises a visualization probe with at least one camera, wherein the sensor of the camera is distally located at the tip of the tool to be inserted into the eye for imaging from within the eye. This patent family is pending in China, Europe, Japan, Korea, and the United States. The patent application’s expected expiry dates, if issued, will be in 2039-2040.

● Patent family related to Systems and Methods for Monitoring Potential Failure in a Machine or a Component Thereof. This patent family relates to system and methods for monitoring potential failure in a machine or a component thereof using at least one optical sensor. Such sensors can be used in conjunction with diagnostic software/hardware tools to display and analyze changes in critical images that could not have been displayed or analyzed using existing systems. This patent family includes national phase applications filed in Australia, Brazil, Canada, China, Europe, Israel, India, Japan, Korea, Singapore and the U.S. (2 applications, original granted and a pending continuation application). The expiry date for the United States patent is January 2043.

We have also applied for provisional applications relating to our predictive maintenance technology and developments and for our medical imaging technology and development. All of these applications are expected to have a lifetime of 20 years from filing, if granted. The provisional applications are followed by patent cooperation treaty applications or national applications in regions based on our business interests.

We have also applied for trademark applications covering our brand names. The trademarks are registered in Israel and international applications were filed under the Madrid protocol, which are under currently examination procedures. Opposition proceedings have been filed by a third party in the European Union Intellectual Property Office against the Company’s EU trademark applications for “Odysight” and “OdysightAI”. The opposition proceedings are expected to be finalized in 2024 or 2025.

Pursuant to the Addendum, on February 7, 2023, we returned the patent family related to Camera Head to Medigus in return for a license from Medigus to use the same patent family.

Despite our efforts to protect our intellectual property, unauthorized parties may still copy or otherwise obtain and use our technology. For additional information, refer to – “WE MAY NOT BE SUCCESSFUL IN ENFORCING OUR INTELLECTUAL PROPERTY RIGHTS AGAINST THIRD PARTIES” above.

Employment

We currently have approximately 53 full-time (or near full-time) employees. This number is expected to grow. We may recruit additional employees to the R&D team.

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Research and Development

Our R&D organization is responsible for the design, development, testing, and delivery of new technologies, features, products, and integrations of our component parts. We currently have approximately 27 employees engaged in research and development. We intend to continue to invest in our research and development capabilities.

Our R&D efforts are focused on the following areas: (i) maturing our multi camera solution based on advanced visual sensing and AI\ML processing technologies focusing on sensing, computing, and prediction, cooperating with customers for mutual development projects that demonstrate our technology by reaching customer KPIs and (ii) our industrial cloud-based product, which leverages our already in place cloud environment to develop mutual proof of concept and minimal valuable product for our customers that enable cloud base solutions for customer KPIs.

Regulation

Our approach to regulation is generally determined based on a given project. In our engagements with customers operating in the biomedical sector, we comply with the medical device standards in that corresponding territory, such as the FDA or International Organization for Standardization (ISO), among others. Compliance with these regulations is achieved through our QA department and the support we receive from highly experienced quality assurance and regulatory affairs consultants. In addition, we are being audited annually by MEDCERT GmbH, a German Notified Body.

For instance, ISO 13485:2016 is a regulatory benchmark that we comply with while working on our medical device projects. ISO 13845:2016 is similar to ISO 9001 in terms of its quality management system (QMS) requirements, however, ISO 13485:2016 is generally considered more rigorous and comprehensive.

Given that we do not manufacture or distribute end-user products to the medical sector, and instead service businesses pursuant to a B2B model, we are subject to fewer regulatory standards commonly associated with medical device manufacturers or distributors. We develop and manufacture components for other companies, and therefore our involvement in the regulatory submission demands comparatively less responsibility. This notwithstanding, we communicate with business customers in order to identify certain regulatory dimensions inherent to a project, to which we should pay additional attention. For example, when a component of ours is integrated into a business’s end-user product, such as for the purpose of touching human tissue, we develop and manufacture our parts and components while taking into account certain applicable regulatory standards. These standards might include, inter alia, relevant FDA regulations (e.g. CFR 21 part 820, the medical device reporting requirements (MDR), among others) as well as ISO regulations (e.g. ISO 14644-1, specifically in connection with cleanrooms and associated controlled environments, among other items, or ISO 10993, in connection with the biological evaluation of medical devices). Furthermore, we prioritize our team’s compliance with the Restriction of Hazardous Substances Directives (RoHS) and REACH (EC 1907/2006).

Similarly, if a component part of ours is incorporated into an electronic device for the purpose of being used inside a human body, we comply with certain FDA requirements as well as IEC 60601 for safety and electrostatic discharge, including the heating of parts at more than 42 degrees Celsius and a variety of additional technical standards designed for the safety and essential performance of electronic medical equipment. Moreover, we perform risk management assessments in accordance with EN ISO 14971:2019 and ISO/TR 24971:2020.

In certain instances, our customers prefer that we conduct the testing of its products in internationally certified labs in order to further guarantee that our component parts satisfy applicable regulatory standards. In this scenario, we perform the required tests as a service to the customer and provide the customer with the official test results, specifically in accordance with ISO/IEC 17025:2017, which the customer can later use in order to apply for the required marketing clearance of its end-user product.

Since we are seeking to sell our products to customers in the aviation sector, we have completed the process of implementing the AS9100D Standard to comply with aerospace industry requirements.

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As a U.S. company with foreign offices, we are subject to a variety of foreign laws governing our foreign operations, as well as U.S. laws that restrict trade and certain practices, such as the Foreign Corrupt Practices Act.

Israeli Government Programs

As a result of certain agreements between Medigus and Odysight.ai Ltd. (for additional information about these agreements refer to – “CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS” below), the IIA approved a transfer of IIA know-how developed by Medigus in the framework of the Bio Medical Photonic Consortium, or the Medigus Consortium, to Odysight.ai.

Accordingly, all rights and obligations with regard to the IIA under the Encouragement of Research, Development and Technological Innovation in the Industry Law, 5744-1984, or the Innovation Law, in connection with such know-how now apply to Odysight.ai.

The following are details regarding the rights and obligations within the framework of our activity in the Medigus Consortium, which continue to apply to us notwithstanding the termination of the Medigus Consortium:

(i)

The property rights to information which has been developed belongs to the Medigus Consortium member that developed it. However, the developing entity is obligated to provide the other members in the Medigus Consortium a license for the use of the new information, without consideration, provided that the other members do not transfer such information to any entity which is not a member of the Medigus Consortium. The provision of a license or of the right to use the new information to a third party is subject to approval by the administration of the MAGNET Program at the IIA;

(ii)

The Medigus Consortium member is entitled to register a patent for the new information which has been developed by it within the framework of its activity in the Medigus Consortium. The foregoing registration does not require approval from the administration of the MAGNET Program at the IIA; and

(iii)	The know-how and technology developed under the program is subject to the restrictions set forth under the Innovation Law, including restrictions on the transfer of such know-how and any manufacturing rights with respect thereto, without first obtaining the approval of the IIA. Such approval may entail additional payments to the IIA, as determined under the Innovation Law and regulations.

Obligations relevant to us under the Innovation Law include the following:

●	Local Manufacturing Obligation. The terms of the grants under the Innovation Law require that we manufacture the products developed with these grants in Israel. Under the regulations promulgated under the Innovation Law, the products may be manufactured outside Israel by us or by another entity only if prior approval is received from the IIA (such approval is not required for the transfer of less than 10% of the manufacturing capacity in the aggregate, in which case a notice should be provided to the IIA). In general, due to manufacturing outside Israel, with respect to royalties bearing grants we would be required to pay royalties at an increased rate, usually 1% in addition to the standard rate and increased royalties cap (between 120% and 300% of the grants, depending on the manufacturing volume that is performed outside Israel).

●

Know-How Transfer Limitation. The Innovation Law restricts the ability to transfer, in any manner, know-how funded directly or indirectly by the IIA (sale of products is not prohibited), unless the IIA approves doing so and subject to the terms of the Innovation Law and of the IIA’s approval.

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Among other things, transfer of IIA funded know-how outside of Israel requires prior approval of IIA and in certain circumstances is subject to certain payments to the IIA, calculated according to a formula provided under the Innovation Law. If we wish to transfer IIA funded know-how outside of Israel, the terms for approval will be determined according to the character of the transaction and the consideration paid to us for such transfer. The IIA approval to transfer know-how created, in whole or in part, in connection with a IIA-funded project to a third party outside Israel where the transferring company remains an operating Israeli entity is subject to payment of a redemption fee to the IIA calculated according to a formula provided under the Innovation Law that is based, in general, on the ratio between the aggregate IIA grants to the company’s aggregate investments in the project that was funded by these IIA grants, multiplied by the transaction consideration, considering statutory depreciation and less royalties already paid to the IIA. The transfer of such know-how to a party outside Israel where the transferring company ceases to exist as an Israeli entity is subject to a redemption fee formula that is based, in general, on the ratio between aggregate IIA grants received by the company and the company’s aggregate research and development expenses, multiplied by the transaction consideration considering statutory depreciation and less royalties already paid to the IIA.

The regulations promulgated under the Innovation Law establish a maximum payment of the redemption fee paid to the IIA under the above mentioned formulas and differentiates between two situations: (i) in the event that the company transfers its IIA funded know-how, in whole or in part, or is sold as part of an M&A transaction, and subsequently ceases to conduct business in Israel, the maximum redemption fee under the above mentioned formulas will be no more than six times the amount received (plus annual interest) for the applicable know-how being transferred, or the entire amount received from the IIA, as applicable; (ii) in the event that following the transactions described above (e.g. asset sale of IIA funded know-how or transfer as part of an M&A transaction) the company continues to conduct its research and development activity in Israel (for at least three years following such transfer and maintain staff of at least 75% of the number of research and development employees it had for the six months before the know-how was transferred and keeps the same scope of employment for such research and development staff), then the company is eligible for a reduced cap of the redemption fee of no more than three times the amounts received (plus annual interest) for the applicable know-how being transferred. In addition, special rules and payment formulas apply for certain kinds of transfers of know-how outside of Israel, such as R&D licenses. Transfer of IIA-funded know-how outside of Israel not according to the R&D Law may give rise to financial exposure as well as criminal liability.

●	Approval of the transfer of IIA funded technology to another Israeli company may be granted only if the recipient assumes and abides by the provisions of the Innovation Law and related regulations, including the restrictions on the transfer of know-how and manufacturing rights outside of Israel (in addition, there will be an obligation to pay royalties to the IIA from the income of such sale transaction as part of the royalty payment obligation).

●	Approval to manufacture products outside of Israel or consent to the transfer of technology, if requested, might not be granted. Furthermore, the IIA may impose certain conditions on any arrangement under which it permits Odysight.ai to transfer technology or development out of Israel.

On May 21, 2023, the Company was awarded an additional grant by the IIA. The purpose of this grant is to support and enhance the Company’s production capabilities. Subject to the Company successfully achieving all predetermined milestones, the maximum grant amount that can be received is NIS 1 million.

Under the Innovation Law and the terms of the grant, royalties on the revenues derived from sales of products developed with IIA funding will be payable to the Israeli government, generally at the rate of 3%. The royalty terms shall differ if we receive IIA approval to manufacture or to transfer the rights to manufacture our products developed by way of the IIA grant outside of Israel. The obligation to make these payments terminates upon full repayment of the grant amount, subject to adjustment for fluctuation in the dollar/shekel exchange rate, plus interest.

Pursuant to the terms of the grant under the Innovation Law, recipients of funding from the IIA are prohibited from (i) manufacturing products developed using IIA grants or derived from technology developed with IIA grants outside of Israel and (ii) transferring rights to manufacture such products outside of Israel. However, the IIA could, in special cases, approve the transfer of manufacturing or of manufacturing rights of a product developed in an approved program or which resulted therefrom, outside of Israel. If we were to receive approval to manufacture or to transfer the rights to manufacture our products developed with IIA-funding outside of Israel, we would be required to pay an increased total amount of royalties (possibly up to 300% of the grant plus interest), depending on the portion of total manufacturing that was performed outside of Israel.

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The terms of the grant under the Innovation Law prohibit transferring or licensing our IIA-financed technologies, technologies derived therefrom, and related intellectual property rights and know-how outside of Israel, except under limited circumstances and only with the approval of the IIA and generally upon making a payment to the IIA. If received, we could be required to pay the IIA an amount calculated in accordance with the applicable formula set out in the applicable IIA grant track. The scope of the support received, the royalties that we already paid to the IIA, the amount of time that elapsed between the date on which the technology was transferred, the date on which the applicable project performance period for the IIA grants was completed, the sale price, and the form of transaction are all factors to be taken into account in calculating the amount of payment to the IIA in connection with a transfer or license of IIA-funded technologies. The repayment amount is subject to a maximum limit calculated in accordance with a formula set forth in the guidelines published by the IIA. In addition, any decrease in the percentage of manufacturing performed in Israel of any product or technology, as originally declared in the application to the IIA with respect to such product or technology, could require notification by us to or obtaining the approval of the IIA, and could result in increased royalty payments to the IIA of up to 300% of the total grant amounts received in connection with such product or technology, plus interest, depending on the portion of total manufacturing that was performed outside of Israel.

Approval of the transfer or license of technology to residents of Israel is required and could be granted in specific circumstances, but only if the recipient agrees to abide by the provisions of applicable law, including the restrictions on the transfer of know-how and the obligation to pay royalties. An additional royalty payment is generally required to be made from the consideration paid for such transfer.

The State of Israel does not own any intellectual property rights in technology developed with IIA funding and there is no restriction on the export of products manufactured using technology and know-how developed with IIA funding. The technology and know-how are, however, subject to transfer of technology and manufacturing rights restrictions as described above.

Certain Recent Developments

On March 16, 2023 we entered into the 2023 Private Placement, pursuant to which we undertook to issue to Phoenix Insurance Company Ltd. (for Moshe Arkin through his individual retirement account), The Phoenix Insurance Company Ltd. (“Phoenix Insurance”), and Shotfut Menayot Israel – Phoenix Amitim (“Phoenix Amitim”), three of the Selling Stockholders included in this prospectus, 3,294,117 units (the “Units”) in exchange for an aggregate purchase price of approximately $14 million. Each Unit consists of (i) one share of the Company’s Common Stock and (ii) one warrant to purchase one share of Common Stock with an exercise price of US$5.50 per share (the “Warrant”). The Warrants are immediately exercisable and will expire three (3) years from the date of issuance and will be subject to customary adjustments. In connection with the 2023 Private Placement, we undertook to file this Registration Statement on Form S-1 with the Securities and Exchange Commission covering the resale of all shares of Common Stock issued pursuant to the 2023 Private Placement, including those shares of Common Stock to be held by the Selling Stockholders assuming the exercise of the Warrants issued pursuant to the 2023 Private Placement, and any other shares of Common Stock and shares of Common Stock underlying warrants to the extent previously issued to Mr. Arkin, Phoenix Insurance or Phoenix Amitim. We further undertook that this Registration Statement on Form S-1 would not include any shares of Common Stock or other securities for the account of any other holder without the prior written consent of Mr. Arkin, Phoenix Insurance and Phoenix Amitim. Mr. Arkin currently serves as a director on our board of directors.

On June 1, 2023, a stock transfer agreement was entered into by and among Medigus Ltd., L.I.A. Pure Capital Ltd., Mr. Eli Yoresh and Ms. Cheli Menashe, as sellers, and M. Arkin (1999) Ltd., The Phoenix Insurance Company Ltd., Shotfut Menayot Israel – Phoenix Amitim, Lior Prosor, Prof. Benad Goldwasser and Mr. Yehu Ofer, as purchasers, each such purchaser a Selling Stockholder included in this prospectus (the “2023 Stock Transfer Transaction”). Pursuant to the 2023 Stock Transfer Transaction, the sellers sold an aggregate of 2,022,964 shares of our Common Stock to the purchasers for an aggregate total amount of $6.07 million (equal to $3.00 per share), with each of the sellers selling our Common Stock to the purchasers, as follows: (i) Medigus sold an aggregate of 1,924,575 share of our Common Stock, representing its entire beneficial ownership in the Company, as follows: M. Arkin (1999) Ltd. purchased 1,293,576 shares of our Common Stock (all of which except for 1,000 shares of Common Stock are being registered by us for resale under this Registration Statement on Form S-1), The Phoenix Insurance Company Ltd. purchased 65,000 shares of our Common Stock, Shotfut Menayot Israel – Phoenix Amitim purchased 368,333 shares of our Common Stock, Mr. Lior Prosor purchased 33,333 shares of our Common Stock, Prof. Goldwasser purchased 150,000 shares of our Common Stock and Mr. Ofer purchased 14,333 shares of our Common Stock; (ii) L.I.A. Pure Capital Ltd. sold an aggregate of 78,900 shares of our Common Stock to M. Arkin (1999) Ltd. (none of which are being registered by us for resale under this Registration Statement on Form S-1); (iii) Mr. Eli Yoresh sold 11,156 shares of our Common Stock to M. Arkin (1999) Ltd. (none of which are being registered by us for resale under this Registration Statement on Form S-1); and (iv) Ms. Cheli Menashe sold 8,333 shares of our Common Stock to M. Arkin (1999) Ltd. (none of which are being registered by us for resale under this Registration Statement on Form S-1). Concurrently with the 2023 Stock Transfer Transaction, each of Mr. Arkin, Phoenix Insurance and Phoenix Amitim provided written consent to the inclusion in this Registration Statement on Form S-1 of the Common Stock acquired by each of the other purchasers in the 2023 Stock Transfer Transaction, including Prof. Goldwasser, Mr. Ofer and Mr. Prosor, and we have included in this Registration Statement on Form S-1 the Common Stock acquired by each of the purchasers in the 2023 Stock Transfer Transaction (except as to certain shares of Common Stock acquired by Mr. Arkin as indicated above). Prof. Goldwasser is chairman of our board of directors. Mr. Ofer is our chief executive officer. Following the 2023 Stock Transfer Transaction, Mr. Arkin, who currently serves as a director on our board of directors, beneficially owns more than 50% of our outstanding shares of Common Stock.

On February 21, 2024, the Board appointed Ms. Einav Brenner as Chief Financial Officer of the Company, effective as of May 5, 2024. Ms. Brenner’s employment agreement provides for a monthly base salary of NIS 60,000. Ms. Brenner is also entitled to receive an equity grant of options to purchase a total of 70,000 shares of Common Stock, which shall vest and become exercisable as follows: 33.33% of the shares on the first anniversary of her service, and 8.33% of the shares at the end of each subsequent three-month period thereafter over the course of the subsequent two years. Additionally, the Company agreed to pay Ms. Brenner a signing bonus of NIS 60,000 pursuant to certain objectives. In accordance with the terms of Ms. Brenner’s employment agreement, she will also receive additional benefits customary for an executive officer of her experience and for companies of similar stature and standing to that of the Company.

On July 16, 2024, we issued 2,144,583 shares of the Company’s Common Stock in consideration for a purchase price of $4.80 per share to new and existing investors, including Mori Arkin, who currently serves as a director on our board of directors, and The Phoenix Holdings, through Phoenix Insurance and Phoenix Amitim (the “2024 Private Placement”). The Company raised approximately $10 million in the 2024 Private Placement.

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MANAGEMENT

Current Management

Directors, Executive Officers, Promoters and Control Persons

The following table sets forth the names and ages of our directors and executive officers:

Name	Age	Position
Prof. Benad Goldwasser†	73	Chairman of the Board
Jackson Schneider†	60	Director
Ronit Rubin†	59	Director
Moshe (Mori) Arkin	71	Director
Inbal Kreiss†	58	Director
Zeev Vurembrand†	73	Director
Nir Nimrodi†	55	Director
Yehu Ofer*	59	Chief Executive Officer
Einav Brenner*	42	Chief Financial Officer
Eli Israeli*	54	Chief Technology Officer
Jacob Avinu*	41	Senior VP of Product Portfolio

*	Executive Officer
†	Independent Director

Directors

Prof. Benad Goldwasser has served as chairman of our board of directors since December 26, 2019, and has served as chairman of Odysight.ai’s board of directors since its inception. Prof. Goldwasser is a serial entrepreneur and retired urology medical doctor. In 2016, Prof. Goldwasser launched a venture capital fund partnered with SAIL, a Shanghai Government investment company. Prof. Goldwasser has served as a member of the board of directors of Innoventric Ltd. since 2017 and Inspira Technologies Ltd. since January 2021. From 2013-2016 Prof. Goldwasser served as an external director of BioCanCell Ltd. (TASE: BICL). Prof. Goldwasser was the co-founder of Vidamed Inc., Medinol Ltd., Rita Medical Inc., Optonol Ltd. and GI View Ltd. Prof. Goldwasser served as managing director of Biomedical Investments Ltd., an Israeli Venture Capital firm. During his medical career, he served as Chairman of Urology at the Chaim Sheba Medical Center and Professor of Surgery at Tel-Aviv University. Prof. Goldwasser holds MD and MBA degrees from Tel-Aviv University.

Jackson Schneider has served on our board of directors since December 6, 2023. Mr. Schneider is currently a Senior Research Scholar at Columbia University in New York, a position he has held since July 2023. From January 2014 to November 2022, Mr. Schneider served as President and CEO of Embraer Defense & Security, a leading Latin American aerospace and defense company and, from August 2020 to August 2022, he served as a visiting senior research fellow (non-resident) in the Department of War Studies at King’s College in London. Before this, Mr. Schneider served in other capacities for Embraer and in a series of senior management positions for Mercedes-Benz Do Brasil LTDA, Daimler-Chrysler (Mercedes-Benz), and Unilever do Brasil. Mr. Schneider also served on the board of directors of Tempest S.A., Visiona Tecnologia Aerospacial S.A., and OGMA, the Portugal Aerospace Industry, each affiliated with Embraer, until April 2023. He currently serves on the advisory board or Board of Directors of Sonda Tecnologias (Brazil), Abra Aviation Group (London), and Mercedes-Benz Do Brasil. In addition, Mr. Schneider has served in leadership roles in various industry associations and is currently the President of the Superior Council for Trade and Commerce in the Federation of Industries of the State of Sao Paulo (FIESP). He holds a law degree from 1982 to 1986 from UFRGS/UNB and an MBA from the Business School Sao Paulo (BSP) in Brazil in partnership with the Rotman School in Toronto, Canada.

Ronit Rubin has served on our board of directors since December 6, 2023. Ms. Rubin is currently EMEA President for AllCloud, a professional services company providing organizations with the tools for cloud enablement and transformation, a position she has held since 2016. Prior to this, Ms. Rubin served as VP, Business Division and VP, Information Technology at Partner Communications Ltd. and as VP, Information Technology at Cal-Israel Credit Cards Ltd. From 1984-2006, Ms. Rubin served in various roles for the navy of the Israeli Defense Forces, including as Commander, Computers Unit and Head of Information Systems Department. She currently serves as a board member of CardCom Technology. Ms. Rubin holds a BA in Economics & Logistics from Bar-Ilan University in Ramat Gan, Israel, and an MA in Business Management from Ben-Gurion University of the Negev in Be’er Sheva, Israel.

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Moshe (Mori) Arkin has served on our board of directors since February 15, 2021. Mr. Arkin is a leading life science and pharmaceutical entrepreneur and serves as the chairman of Arkin Holdings, which he founded in 2009. Mr. Arkin has served as chairman of the board of directors of Sol Gel Technologies Ltd. (NASDAQ: SLGL) since 2014 and sits on the board of directors of several private pharmaceutical and medical device companies, including Digma Medical, a company developing systems to treat insulin resistance present in type 2 diabetes and other metabolic syndrome diseases, and Valcare Medical, a company developing heart valve devices. From 2005 to 2008, Mr. Arkin served as the head of generics at Perrigo Company, and from 2005 until 2011, as a member of its board of directors. Prior to joining Sol Gel Technologies Ltd., Mr. Arkin served as a director of cCAM Biotherapeutics Ltd., a company focused on the discovery and development of novel immunotherapies to treat cancer from 2012 until its acquisition in 2015 by Merck & Co., Inc. Mr. Arkin served as chairman of Agis Industries Ltd. from 1972 until its acquisition by Perrigo Company in 2005. Mr. Arkin holds a B.A. degree in psychology from the Tel Aviv University, Israel.

Inbal Kreiss has served on our board of directors since April 9, 2021. Ms. Kreiss is currently the Chief of Innovation at the Systems, Missiles and Space Division of the Israeli Aerospace Industries Ltd. (IAI) and Chairwoman of RAKIA, Scientific and Technological Mission to the International Space Station. Since 2013, Ms. Kreiss has served as Deputy Director of the Space Division at IAI, leading the development, construction, launch and operation of observation and communication satellites for both Israeli and foreign users. Prior to that, Ms. Kreiss held various leadership positions within IAI, including chief engineer of Israel’s Arrow 2 anti-ballistic missile defense system from 2000 to 2006, and project manager of the Arrow 3 exo-atmospheric interceptor from 2007 to 2013. Ms. Kreiss holds a B.Sc degree in chemical engineering from the Technion, Israeli Institute of Technology, an Executive Masters in Business Administration degree from Tel Aviv University, and completed a visiting research fellowship at the Aeronautics & Astronautics Department of the Massachusetts Institute of Technology (MIT).

Zeev Vurembrand has served on our board of directors since May 13, 2021. Mr. Vurembrand is currently the Chief Executive Officer and Owner of Vurembrand Management & Innovation Ltd. and a member of the board of Bezeq the Israeli Telecommunication Corp. Ltd. (TASE: BEZQ) since 2017. Mr. Vurembrand also served as chairman of the board of Lageen Ltd. from 2019 until December 2023. From 2013 until 2019, Mr. Vurembrand was the Chief Executive Officer of Kupat Holim Meuhedet, Israel’s third largest health care organization. From 2008 until 2013, he was the Chief Executive Officer of Alon Holding Blue Square – Israel Ltd., and prior to that, from 2007 until 2008, he was the Chief Executive Officer of Phoenix Investments and Finance Ltd. Earlier in his career, from 2002 until 2007, Mr. Vurembrand was the Chief Executive Officer of Clalit Health Services Group, Israel’s largest health care organization. Mr. Vurembrand has served on numerous boards of directors, including Africa Israel Residences LTD. (TASE: AFRE) from 2014 until 2016, Discount Bank (TASE:DSCT) 2006 until 2007, U-Bank from 2005 until 2006, Blue Square Israel (TASE: BSI) from 2001 until 2006, and Dikla Medical Insurance Ltd. from 1995 until 2002. Mr. Vurembrand has also served on the board of trustees of Bar Ilan University since 2019. Mr. Vurembrand holds a B.Sc degree in industrial engineering and management from the Technion, Israeli Institute of Technology.

Nir Nimrodi has served on our board of directors since August 13, 2023. Mr. Nimrodi has served as chairman and chief executive officer of Accellix Inc., a life sciences company, since May 2019 and has over 25 years’ experience working in start-ups and large global businesses in the life sciences, pharmaceutical, and biotechnology industries. From 2014 to April 2019, Mr. Nimrodi was the chief business officer of Intrexon (currently Precigen, Inc.). Prior to this, he held several executive roles at Life Technologies Inc. (now part of Thermo Fisher), and was chief executive officer at Proneuron Biotechnologies Inc. and Mindsense Biosystems Ltd. In addition, Mr. Nimrodi currently serves as a member of the board of Evogene Ltd. (NASDAQ: EVGN) and at the private companies Genesee Scientific and Scopio Labs. Mr. Nimrodi holds a B.A. in Economics and an MBA from Tel-Aviv University.

Executive Officers

Yehu Ofer has served as our Chief Executive Officer since October 18, 2022. Mr. Ofer served as a colonel (now retired) in the Israeli Air Force (“IAF”), commanding two operational squadrons before commanding “Wing 15”, the optic and electronic intelligence wing of the IAF. In his last position, Mr. Ofer served as Israel Defense Attaché to Italy, Greece, Serbia, and Croatia, where he oversaw the largest ever government-to-government transaction between Israel and Italy. Upon his retirement from the Israel Defense Forces in 2013, Mr. Ofer joined Elbit Systems Ltd. in its electro-optics unit as a technology development and program manager in airborne optic and laser solutions. Mr. Ofer also managed Elbit System’s aerospace division as VP of large-scale development programs and VP of the Brazil business unit. In his last position at Elbit Systems, Mr. Ofer served as VP of Global Business Development, Marketing and Sales, a position he held since 2020. Mr. Ofer holds an MBA degree from the University of Haifa, a Bachelor of Economics and Logistics degree (cum laude) from Bar Ilan University in Tel Aviv, and a degree from the National Security College in Tel Aviv.

Einav Brenner has served as our Chief Financial Officer since May 5, 2024. In her last position, Ms. Brenner served as the VP Finance of Solato Ltd., a food tech company. In this capacity, Ms. Brenner supported the establishment of global company activities, including strategic decision making and significant commercial agreements, building financial and operational teams and infrastructure, and handling fund raising and investor relations. From July 2017 to May 2022, Ms. Brenner served as Executive Director of Finance at RedHill Biopharma Ltd. (NASDAQ: RDHL), where she facilitated fund raising activities, managed complex transactions and legal aspects, and was responsible for Securities and Exchange Commission filings and financial reporting. Prior to this, Ms. Brenner served in various financial positions at Vizrt Inc., Viola Ventures and PricewaterhouseCoopers. Ms. Brenner is a CPA (Israel), holds a Bachelor of Accounting, Economics and Business Administration, and an MBA in Financial Management, both from Tel Aviv University.

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Eli Israeli has served as our Chief Technology Officer since October 11, 2023. Before joining us, Mr. Israeli served from January 2022 to September 2023 as CTO at Gadfin, where he spearheaded the development and execution of Gadfin’s technology strategy. From December 2019 to February 2022, Mr. Israeli served as the Senior Vice President of System Engineering, Program Management, and Customer Success at Israel Aerospace Industries (IAI) headquarters. His career includes a variety of other roles, including Chairman of the consortium of AI Academy–- Artificial Intelligence Training; Director of Program Management, Ground-Based & Missiles Defense Systems at IAI; Director of System Engineer and Product Management, Civil Aircraft Protection Systems at the Israel Ministry of Defense – DDR&D; Senior Systems Engineer, Unmanned Aerial Vehicle at the Israeli Air Force; and Director of R&D and Program Management, MALE Unmanned Aerial System at the Israeli Ministry of Defense - DDR&D. Mr. Israeli holds an MSc in System Engineering and Program Management from the Technion – Israel Institute of Technology in Haifa, Israel, and a BSc in electrical engineering and Bachelor of Education (bEd) from Tel Aviv University.

Jacob Avinu has served as our Senior VP of Product Portfolio since November 15, 2022. Mr. Avinu has more than 15 years of experience in development, operations, and leadership in a variety of industries, including aviation and aerospace. He joined Odysight.ai from Elbit Systems, where since 2018 he led the advanced capabilities R&D group in helmet-mounted displays and sensors, a key segment within the company’s aerospace division. Before joining Elbit Systems, Mr. Avinu served for six years in the IAF as a computer vision system engineer and commander of the electronic systems development group. Mr. Avinu holds a Master of Science degree from Ben-Gurion University of the Negev in Beer-Sheva, Israel with a focus on electro-optical engineering, and a Bachelor of Science degree in electrical engineering from Ort Braude College of Engineering in Karmiel Israel. Mr. Avinu also studied practical engineering and electronics at the Israeli Air Force Academy.

Staggered Board

Our board of directors is divided into three classes. Zeev Vurembrand and Nir Nimrodi are our Class I directors, with their terms of office to expire at our 2025 annual meeting of stockholders. Jackson Schneider, Ronit Rubin and Inbal Kreiss are our Class II directors, with their terms of office to expire at our 2026 annual meeting of stockholders. Professor Benad Goldwasser and Moshe (Mori) Arkin are our Class III directors, with their terms of office to expire at our 2027 annual meeting of stockholders. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified.

Our board of directors may consider a broad range of factors relating to the qualifications and background of nominees to serve as director, which may include various diversity factors. We have no formal policy regarding board diversity.

Our officers hold office until the earlier of their death, resignation or removal by our board of directors or until their successors have been selected. They serve at the pleasure of our board of directors.

Family Relationships

There are no family relationships between or among any of our directors or executive officers.

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Involvement in Certain Legal Proceedings

To our knowledge, our directors and executive officers have not been involved in any of the following events during the past ten years:

a)	any bankruptcy petition filed by or against such person or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

b)	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

c)	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting his involvement in any type of business, securities or banking activities or to be associated with any person practicing in banking or securities activities;

d)	being found by a court of competent jurisdiction in a civil action, the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

e)	being subject of, or a party to, any federal or state judicial or administrative order, judgment decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

f)	being subject of or party to any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Compliance with Section 16(a) of the Exchange Act

Our Common Stock is not registered pursuant to Section 12 of the Exchange Act. Accordingly, our directors, officers and principal stockholders are not subject to the beneficial ownership reporting requirements of Section 16(a) of the Exchange Act.

Code of Ethics

We have adopted a code of business conduct and ethics that applies to all of our directors, officers, and employees (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions). We have made the code of business conduct and ethics available on our website at www.odysight.ai. We will disclose promptly by posting such disclosure on our website any amendment to or waiver from the code of business conduct and ethics for our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, as required by law or SEC regulations. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus.

Director Independence

Our board of directors has determined that Professor Benad Goldwasser, Mr. Jackson Schneider, Ms. Inbal Kreiss, Ms. Ronit Rubin, Mr. Zeev Vurembrand and Mr. Nir Nimrodi do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent”. We are not currently subject to listing requirements of any national securities exchange, which generally stipulate certain requirements that a majority of a company’s board of directors be classified as “independent”. As a result, we are not at this time required to have our board of directors comprised of a majority of “independent directors”. Notwithstanding the foregoing, we have voluntarily adopted the definition of “independent” as defined under Nasdaq Rule 5605(a)(2), and believe Professor Goldwasser, Mr. Schneider, Ms. Kreiss, Ms. Rubin, Mr. Vurembrand and Mr. Nimrodi qualify accordingly.

Board Leadership Structure and Role in Risk Oversight

Our board of directors is primarily responsible for overseeing our risk management processes on behalf of the Company. The board of directors intends going forward to receive and review periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding our assessment of risks. The board of directors intends to focus on the most significant risks facing the Company and our general risk management strategy, and also will attempt to ensure that risks undertaken by the Company are consistent with our board of directors’ appetite for risk. While the board of directors oversees our risk management, management is responsible for day-to-day risk management processes.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following sets forth information about the compensation paid to or accrued by the company’s named executive officers, as that term is defined in Item 402(m)(2) of Regulation S-K, as of December 31, 2023.

Name and Principal Position	Year	Base Salary (7)	Bonus		Stock Awards (8)	Option Awards (8) (9)	All Other Compensation	Total
	$ in thousands

Yehu Ofer,	2023	$349	$-		$-	$355	$40	$744
Chief Executive Officer (1)	2022	$68	$21	[6]	$-	$774	$8	$871

Jacob Avinu,	2023	$278	$33		$-	$47	$28	$386
Senior VP Product (2)	2022	$38	$14	[6]	$-	$258	$1	$311

Tanya Yosef,	2023	$137	$-		$-	$47	$-	$184
Chief Financial Officer (3)	2022	$148	$-		$-	$-	$-	$148

Arik Priel,	2023	$257	$-		$-	$47	$23	$327
Chief Software Architect (4)	2022	$265	$-		$-	$-	$27	$292

Ido Molad,	2023	$152	$20	[6]	$75	$72	$-	$319
VP Research and Development (5)

(1)

Consists of Mr. Ofer’s compensation earned in his capacity as the Chief Executive Officer of our wholly-owned subsidiary, Odysight.ai Ltd. Mr. Ofer did not earn any compensation in his capacity as the Chief Executive Officer of Odysight.ai Inc. Mr. Ofer’s employment commenced on October 18, 2022.

In connection with the appointment of Mr. Ofer as the Company’s Chief Executive Officer, the Company entered into an employment agreement with Mr. Ofer. The agreement provides for a monthly base salary of NIS 70,000, subject to adjustments for inflation as announced from time to time in accordance with Israeli law. The agreement also provides that Mr. Ofer is entitled to receive an equity grant of options to purchase a total of 300,000 shares of the Company’s Common Stock, par value $0.001 per share, at an exercise price of $4.50 per share, which shall vest and become exercisable as follows: 33.33% of the shares covered by Mr. Ofer’s options on the first anniversary of his service as CEO, and 8.33% of the shares covered by Mr. Ofer’s options at the end of each subsequent three-month period thereafter over the course of the subsequent two years. Furthermore, Mr. Ofer’s options will immediately vest upon the occurrence of the following (i) the sale of all or substantially all of the assets of the Company, (ii) the sale of more than 50% of the Common Stock of the Company in a non-public sale, (iii) the dissolution or liquidation of the Company or (iv) any merger, share exchange, consolidation or other reorganization or business combination if immediately after such transaction either (A) the persons who were directors of the Company immediately prior to such transaction do not constitute at least a majority of the directors of the surviving entity or (B) the persons who hold a majority of the voting capital stock of the surviving entity are not the persons who held a majority of the voting capital stock of the Company immediately prior to such transaction. Additionally, the Company agreed to pay Mr. Ofer both (i) a signing bonus in the aggregate amount of NIS 70,000 and (ii) an annual bonus pursuant to certain pre-determined measurable objectives agreed to with Mr. Ofer and approved by the board of directors by January 31 with respect to each calendar year, with the Company agreeing to recommend to the board of directors a grant of restricted stock in lieu of Mr. Ofer’s bonus through such time the Company is profitable and subject to meeting applicable objectives. In accordance with the terms of Mr. Ofer’s employment agreement, he will also receive additional benefits customary for an executive officer of his experience and for companies of similar stature and standing to that of the Company.

(2)

Consists of Mr. Avinu’s compensation earned in his capacity as the Senior VP Product of our wholly-owned subsidiary, Odysight.ai Ltd. Mr. Avinu’s employment commenced on November 15, 2022.

In connection with the appointment of Mr. Avinu as the Company’s Senior VP Product, the Company entered into an employment agreement with Mr. Avinu. The agreement provides for a monthly salary of NIS 60,000. The agreement also provides that Mr. Avinu is entitled to receive an equity grant of options to purchase a total of 100,000 shares of the Company’s Common Stock, par value $0.001 per share, at an exercise price of $4.50 per share, which shall vest and become exercisable as follows: 33.33% of the shares covered by Mr. Avinu’s options on the first anniversary of his service as SVP Product, and 8.33% of the shares covered by Mr. Avinu’s options at the end of each subsequent three-month period thereafter over the course of the subsequent two years. Additionally, the agreement provides to Mr. Avinu: (i) a signing bonus in the aggregate amount of NIS 50,000 (ii) a performance bonus in the aggregate amount of NIS 120,000 pursuant to certain objectives and (iii) the Company will consider, at to its sole discretion, after the first and second years following his employment, granting Mr. Avinu additional options / RSUs pursuant to certain objectives, subject to the approval of such grant by the CEO and board of directors of the Company. In accordance with the terms of Mr. Avinu’s employment agreement, he will also receive additional benefits customary for an executive officer of his experience and for companies of similar stature and standing to that of the Company.

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(3)

Consists of Ms. Yosef’s compensation earned in her capacity as the Chief Financial Officer of our wholly-owned subsidiary, Odysight.ai Ltd. Ms. Yosef did not earn any compensation in her capacity as the Chief Financial Officer of Odysight.ai Inc. Ms. Yosef’s employment commenced on January 15, 2021. Effective May 5, 2024, Ms. Yosef has served as our VP Finance and Ms. Einav Brenner as our Chief Financial Officer.

In connection with the appointment of Ms. Yosef as the Company’s Chief Financial Officer, the Company entered into an employment agreement with Ms. Yosef that provides for a monthly base salary of NIS 29,500 and monthly travel pay of NIS 2,500. In accordance with the terms of Ms. Yosef’s employment agreement, she will also receive additional benefits customary for an executive officer of her experience and for companies of similar stature and standing to that of the Company.

(4)

Consists of Mr. Priel’s compensation earned in his capacity as the Chief Software Architect of our wholly-owned subsidiary, Odysight.ai Ltd. Mr. Priel’s employment commenced on November 1, 2021.

In connection with the appointment of Mr. Priel as the Company’s Chief Software Architect, the Company entered into an employment agreement with Mr. Priel that provides for a monthly base salary of NIS 60,000. In accordance with the terms of Mr. Priel’s employment agreement, he will also receive additional benefits customary for an executive officer of his experience and for companies of similar stature and standing to that of the Company.

(5)

Consists of Mr. Molad’s compensation earned in his capacity as the VP Research and Development of our wholly-owned subsidiary, Odysight.ai Ltd. Mr. Molad’s employment commenced on June 4, 2023.

In connection with the appointment of Mr. Molad as the Company’s VP Research and Development, the Company entered into an employment agreement with Mr. Molad that provides for a monthly base salary of NIS 56,000 and monthly travel pay of NIS 6,500. The agreement also provides that Mr. Molad is entitled to receive an equity grant of options to purchase a total of 30,000 shares of the Company’s Common Stock, par value $0.001 per share, and 25,000 RSUs, the terms and conditions of which shall be subject to the sole discretion of the board of directors. Additionally, the agreement provides to Mr. Molad: (i) a signing bonus in the aggregate amount of NIS 75,000 and (ii) a performance bonus pursuant to certain objectives, which will be paid in cash and/or options/RSUs at the sole discretion of the Company. In accordance with the terms of Mr. Molad’s employment agreement, he will also receive additional benefits customary for an employee of his experience and for companies of similar stature and standing to that of the Company.

(6)	Represents a signing bonus.

(7)	Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of our executive compensation program. The relative levels of base salary for our named executive officers are designed to reflect each named executive officer’s scope of responsibility and accountability. Base salary amounts include management insurance (which includes pension, disability insurance and severance pay) and payments towards such employee’s education fund, and Israeli social security. Each named executive officer also receives gross-up payments for the taxes on these benefits. The amounts included here are the U.S. dollar equivalent from NIS. The conversion rate used was the average of the 2022 and 2023 rates between the U.S. dollar and NIS, as published by the Bank of Israel.

(8)	The amount shown in the “Option Awards” and “Stock Awards” columns represents the aggregate grant date fair value of awards computed in accordance with ASC 718, not the actual amounts paid to or realized by the Named Executive Officer during 2023 and 2022. The ASC 718 fair value amount as of the grant date for stock options generally is spread over the number of months of service required for the grant to vest.

(9)	The fair value of each stock option award is estimated as of the date of grant using the Black-Scholes valuation model.

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Employment Agreements

We, and through our wholly-owned subsidiary, Odysight.ai Ltd., have entered into written employment agreements with each of our executive officers. All of these agreements contain customary provisions regarding noncompetition, confidentiality of information, and assignment of inventions. However, the enforceability of the noncompetition provisions may be limited under applicable law. In addition, we have entered into agreements with each executive officer and director pursuant to which we have agreed to indemnify each of them to the fullest extent permitted by law to the extent that these liabilities are not covered by directors and officers’ insurance.

Outstanding Equity Awards

The following table provides information regarding equity awards for each of our named executive officers as of our fiscal year end of December 31, 2023.

Options Award								Restricted Stock Awards
Name and Position	No. of Securities Underlying Unexercised Options (#) Exercisable	No. of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Vesting Schedule		Option Expiration Date	Number of Units of Stock That Have Not Vested (#)	Market Value of Units of Stock That Have Not Vested ($)(1)

Yehu Ofer,	-	150,000	3.00		(2)	July 9, 2030	-	-
Chief Executive Officer	99,990	200,010	4.50		(2)	November 14, 2029

Jacob Avinu,	-	20,000	3.00		(2)	July 9, 2030	-	-
Senior VP Product Portfolio	33,330	66,670	4.50		(2)	November 14, 2029

Tanya Yosef	-	20,000	3.00		(2)	July 9, 2030	-	-
Chief Financial Officer	14,814	2,964	4.50		(2)	May 13, 2028
	29,609	-	2.61		(3)	February 12, 2027

Arik Priel	-	20,000	3.00		(2)	July 9, 2030	-	-
Chief Software Architect	26,666	13,334	4.50		(2)	November 15, 2028

Ido Molad	-	30,000	3.00		(2)	September 19, 2030	25,000	76,250
VP Research and Development

(1)	Based on the fair market value of our Common Stock on December 31, 2023 ($3.05 per share).

(2)	33.33% of the options granted will vest on the first anniversary date of the option grant, and 8.33% of the options will vest at the end of each subsequent three-month period thereafter over the course of the following two (2) years. Pursuant to an acceleration mechanism, any outstanding and unvested options shall immediately accelerate and vest upon the occurrence of certain events, including, inter alia, a merger or sale of all assets of the Company.

(3)	25% of the options granted will vest on the first anniversary date of the option grant, and 6.25% of the options will vest at the end of each subsequent three-month period thereafter over the course of the following three (3) years. Pursuant to an acceleration mechanism, any outstanding and unvested options shall immediately accelerate and vest upon the occurrence of certain events, including, inter alia, a merger or sale of all assets of the Company.

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Retirement or Similar Benefit Plans

We do not have any arrangements or plans that provide for the payment of retirement or similar benefits to our directors or executive officers.

Resignation, Retirement, Other Termination, or Change in Control Arrangements

We have no contract, agreement, plan or arrangement, whether written or unwritten, that provides for payments to our directors or executive officers at, following, or in connection with the resignation, retirement or other termination of our directors or executive officers, or a change in control of our Company or a change in our directors’ or executive officers’ responsibilities following a change in control.

Director Compensation

The following table sets out the compensation paid to directors for services rendered during the year ended December 31, 2023.

Name	Fees Earned or Paid in Cash	Stock Awards (*)	Option Awards (*)	All Other Compensation	Total
	$ in thousands
Prof. Benad Goldwasser	$120	$-	$355	$-	$475
Shmuel Donnerstein(1)	$15	$-	$71	$-	$86
Ronen Rosenbloom(2)	$6	$-	$-	$-	$6
Lior Amit(1)	$29	$-	$71	$-	$100
Moshe (Mori) Arkin	$16	$-	$71	$-	$87
Inbal Kreiss	$32	$-	$71	$-	$103
Zeev Vurembrand	$32	$-	$71	$-	$103
Ronit Rubin(3)	$2	$-	$72	$-	$74
Jackson Schneider(3)	$7	$-	$120	$-	$127
Nir Nimrodi(4)	$9	$-	$72	$-	$81

(1)	Served as director of Odysight.ai Inc. until December 6, 2023.

(2)	Served as director of Odysight.ai Inc. until June 1, 2023.

(3)	Served as a director of Odysight.ai Inc. since December 6, 2023.

(4)	Served as a director of Odysight.ai Inc. since August 13, 2023.

(*)	The amount shown in the “Stock Awards” and “Option Awards” columns represents the aggregate grant date fair value of awards computed in accordance with ASC 718, not the actual amounts paid to or realized by the directors during fiscal 2023. The fair value of each stock option award is estimated as of the date of grant using the Black-Scholes valuation model. Additional information regarding the assumptions used to estimate the fair value of all stock option awards is included in Note 9b-c Consolidated Financial Statements.

On March 15, 2020, our board of directors approved a quarterly fee of $4,000 payable to each of our currently serving directors, excluding Prof. Goldwasser. On each of April, 9, 2021 and August 12, 2021, our board of directors approved the same terms for directors appointed subsequent to March 15, 2020. On May 15, 2022, the board of directors approved a quarterly fee in the amount of $2,000 payable to a director for each committee on which such director serves, if any, with such fee in addition to any other fees to which such director is entitled as a member of the board of directors or any other committee.

On July 31, 2019, the Company entered into a consulting agreement with Prof. Goldwasser, whereby Prof. Goldwasser agreed to serve as chairman of the Board of Directors of the Company. Effective retroactively to March 1, 2019, services as chairman under the agreement were provided in consideration for a monthly fee of $10,000 and a grant of options to purchase Common Stock of the Company representing 5% of the fully diluted share capital of the Company post issuance of the then-next financing round, subject to certain limitations. The Options, which will have a six-year term, will vest in eight equal semi-annual installments over a period of four years with an exercise price per share calculated based on a 25% discount on the sale price of the Common Stock in the then-next fund raising of the Company and accelerated vesting upon closing of a material transaction resulting in change of control of the Company and/or in case Prof. Goldwasser is dismissed not for cause, with other terms and limitations as provided in the consulting agreement.

On November 22, 2023, our board of directors approved a separate compensation arrangement with Mr. Jackson Schneider, subject to his election as a director, which took place on December 6, 2023. In light of the special role and contributions that Mr. Schneider is expected to make to the operation of the Company, the Board approved compensation that includes an annual fee of $80,000, which will be paid on a monthly basis in equal installments, and a recommendation to the Board to grant Mr. Schneider options to purchase a total of 50,000 shares of common stock at an exercise price per share equal to $3.00 per share, vesting over a period of three years and such other terms as provided in a Director Service Agreement signed between Mr. Schneider and the Company.

Equity Compensation Plan Information

2020 Share Incentive Plan

We have adopted the 2020 Share Incentive Plan, or the 2020 Plan, under which we may grant equity-based incentive awards to attract, motivate, and retain the talent for which we compete. With adoption of the 2024 Share Incentive Plan, described below, we will make future awards under that plan and have ceased making new awards under the 2020 Plan.

Authorized Shares. The maximum number of shares of Common Stock available for issuance under the 2020 Plan is equal to the sum of 2,824,717 shares, or such number as our board of directors may determine from time to time.

Administration. Our board of directors, or a duly authorized committee of our board of directors, will administer the 2020 Plan. Under the 2020 Plan, the administrator has the authority, subject to applicable law, to interpret the terms of the 2020 Plan and any award agreements or awards granted thereunder, designate recipients of awards, determine and amend the terms of awards, including the exercise price of an option award, the fair market value of an ordinary share, the time and vesting schedule applicable to an award or the method of payment for an award, accelerate or amend the vesting schedule applicable to an award, prescribe the forms of agreement for use under the 2020 Plan, and take all other actions and make all other determinations necessary for the administration of the 2020 Plan.

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The administrator also has the authority to amend and rescind rules and regulations relating to the 2020 Plan or terminate the 2020 Plan at any time before the date of expiration of its ten-year term.

Eligibility. The 2020 Plan provides for granting awards under various tax regimes, including, without limitation, in compliance with Section 102 of the Israeli Income Tax Ordinance (New Version), 5721-1961 (the “Ordinance”), and Section 3(i) of the Ordinance and for awards granted to our United States employees or service providers, including those who are deemed to be residents of the United States for tax purposes, Section 422 of the Internal Revenue Code (the “Code”) and Section 409A of the Code.

Section 102 of the Ordinance allows employees, directors, and officers who are not controlling stockholders and are considered Israeli residents to receive favorable tax treatment for compensation in the form of shares or options. Our non-employee service providers and controlling stockholders may only be granted options under section 3(i) of the Ordinance, which does not provide for similar tax benefits.

Grant. All awards granted pursuant to the 2020 Plan will be evidenced by an award agreement, in a form approved, from time to time, by the administrator in its sole discretion. The award agreement will set forth the terms and conditions of the award, including the type of award, number of shares subject to such award, vesting schedule and conditions (including performance goals or measures), and the exercise price, if applicable. Certain awards under the 2020 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards.

Each award will expire seven years from the date of the grant thereof, unless such shorter term of expiration is otherwise designated by the administrator.

Awards. The 2020 Plan provides for the grant of stock options (including incentive stock options and nonqualified stock options), shares of Common Stock, restricted shares, restricted share units, and other share-based awards.

Options granted under the 2020 Plan to our employees who are U.S. residents may qualify as “incentive stock options” within the meaning of Section 422 of the Code, or may be non-qualified stock options. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders).

Exercise. An award under the 2020 Plan may be exercised by providing the company with a written or electronic notice of exercise and full payment of the exercise price for such shares underlying the award, if applicable, in such form and method as may be determined by the administrator and permitted by applicable law. An award may not be exercised for a fraction of a share. With regard to tax withholding, exercise price, and purchase price obligations arising in connection with awards under the 2020 Plan, the administrator may, in its discretion, accept cash, provide for net withholding of shares in a cashless exercise mechanism, or direct a securities broker to sell shares and deliver all or a part of the proceeds to the Company or the trustee.

Transferability. Other than by will, the laws of descent and distribution, or as otherwise provided under the 2020 Plan, neither the options nor any right in connection with such options are assignable or transferable.

Termination of Employment. For grantees who terminated their employment with the Company or any of its affiliates prior to July 5, 2022, all vested and exercisable awards held by such grantees as of the date of termination may be exercised within three months, unless otherwise determined by the administrator. For grantees who terminated their employment with the Company or any of its affiliates after July 5, 2022, all vested and exercisable awards held by such grantees as of the date of termination may be exercised within three years, unless otherwise determined by the administrator. After such three month or three-year period, as applicable, all such unexercised awards will terminate, and the shares covered by such awards shall again be available for issuance under the 2020 Plan.

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In the event of termination of a grantee’s employment or service with the company or any of its affiliates due to such grantee’s death, permanent disability, or retirement, all vested and exercisable awards held by such grantee as of the date of termination may be exercised by the grantee or the grantee’s legal guardian, estate, or by a person who acquired the right to exercise the award by bequest or inheritance, as applicable, within twelve months after such date of termination, unless otherwise provided by the administrator. Any awards which are unvested as of the date of such termination or which are vested but not then exercised within the twelve-month period following such date, will terminate and the shares covered by such awards shall again be available for issuance under the 2020 Plan.

Notwithstanding any of the foregoing, if a grantee’s employment or services with the company or any of its affiliates is terminated for “cause” (as defined in the 2020 Plan), all outstanding awards held by such grantee (whether vested or unvested) will terminate on the date of such termination and the shares covered by such awards shall again be available for issuance under the 2020 Plan.

Transactions. In the event of a share split, reverse share split, share dividend, recapitalization, combination, or reclassification of our shares, or any other increase or decrease in the number of issued shares effected without receipt of consideration by the company (but not including the conversion of any convertible securities of the company), the administrator in its sole discretion shall make an appropriate adjustment in the number of shares related to each outstanding award and to the number of shares reserved for issuance under the 2020 Plan, to the class and kind of shares subject to the 2020 Plan, as well as the exercise price per share of each outstanding award, as applicable, the terms and conditions concerning vesting and exercisability, and the term and duration of outstanding awards, or any other terms that the administrator adjusts in its discretion, or the type or class of security, asset, or right underlying the award (which need not be only that of the Company, and may be that of the surviving corporation or any affiliate thereof or such other entity party to any of the above transactions); provided that any fractional shares resulting from such adjustment shall be rounded down to the nearest whole share unless otherwise determined by the administrator. In the event of a distribution of a cash dividend to all stockholders, the administrator may determine, without the consent of any holder of an award, that the exercise price of an outstanding and unexercised award shall be reduced by an amount equal to the per share gross dividend amount distributed by the Company, subject to applicable law.

In the event of a merger or consolidation of our Company, or a sale of all, or substantially all, of the Company’s shares or assets, or other transaction having a similar effect on the Company, or change in the composition of the board of directors, or liquidation or dissolution, or such other transaction or circumstances that the board of directors determines to be a relevant transaction, then without the consent of the grantee, the administrator may but is not required to (i) cause any outstanding award to be assumed or substituted by such successor corporation, or (ii) regardless of whether or not the successor corporation assumes or substitutes the award (a) provide the grantee with the option to exercise the award as to all or part of the shares, and may provide for an acceleration of vesting of unvested awards, or (b) cancel the award and pay in cash, shares of the company, the acquirer, or other corporation which is a party to such transaction, or other property as determined by the administrator as fair in the circumstances. Notwithstanding the foregoing, the administrator may upon such event amend, modify, or terminate the terms of any award as it shall deem, in good faith, appropriate.

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2024 Share Incentive Plan

We have adopted the 2024 Share Incentive Plan, or the 2024 Plan, under which we may grant equity-based incentive awards to attract, motivate, and retain the talent for which we compete.

Authorized Shares. The maximum number of shares of Common Stock available for issuance under the 2024 Plan is equal to the sum of 234,484 shares, or such number as our board of directors may determine from time to time. Awards granted under either the 2020 Plan or the 2024 Plan that have expired or was cancelled or become un-exercisable for any reason without having been exercised in full, the Shares that were subject thereto shall become available for future grant under the 2024Administration. Our board of directors, or a duly authorized committee of our board of directors, will administer the 2024 Plan. Under the 2024 Plan, the administrator has the authority, subject to applicable law, to interpret the terms of the 2024 Plan and any award agreements or awards granted thereunder, designate recipients of awards, determine and amend the terms of awards, including the exercise price of an option award, the fair market value of an ordinary share, the time and vesting schedule applicable to an award or the method of payment for an award, accelerate or amend the vesting schedule applicable to an award, prescribe the forms of agreement for use under the 2024 Plan, and take all other actions and make all other determinations necessary for the administration of the 2024 Plan.

The administrator also has the authority to amend and rescind rules and regulations relating to the 2024 Plan or terminate the 2024 Plan at any time before the date of expiration of its ten-year Eligibility. The 2024 Plan provides for granting awards under various tax regimes, including, without limitation, in compliance with Section 102 of the Israeli Income Tax Ordinance (New Version), 5721-1961 (the “Ordinance”), and Section 3(i) of the Ordinance and for awards granted to our United States employees or service providers, including those who are deemed to be residents of the United States for tax purposes, Section 422 of the Internal Revenue Code (the “Code”) and Section 409A of the Code.

Section 102 of the Ordinance allows employees, directors, and officers who are not controlling stockholders and are considered Israeli residents to receive favorable tax treatment for compensation in the form of shares or options. Our non-employee service providers and controlling stockholders may only be granted options under section 3(i) of the Ordinance, which does not provide for similar tax benefits.

Grant. All awards granted pursuant to the 2024 Plan will be evidenced by an award agreement, in a form approved, from time to time, by the administrator in its sole discretion. The award agreement will set forth the terms and conditions of the award, including the type of award, number of shares subject to such award, vesting schedule and conditions (including performance goals or measures), and the exercise price, if applicable. Certain awards under the 2024 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards.

Each award will expire seven years from the date of the grant thereof, unless such shorter term of expiration is otherwise designated by the administrator.

Awards. The 2024 Plan provides for the grant of stock options (including incentive stock options and nonqualified stock options), shares of Common Stock, restricted shares, restricted share units, and other share-based awards.

Options granted under the 2024 Plan to our employees who are U.S. residents may qualify as “incentive stock options” within the meaning of Section 422 of the Code, or may be non-qualified stock options. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders).

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Exercise. An award under the 2024 Plan may be exercised by providing the company with a written or electronic notice of exercise and full payment of the exercise price for such shares underlying the award, if applicable, in such form and method as may be determined by the administrator and permitted by applicable law. An award may not be exercised for a fraction of a share. With regard to tax withholding, exercise price, and purchase price obligations arising in connection with awards under the 2024 Plan, the administrator may, in its discretion, accept cash, provide for net withholding of shares in a cashless exercise mechanism, or direct a securities broker to sell shares and deliver all or a part of the proceeds to the Company or the trustee.

Transferability. Other than by will, the laws of descent and distribution, or as otherwise provided under the 2024 Plan, neither the options nor any right in connection with such options are assignable or transferable.

Termination of Employment. In the event of termination of a grantee’s employment or service with the company or any of its affiliates (other than by reason of death, disability, or retirement), all vested and exercisable awards held by such grantees as of the date of termination may be exercised within three months after such date of termination, unless otherwise determined by the administrator. After such three month period, all such unexercised awards will terminate, and the shares covered by such awards shall again be available for issuance under the 2024 Plan.

In the event of termination of a grantee’s employment or service with the company or any of its affiliates due to such grantee’s death, permanent disability, all vested and exercisable awards held by such grantee as of the date of termination may be exercised by the grantee or the grantee’s legal guardian, estate, or by a person who acquired the right to exercise the award by bequest or inheritance, as applicable, within one year after such date of termination, unless otherwise provided by the administrator. Any awards which are unvested as of the date of such termination or which are vested but not then exercised within the twelve-month period following such date, will terminate and the shares covered by such awards shall again be available for issuance under the 2024 Plan.

In the event of termination of a grantee’s employment or service with the company or any of its affiliates due to such grantee’s retirement, all vested and exercisable awards held by such grantee at the time of such retirement may be exercised by the grantee within three months after the date of such retirement, unless otherwise provided by the administrator. Any awards which are unvested as of the date of such termination or which are vested but not then exercised within the three months period following such date, will terminate and the shares covered by such awards shall again be available for issuance under the 2024 Plan.

Notwithstanding any of the foregoing, if a grantee’s employment or services with the company or any of its affiliates is terminated for “Cause” (as defined in the 2024 Plan), all outstanding awards held by such grantee (whether vested or unvested) will terminate on the date of such termination and the shares covered by such awards shall again be available for issuance under the 2024 Plan.

Transactions. In the event of a share split, reverse share split, share dividend, recapitalization, combination, or reclassification of our shares, or any other increase or decrease in the number of issued shares effected without receipt of consideration by the company (but not including the conversion of any convertible securities of the company), the administrator in its sole discretion shall make an appropriate adjustment in the number of shares related to each outstanding award and to the number of shares reserved for issuance under the 2024 Plan, to the class and kind of shares subject to the 2024 Plan, as well as the exercise price per share of each outstanding award, as applicable, the terms and conditions concerning vesting and exercisability, and the term and duration of outstanding awards, or any other terms that the administrator adjusts in its discretion, or the type or class of security, asset, or right underlying the award (which need not be only that of the Company, and may be that of the surviving corporation or any affiliate thereof or such other entity party to any of the above transactions); provided that any fractional shares resulting from such adjustment shall be rounded down to the nearest whole share unless otherwise determined by the administrator. In the event of a distribution of a cash dividend to all stockholders, the administrator may determine, without the consent of any holder of an award, that the exercise price of an outstanding and unexercised award shall be reduced by an amount equal to the per share gross dividend amount distributed by the Company, subject to applicable law.

the event of a merger or consolidation of our Company, or a sale of all, or substantially all, of the Company’s shares or assets, or other transaction having a similar effect on the Company, or liquidation or dissolution, or such other transaction or circumstances that the board of directors determines to be a relevant transaction, then without the consent of the grantee, the administrator may but is not required to (i) cause any outstanding award to be assumed or substituted by such successor corporation, or (ii) regardless of whether or not the successor corporation assumes or substitutes the award (a) provide the grantee with the option to exercise the award as to all or part of the shares, and may provide for an acceleration of vesting of unvested awards, or (b) cancel the award and pay in cash, shares of the company, the acquirer, or other corporation which is a party to such transaction, or other property as determined by the administrator as fair in the circumstances. Notwithstanding the foregoing, the administrator may upon such event amend, modify, or terminate the terms of any award as it shall deem, in good faith, appropriate.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

The following section describes various related party transactions. Pursuant to the 2023 Stock Transfer Transaction (as defined above), Medigus sold all of its shares of our Common Stock, following which sale Medigus beneficially owned none of our Common Stock and ceased to be a “related person”.

On April 20, 2020, Medigus and Odysight.ai Ltd. entered into an Intercompany Services Agreement, which amended and restated the intercompany services agreement executed between the parties on May 30, 2019. The agreement has an initial term of one year, and renews automatically for additional one-year periods, unless either party provides 60 (sixty) days written notice of non-renewal. Either Medigus or Odysight.ai Ltd. may terminate the agreement for convenience upon providing 60 days prior written notice. The services to be provided by Odysight.ai Ltd. include the provision of office space, utilities, car services, insurance, and chief financial officer services. In consideration for the foregoing services, Odysight.ai Ltd. is entitled to arm’s length service fees based on the most recent transfer pricing analysis as performed by an external expert, which may be adjusted from time to time. On March 22, 2022, Odysight.ai Ltd. provided prior written notice to Medigus of termination of the Intercompany Services Agreement effective May 21, 2022.

Since January 1, 2021 and as of the date hereof, our board of directors authorized the allotment of options to purchase 278,334 shares of Common Stock to Prof. Benad Goldwasser and an aggregate of 1,476,842 options and RSUs to purchase shares of Common Stock to certain officers and directors of our Company.

On March 29, 2021, we issued to certain investors, including Arkin Ltd., 2,469,156 units in exchange for an aggregate purchase price of $20 million. Each such unit consists of (i) one share of Common Stock and (ii) one warrant to purchase one share of Common Stock with an exercise price of $10.35 per share. Each such warrant is exercisable until the close of business on March 31, 2026. Pursuant to the terms of the foregoing warrants, following April 1, 2024, if the closing price of our the Common Stock equal or exceeds 135% of the aforementioned exercise price (subject to appropriate adjustments for stock splits, stock dividends, stock combinations and other similar transactions after the issue date of the warrants) for any thirty (30) consecutive trading days, we may force the exercise of the warrants, in whole or in part, by delivering to these investors a notice of forced exercise. The shares of Common Stock and the warrants were issued to such investors pursuant to Regulation S of the Securities Act of 1933, as amended. The securities issued in connection with the foregoing investment were registered by us for resale under a registration statement on Form S-1 declared effective on May 10, 2021.

On March 16, 2023 pursuant to the 2023 Private Placement, we entered into and consummated securities purchase agreements with (i) Phoenix Insurance Company Ltd. (for Moshe Arkin through his individual retirement account) and (ii) Phoenix Insurance , and Phoenix Amitim, in connection with the sale and issuance of an aggregate of 3,294,117 units, at a purchase price of $4.25 per unit, and for an aggregate purchase price of $14,000,000. Each unit consists of: (i) one share of Common Stock and (ii) one warrant to purchase one share of Common Stock with an exercise price of $5.50 (the “Warrants”). The Warrants are immediately exercisable and will expire three (3) years from the date of issuance and will be subject to customary adjustments. In connection with the 2023 Private Placement, we undertook to file a Registration Statement on Form S-1 with the Securities and Exchange Commission covering the resale of the shares of Common Stock issued pursuant to the 2023 Private Placement, the shares of Common Stock underlying the Warrants issued pursuant to the 2023 Private Placement, and any other shares of Common Stock and shares of Common Stock underlying warrants to the extent previously issued to Mr. Arkin, Phoenix Insurance or Phoenix Amitim. We further undertook that the Registration Statement on Form S-1 would not include any shares of Common Stock or other securities for the account of any other holder without the prior written consent of Mr. Arkin, Phoenix Insurance and Phoenix Amitim. As with Mr. Arkin, Phoenix Insurance and Phoenix Amitim are existing stockholders of the Company. The shares of Common Stock and warrants were issued pursuant to Regulation S of the Securities Act of 1933, as amended.

During 2022 and 2023 the Company received development services in the amount of $117,000 and $29,000, respectively, from Smartec R&D Ltd., a company owned by our former CTO, Amir Govrin.

On July 16, 2024, we issued 2,144,583 shares of the Company’s Common Stock in the 2024 Private Placement in consideration for a purchase price of $4.80 per share to new and existing investors, including Mori Arkin, who currently serves as a director on our board of directors, and The Phoenix Holdings, through Phoenix Insurance and Phoenix Amitim. The Company raised approximately $10 million in the 2024 Private Placement. The shares of Common Stock were issued pursuant to Regulation S of the Securities Act of 1933, as amended.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management

The table below provides information regarding the beneficial ownership of our common stock as of July 31, 2024, of (i) each of our current directors, (ii) each of the Named Executive Officers, (iii) all of our current directors and officers as a group, and (iv) each person or entity known to us who owns more than 5% of our common stock.

The percentage of common stock beneficially owned is based on 12,602,516 shares of common stock outstanding as of July 31, 2024. The number and percentage of shares beneficially owned by a person or entity also include shares of common stock issuable upon exercise of warrants that are currently exercisable or will become exercisable within 60 days of July 31, 2024. However, these shares are not deemed to be outstanding for the purpose of computing the percentage of shares beneficially owned of any other person or entity.

Unless otherwise indicated below, the address for each beneficial owner listed in the table below is c/o Odysight.ai Inc., Suite 7A, Industrial Park, P.O. Box 3030, Omer, Israel 8496500.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Prof. Benad Goldwasser(2)	682,976	5.22%
Inbal Kreiss(3)	26,024	*
Moshe (Mori) Arkin(4)	7,918,828	52.07%
Zeev Vurembrand(5)	41,024	*
Yehu Ofer(6)	244,321	1.90%
Tanya Yosef(7)	54,053	*
Eli Israeli	-	-
Einav Brener	-	-
Jacob Avinu(8)	64,997	*
Nir Nimrodi(9)	9,999	*
Jackson Schneider	-	-
Ronit Rubin	-	-
Directors and officers as a group (12 individuals)	9,042,222	56.15%
The More Group (10)	970,760	7.45%
The Phoenix Holdings (11)	3,777,878	26.56%
The Meitav Dash Group (12)	1,425,108	10.91%

* Less than 1%.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Each of the beneficial owners named in the table have, to our knowledge, direct ownership of and sole voting and investment power with respect to the shares of common stock beneficially owned by them.

(2)	Includes options to purchase 489,035 shares of common stock which are currently exercisable or will become exercisable within 60 days of July 31, 2024.

(3)	Includes options to purchase 26,024 shares of common stock which are currently exercisable or will become exercisable within 60 days of July 31, 2024.

(4)	Securities included herein are held directly by Mr. Moshe Arkin, Mr. Arkin through his individual retirement account at Phoenix Insurance Company Ltd., or by M. Arkin (1999) Ltd, a company wholly-owned by Mr. Arkin. These securities include warrants to purchase 2,575,164 shares of Common Stock and options to purchase 31,580 shares of Common Stock which are currently exercisable or will become exercisable within 60 days of July 31, 2024.

(5)	Consists of options to purchase 26,024 shares of common stock which are currently exercisable or will become exercisable within 60 days of July 31, 2024.

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(6)	Consists of options to purchase 224,988 shares of common stock which are currently exercisable or will become exercisable within 60 days of July 31, 2024.

(7)	Consists of options to purchase 54,053 shares of common stock which are currently exercisable or will become exercisable within 60 days of July 31, 2024.

(8)	Consists of options to purchase 64,997 shares of common stock which are currently exercisable or will become exercisable within 60 days of July 31, 2024.

(9)	Includes options to purchase 9,999 shares of common stock which are currently exercisable or will become exercisable within 60 days of July 31, 2024.

(10)	Based on information provided to or available to the Company, includes of warrants to purchase 432,099 shares of common stock Consists of options to purchase 432,099 shares of common stock which are currently exercisable or will become exercisable within 60 days of July 31, 2024. The business address of the More Group is BSR Tower 1, 2 Ben Gurion Street, Ramat Gan, Israel.

(11)	Based on information provided to or available to the Company and on the Schedule 13G/A filed by The Phoenix Holdings with the SEC on February 12, 2024, securities included herein are held directly by Phoenix Insurance and Phoenix Amitim, majority or wholly-owned subsidiaries of the Phoenix Holdings Ltd. In general, subsidiaries of the Phoenix Holdings Ltd. manage their own funds and/or the funds of others, including for holders of exchange-traded notes or various insurance policies, members of pension or provident funds, unit holders of mutual funds, and portfolio management clients. Each subsidiary operates under independent management and makes its own independent voting and investment decisions. These securities include 1,620,189 warrants to purchase shares of Common Stock, which are currently exercisable or will become exercisable within 60 days of July 31, 2024. Not included as beneficially owned by The Phoenix Holdings are shares of Common Stock held by Mr. Arkin through his individual retirement account at Phoenix Insurance Company Ltd.; rather, as indicated in footnote 4 above, these shares of Common Stock are beneficially owned by Mr. Arkin. The business address of the Phoenix Holdings Ltd. is Derech Hashalom 53, Givataim 53454, Israel.

(12)	Based on information provided to or available to the Company, includes warrants to purchase 458,054 shares of common stock which are currently exercisable or will become exercisable within 60 days of July 31, 2024.

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DESCRIPTION OF CAPITAL STOCK

The following is a summary of some of the terms of our Common Stock, par value $0.001, based on our Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) and our Amended and Restated Bylaws (the “Bylaws”). The following summary is not complete and is subject to, and is qualified in its entirety by reference to, the provisions of our Articles of Incorporation, our Bylaws as well as the Nevada Revised Statutes (“NRS”) and any other documents referenced in the summary and from which the summary is derived.

OTC Market

Our Common Stock is quoted on the OTC Market, OTCQB Tier, under the symbol “ODYS”. Prior to February 12, 2024, our Common Stock was quoted under the symbol “SCTC”.

Registration

Odysight.ai was incorporated on March 22, 2013 in the State of Nevada under the name Intellisense Solutions Inc.

Common Stock

We are authorized to issue up to a total of 300,000,000 shares of Common Stock. Holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders.

As of July 31, 2024, there were 12,602,516 shares of Common Stock outstanding and there were 51 holders of record of our Common Stock.

Voting Rights

Holders of Common Stock are entitled to one vote per share on all matters voted on generally by the stockholders, including the election of directors, and the holders of Common Stock possess all voting power of our stockholders. Holders of Common Stock do not have cumulative voting rights.

Liquidation Rights

If any, upon any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, holders of shares of Common Stock are entitled to share equally and ratably in the assets of the Company to be distributed among the holders of outstanding shares of Common Stock.

Dividends

In general, the holders of outstanding shares of our Common Stock are entitled to receive dividends out of funds legally available therefor at such times and in such amounts as our board of directors may from time to time determine. As a Nevada corporation, we are subject to the limitations of Nevada law, which allows us to pay dividends unless, after such dividend, we would not be able to pay our debts as they become due in the usual course of business or our total assets would be less than the sum of our total liabilities plus any amount that would be needed if we were to be dissolved at the time of the dividend payment to satisfy the preferential rights of stockholders whose preferential rights are superior to those receiving the dividend.

Changing our Articles of Incorporation and Bylaws

Our Articles of Incorporation may be amended or repealed in the manner prescribed by the NRS, and all rights conferred upon stockholders are granted subject to this reservation. Additionally, the affirmative vote of the holders of at least sixty-six percent (66%) of the voting power of all the then outstanding shares of Capital Stock entitled to be voted at the meeting, present in person or represented by proxy, shall be required to amend, alter or repeal, or adopt any provision inconsistent with, Articles IV through XIII of our Articles of Incorporation, and in addition to the affirmative vote of the holders of any class or series of the shares of capital stock required by law.

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Our bylaws may be adopted, amended or repealed, and new bylaws made, by the Board of Directors, but our stockholders may make additional bylaws and may alter and repeal any bylaws, whether adopted by them or otherwise, by affirmative vote of the holders of at least sixty-six percent (66%) of the voting power of all of the then outstanding shares of Capital Stock entitled to be voted at the meeting, present in person or represented by proxy.

Board of Directors

Directors shall be divided into three classes. The initial first, second, and third class directors shall serve terms of office expiring at the first, second and third annual meeting of stockholders following the initial classification of directors, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election and until their successors are duly elected and qualified. The Board of Directors is authorized to assign directors already in office to such classes as it may determine at the time the classification becomes effective.

In any election of directors, the persons (i) in contested elections receiving a plurality of the votes cast, up to the number of directors to be elected in such election, shall be deemed elected or (ii) in uncontested elections receiving a majority of the votes shall be deemed elected. The stockholders are expressly prohibited from cumulating their votes in any election of our directors. Each director shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Anti-Takeover Effects of Nevada Law and Our Articles of Incorporation and Bylaws

General. Certain provisions of our Articles of Incorporation and our Bylaws, and certain provisions of the NRS could make our acquisition by a third party, a change in our incumbent management, or a similar change of control more difficult. These provisions, which are summarized below, may reduce our vulnerability to an unsolicited proposal for the restructuring or sale of all or substantially all of our assets or an unsolicited takeover attempt. The summary of the provisions set forth below does not purport to be complete and is qualified in its entirety by reference to our Articles of Incorporation and our Bylaws and the applicable provisions of the NRS.

Advance Notice Requirements. Stockholders wishing to nominate or re-nominate persons for election to our Board of Directors at an annual meeting or to propose any business to be considered by our stockholders at an annual meeting must comply with certain advance notice and other requirements set forth in our Bylaws. Likewise, if our Board of Directors has determined that directors shall be elected at a special meeting of stockholders, stockholders wishing to nominate or re-nominate persons for election to our board of directors at such special meeting must comply with certain advance notice and other requirements set forth in our Bylaws.

Special Meetings. Our Bylaws provide that special meetings of stockholders may only be called by the Board of Directors acting pursuant to a resolution approved by the affirmative vote by a majority of the directors then in office.

Board Vacancies. Any vacancy on our board of directors, howsoever resulting, may be filled by a majority vote of the directors then in office even if less than a quorum is present. Any director elected to fill a vacancy shall hold office for a term expiring at the next annual meeting of stockholders, at which their successors are elected or appointed and the term of the class to which he or she has been elected expires, or until his or her earlier resignation or removal.

Removal of Directors. Our Bylaws provide that any director, or the entire Board of Directors, may be removed from office at any time only for cause and only by the affirmative vote of the holders of at least seventy percent (70%) of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote at an election of directors, voting together as a single class. NRS 78.335 generally requires the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote in order to remove an incumbent director.

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Nevada Anti-Takeover Statutes. Nevada’s “acquisition of controlling interest” statutes (NRS 78.378 through 78.3793, inclusive) contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. These laws will apply to us as of a particular date if we were to have 200 or more stockholders of record (at least 100 of whom have addresses in Nevada appearing on our stock ledger at all times during the 90 days immediately preceding that date) and do business in the State of Nevada directly or through an affiliated corporation, unless our articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply. Our Articles of Incorporation include a provision electing that the Company be governed by these laws. These laws may have a chilling effect on certain transactions by for example discouraging companies or persons interested in acquiring a significant interest in or control of us, regardless of whether such transactions may be in the interest of our stockholders, unless our Articles of Incorporation or Bylaws are amended to provide that these provisions generally do not apply to us or to an acquisition of a controlling interest, or if our disinterested stockholders do not confer voting rights in the control shares. However, at this time, we do not believe we have 100 stockholders of record resident of Nevada and we do not conduct business in Nevada directly or through an affiliated corporation. Therefore, the provisions of the control share acquisition act are believed not to apply to acquisitions of our shares at this time and will not until such time as these requirements have been met.

Nevada’s “combinations with interested stockholders” statutes (NRS 78.411 through 78.444, inclusive) provide that specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” of the corporation are prohibited for two years after such person first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or unless the combination is approved by the board of directors and sixty percent of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Furthermore, in the absence of prior approval certain restrictions may apply even after such two-year period. For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder”. These laws generally apply to Nevada corporations with 200 or more stockholders of record. Our Articles of Incorporation include a provision electing that the Company not be governed by these laws.

In addition, NRS 78.139 also provides that directors may resist a change or potential change in control of the corporation if the board of directors determines that the change or potential change is opposed to or not in the best interest of the corporation upon consideration of any relevant facts, circumstances, contingencies or constituencies pursuant to NRS 78.138(4).

Transfer Agent

The transfer agent and registrar for our Common Stock is Securities Transfer Corporation. The transfer agent and registrar’s address is 2901 N. Dallas Parkway, Suite 380, Plano, Texas 75093. The transfer agent’s telephone number is (469) 633-0101.

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Shares Eligible for Future Sale

Rule 144

●	Pursuant to Rule 144 of the Securities Act, a person who has beneficially owned restricted shares of our Common Stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale, (ii) we are subject to the Exchange Act reporting requirements for at least 90 days before the sale and (iii) if the sale occurs prior to satisfaction of a one-year holding period, we provide current information at the time of sale.

●	Persons who have beneficially owned restricted shares of our Common Stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of: 1% of total shares outstanding and the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a 144 notice with respect to such sale (which average volume criteria only applies if the company’s securities become listed on Nasdaq or an exchange).

These provisions are, in each case, dependent on the Company being subject to the Exchange Act periodic reporting requirements for at least three months before the sale. However, since our shares are quoted on the OTC Markets, which is not an “automated quotation system”, our stockholders will not be able to rely on the market-based volume limitation described in the second bullet above. If, in the future, our securities are listed on an exchange or quoted on Nasdaq, then our stockholders would be able to rely on the market-based volume limitation. Unless and until our stock is so listed or quoted, our stockholders can only rely on the percentage based volume limitation described in the first bullet above.

Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144. The selling stockholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus.

Rule 144(i)(1) also prohibits reliance on the rule for sales of restricted stock and any stock held by affiliates of the issuing company into the public market if the issuing company is now or at any time previously has been a “shell company”, unless the requirements of Rule 144(i)(2) are satisfied. Our Company had been a shell company prior to December 30, 2019, and we satisfied the requirements of Rule 144(i)(2).

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SELLING STOCKHOLDERS

Beneficial Ownership and Other Information

We are registering the resale of up to 6,851,574 outstanding shares of Common Stock which are held by the Selling Stockholders as a result of private placement equity financings in Odysight.ai and third-party purchases, and an additional aggregate of 4,195,353 shares of Common Stock that the Selling Stockholders may acquire upon exercise of warrants that we have issued to them pursuant to private placement equity financings. The shares of common stock and warrants to acquire common stock were acquired in the following private placement equity financings and third-party purchases:

Selling Stockholder	Shares from 2019 Private Placement	Shares from 2020 Private Placement	Shares from 2021 Private Placement	Warrants from 2021 Private Placement	Shares from 2023 Private Placement	Warrants from 2023 Private Placement	Shares from 2023 Stock Transfer Transaction
Moshe (Mori) Arkin		688,705	222,223	222,223	2,352,941	2,352,941	1,292,576
The Phoenix Holdings			679,013	679,013	941,176	941,176	433,333
Lior Prosor							33,333
Prof. Benad Goldwasser	43,941						150,000
Yehu Ofer							14,333
TOTAL	43,941	688,705	901,236	901,236	3,294,117	3,294,117	1,923,575

In this prospectus, the term “Selling Stockholders” includes (i) the entities identified in the table below (as such table may be amended from time to time by means of an amendment to the registration statement of which this prospectus forms a part) and (ii) any donees, pledgees, transferees or other successors-in-interest that acquire any of the shares of Common Stock covered by this prospectus after the date of this prospectus from the Selling Stockholders as a gift, pledge, partnership distribution or other non-sale related transfer.

The registration of the resale of the shares of Common Stock covered by this prospectus does not necessarily mean that the Selling Stockholders will acquire (if not already held by them) or resell any or all of those shares.

The information in the table below is based upon information provided by the Selling Stockholders. The percentage of Common Stock owned by each of the Selling Stockholders (including shares underlying warrants that we have issued to them pursuant to equity financings) is based on 12,602,516 shares of Common Stock outstanding as of July 31, 2024. To the best of our knowledge, the Selling Stockholders do not have an agreement or understanding, directly or indirectly, with any person to distribute the shares of Common Stock at the time that they entered into the equity financing agreement under which they have been issued or may be issued such shares.

Unless otherwise indicated below, the address for each beneficial owner listed in the table below is c/o Odysight.ai Inc., Suite 7A, Industrial Park, P.O. Box 3030, Omer, Israel 8496500.

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to this Offering(1)		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus(2)	Shares of Common Stock Beneficially Owned After this Offering (3)
	Shares	Percentage		Shares	Percentage
Moshe (Mori) Arkin (4)	7,918,828	52.07%	7,131,609	787,219	5.18%
The Phoenix Holdings (5)	3,777,878	26.56%	3,673,711	104,167	*
Lior Prosor (6)	82,717	*	33,333	49,384	*
Prof. Benad Goldwasser (7)	682,976	5.22%	193,941	489,035	3.74%
Yehu Ofer (8)	244,321	1.90%	14,333	229,988	1.79%

*	Less than 1%.

(1)	The percentage of shares of Common Stock owned is based on 12,602,516 shares of Common Stock outstanding as of July 31, 2024.

(2)	Includes all shares of Common Stock issuable upon exercise of outstanding warrants, all of which shares may be sold in the offering under this prospectus.

(3)	We have assumed for purposes of the above table that all shares of Common Stock being registered for resale hereunder are sold by the relevant Selling Stockholders. There is no guarantee that any of those shares will actually be sold by the Selling Stockholders.

(4)	Securities included herein are held directly by Mr. Moshe Arkin, Mr. Arkin through his individual retirement account at Phoenix Insurance Company Ltd., or by M. Arkin (1999) Ltd, a company wholly-owned by Mr. Arkin. These securities include warrants to purchase 2,575,164 shares of Common Stock and options to purchase 31,580 shares of Common Stock which are currently exercisable or will become exercisable within 60 days of July 31, 2024. Mr. Arkin currently serves as a director on our board of directors.

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(5)	Based on information provided to or available to the Company and on the Schedule 13G/A filed by the Phoenix Holdings with the SEC on February 12, 2024, securities included herein are held directly by Phoenix Insurance and Phoenix Amitim, majority or wholly-owned subsidiaries of the Phoenix Holdings Ltd. In general, subsidiaries of Phoenix Holdings manage their own funds and/or the funds of others, including for holders of exchange-traded notes or various insurance policies, members of pension or provident funds, unit holders of mutual funds, and portfolio management clients. Each subsidiary operates under independent management and makes its own independent voting and investment decisions. These securities include 1,620,189 warrants to purchase shares of Common Stock, which are currently exercisable or will become exercisable within 60 days of July 31, 2024. Not included as beneficially owned by The Phoenix Holdings are shares of Common Stock held by Mr. Arkin through his individual retirement account at Phoenix Insurance Company Ltd.; rather, as indicated in footnote 4 above, these shares of Common Stock are beneficially owned by Mr. Arkin. The business address of the Phoenix Holdings Ltd. is Derech Hashalom 53, Givataim 53454, Israel.

(6)	Includes warrants to purchase 24,692 shares of Common Stock, which are currently exercisable or will become exercisable within 60 days of July 31, 2024. The address for Mr. Prosor is 230 west 79th street New York, NY, 10024.

(7)	Includes options to purchase 489,035 shares of Common Stock which are currently exercisable or will become exercisable within 60 days of July 31, 2024. Prof. Goldwasser currently serves as chairman of our board of directors.

(8)	Includes options to purchase 224,988 shares of Common Stock which are currently exercisable or will become exercisable within 60 days of July 31, 2024. Mr. Ofer currently serves as our chief executive officer.

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PLAN OF DISTRIBUTION

The Selling Stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of Common Stock or interests in shares of Common Stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock or interests in shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.

The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted by applicable law.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Stockholders from the sale of the Common Stock offered by them will be the purchase price of the Common Stock less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Common Stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

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The Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the Common Stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling Stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our Common Stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the Selling Stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (i) the date that such securities become eligible for resale without volume or manner-of-sale restrictions and without current public information pursuant to Rule 144 under the Securities Act or any other rule of similar effect, (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect or (iii) the third anniversary of the closing of the 2023 Private Placement.

LEGAL MATTERS

The validity of the shares of Common Stock offered by this prospectus will be passed upon for us by The Crone Law Group, P.C.

EXPERTS

The financial statements of Odysight.ai Inc. (formerly known as ScoutCam Inc.) dated as of December 31, 2023 and December 31, 2022 and for the years then ended, as included in this prospectus, have been audited by Brightman Almagor Zohar & Co., a firm in the Deloitte global network, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm and given the firm’s authority as experts in accounting and auditing.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act relating to the offering of these securities. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information in respect of our Company and the securities offered by this prospectus, you should refer to the registration statement, including the exhibits and schedules thereto.

We file annual, quarterly and other reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You can read our SEC filings, including the registration statement, at the SEC’s website at http://www.sec.gov.

You may also obtain information about us by visiting our website at https://www.odysight.ai/. Information contained in our website is not part of this prospectus.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not rely on any other representations. Our affairs may change after this prospectus is distributed. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, paid or payable by the Registrant in connection with the sale of the shares of Common Stock being registered hereby. All amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$5,598
Legal fees and expenses	$170,000
Accounting fees and expenses	$25,000
Miscellaneous fees and expenses	$15,000
Total	$215,598

Under agreements between our Company and the Selling Stockholders, we have agreed to bear all costs, expenses and fees in connection with the registration of the shares of Common Stock offered under this prospectus.

Item 14. Indemnification of Directors and Officers.

Nevada law and certain provisions of our bylaws under certain circumstances provide for indemnification of our officers, directors and controlling persons against liabilities, which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to our bylaws and to the statutory provisions.

In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person’s actions were in good faith, were believed to be in our best interest, and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of our board of directors, by legal counsel, or by a vote of the stockholders, that the applicable standard of conduct was met by the person to be indemnified.

The circumstances under which indemnification is granted in connection with an action brought on our behalf are generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in our best interest, and have not been adjudged liable for negligence or misconduct.

Indemnification may also be granted pursuant to the terms of agreements which may be entered into in the future or pursuant to a vote of stockholders or directors. The statutory provision cited above also grants the power to us to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by us.

A stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

The Registrant has issued the following securities in recent offerings not registered under the Securities Act:

On March 29, 2021, we issued to certain investors listed below, including M. Arkin (1999) Ltd., 2,469,156 units in exchange for an aggregate purchase price of $20 million, as follows:

Investor
M. Arkin (1999) Ltd.
Amatrine L.P.
Klirmark Opportunity Fund III, L.P.
Neopharm Investments LTD
Noked Long Limited Partnership
Sphera Small Cap Fund L.P.
The Phoenix insurance LTD
Shotfut Menayot Israel Phoenix Amitim
Lior Prosor
More Provident Funds LTD - Alfa More Provident Fund - Bond 25%
More Provident Funds LTD - Advanced Study Fund - Bond 25%
More Provident Funds LTD - Investment Fund - Bond 25%
More Provident Funds LTD - Alfa More Provident Age 50
More Provident Funds LTD - Alfa More Provident Over Age 60
More Provident Funds LTD - Alfa More Provident Fund 50-60
More Provident Funds LTD - Alfa More Provident Fund Stock
More Provident Funds LTD - Investment Fund – Stocks
More Provident Funds LTD - Investment Fund – General
More Provident Funds LTD - Advanced Study Fund – Stocks
More Provident Funds LTD - Advanced Study Fund – General
Kranot Hishtalmut Le Morim ve Gananot Hevra Menahelet LTD
Gal Provident Fund Management for Teachers LTD
Gal Provident Fund Management for Teachers LTD - for Kupat Gemel Kalanit
OS – Hevra Lenihul Kupot Gemel LTD
Yahav P.R.H Provident Funds Management Company LTD
K.S.M - Keren Hishtalmut le Biochimaim LTD
Provident Fund of the Employees of Haifa Municipality
Aram Gmulim Provident Fund Management LTD
Kav Habriut - Provident Fund Management LTD Israel
Mishpetanim Education Fund for Lawyers Management Company LTD
Management Company of the Israeli Judges Study Fund LTD
PARETO HF
Reut Management Company of Provident Fund LTD
Further Education Found for Liberal Arts and Social Science LTD
WESURE INSURANCE
Yahav Physicians Management Company for Provident Funds LTD
Kelah - Social Workers Study Fund Management Company LTD
The Management Company of I.E.C. Workers Education Fund LTD
Gal Provident Fund Management for Teachers LTD - for Kupat Gemel Hagomel

Barak Capital Underwriting LTD acted as placement agent in the offering.

Each such unit consists of (i) one share of Common Stock and (ii) one warrant to purchase one share of Common Stock with an exercise price of $10.35 per share. Each such warrant is exercisable until the close of business on March 31, 2026. Pursuant to the terms of the foregoing warrants, following April 1, 2024, if the closing price of our the Common Stock equal or exceeds 135% of the aforementioned exercise price (subject to appropriate adjustments for stock splits, stock dividends, stock combinations and other similar transactions after the issue date of the warrants) for any thirty (30) consecutive trading days, we may force the exercise of the warrants, in whole or in part, by delivering to these investors a notice of forced exercise. The securities issued in connection with the foregoing investment were registered by us for resale under a registration statement on Form S-1 declared effective on May 10, 2021.

On March 16, 2023 pursuant to the 2023 Private Placement, we entered into and consummated securities purchase agreements with (i) Phoenix Insurance Company Ltd. (for Moshe Arkin through his individual retirement account) and (ii) Phoenix Insurance , and Phoenix Amitim, in connection with the sale and issuance of an aggregate of 3,294,117 units, at a purchase price of $4.25 per unit, and for an aggregate purchase price of $14,000,000. Each unit consists of: (i) one share of Common Stock and (ii) one warrant to purchase one share of Common Stock with an exercise price of $5.50 (the “Warrants”). The Warrants are immediately exercisable and will expire three (3) years from the date of issuance and will be subject to customary adjustments. In connection with the 2023 Private Placement, we undertook to file this Registration Statement on Form S-1 with the Securities and Exchange Commission covering the resale of the shares of Common Stock issued pursuant to the 2023 Private Placement, the shares of Common Stock underlying the Warrants issued pursuant to the 2023 Private Placement, and any other shares of Common Stock and shares of Common Stock underlying warrants to the extent previously issued to Mr. Arkin, Phoenix Insurance or Phoenix Amitim. We further undertook that this Registration Statement on Form S-1 would not include any shares of Common Stock or other securities for the account of any other holder without the prior written consent of Mr. Arkin, Phoenix Insurance and Phoenix Amitim. As with Mr. Arkin, Phoenix Insurance and Phoenix Amitim are existing stockholders of the Company.

On July 16, 2024, we issued 2,144,583 shares of the Company’s Common Stock in the 2024 Private Placement in consideration for a purchase price of $4.80 per share, raising approximately $10 million. Phoenix Underwriting Ltd. and Apex Capital Markets Ltd. acted as placement agents in Israel in the offering and GCM Capital Ltd., a UK limited company, acted as an advisor to the Company by assisting in the preparation of materials and coordination of the process. Investors in the 2024 Private Placement consisted of accredited and qualified investors under the Israeli Securities law, including existing shareholders Mori Arkin, through a wholly-owned company, M. Arkin (1999) Ltd., and The Phoenix Holdings, through Phoenix Insurance and Phoenix Amitim.

None of the foregoing transactions involved any underwriters, underwriting discounts or underwriting commissions, or any public offering. The shares of Common Stock and/or warrants in the transactions described above were issued pursuant to Regulation S of the Securities Act of 1933, as amended.

II-1

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit No.	Exhibit Description
3.1.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1.1 to our Registration Statement on Form S-1 filed with the SEC on July 17, 2023)
3.2.1	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K filed with the SEC on June 8, 2023)
4.1	Description of the Registrant’s Securities (incorporated by reference to Exhibit 4.1 to our Annual Report on Form 10-K filed with the SEC on March 26, 2024)
5.1	Opinion of The Crone Law Group, P.C. (including consent) (incorporated by reference to Exhibit 5.1 to our Registration Statement on Form S-1 filed with the SEC on July 17, 2023)
10.1	Amended and Restated Asset Transfer Agreement, by and between Odysight.ai Ltd. and Medigus Ltd., dated December 1, 2019 (incorporated by reference to Exhibit 10.7 to our Current Report on Form 8-K filed with the SEC on December 31, 2019)
10.2+	Consulting Agreement by and between Odysight.ai Ltd. and Prof. Benad Goldwasser, dated July 31, 2019 (incorporated by reference to Exhibit 10.8 to our Current Report on Form 8-K filed with the SEC on December 31, 2019)
10.3	2020 Share Incentive Plan (incorporated by reference to Exhibit 10.3 to our Annual Report on Form 10-K filed with the SEC on March 28, 2023)
10.4	2024 Share Incentive Plan (incorporated by reference to Exhibit 10.4 to our Registration Statement on Form S-1 filed with the SEC on June 24, 2024)
10.5	Form of Notice of Option Grant and Option Agreement (incorporated by reference to Exhibit 10.4 to our Annual Report on Form 10-K filed with the SEC on March 28, 2023)
10.6	Form of Notice of RSU Grant and RSU Agreement (incorporated by reference to Exhibit 10.5 to our Annual Report on Form 10-K filed with the SEC on March 28, 2023)
10.7+	Employment Agreement of Eli Israeli, dated September 19, 2023 (incorporated by reference to Exhibit 10.6 to our Registration Statement on Form S-1/A filed with the SEC on December 20, 2023)
10.8+	Employment Agreement of Tanya Yosef, dated January 14, 2021 (incorporated by reference to Exhibit 10.21 to our Annual Report on Form 10-K filed with the SEC on March 31, 2021)
10.9**	Addendum No. 1 to the Amended and Restated Asset Transfer Agreement, dated July 27, 2020, by and between Odysight.ai Ltd. and Medigus Ltd. (incorporated by reference to Exhibit 10.30 to our Registration Statement on Form S-1/A filed with the SEC on October 19, 2021)
10.10	Purchase Order Form between Odysight.ai Inc. and the Investors in the March 2021 Private Placement (incorporated by reference to Exhibit 10.34 to our Registration Statement on Form S-1 filed with the SEC on May 4, 2021)
10.11	Form of Warrant (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed with the SEC on March 24, 2021)
10.12+	Employment Agreement of Yehu Ofer, dated July 13, 2022 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on October 18, 2022)
10.13+	Employment Agreement of Jacob Avinu, dated September 20, 2022 (incorporated by reference to Exhibit 10.14 to our Registration Statement on Form S-1 filed with the SEC on July 17, 2023)
10.14+	Employment agreement of Ido Molad, dated May 21,2023 (incorporated by reference to Exhibit 10.14 to our Form S-1 filed with the SEC on February 20, 2024)
10.15	Form of Warrant to Purchase Shares of Common Stock (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed with the SEC on March 17, 2023)
10.16

Stock Purchase Agreement, dated March 16, 2023, by and between Odysight.ai Inc. and the Investors defined therein (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on March 17, 2023)

10.17

Stock Purchase Agreement, dated March 16, 2023, by and between Odysight.ai Inc. and the Investors defined therein (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed with the SEC on March 17, 2023)

10.18	Registration Rights Agreement, dated March 16, 2023, among Odysight.ai Inc. and the Investors defined therein (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K filed with the SEC on March 17, 2023)
10.19	Registration Rights Agreement, dated March 16, 2023, among Odysight.ai Inc. and the Investors defined therein (incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K filed with the SEC on March 17, 2023)
10.20+	Director Appointment and Service Agreement of Jackson Schneider, dated December 6, 2023 (incorporated by reference to Exhibit 10.18 to our Registration Statement on Form S-1/A filed with the SEC on December 20, 2023)
10.21	Securities Exchange Agreement, dated September 16, 2019, by and among Medigus Ltd. and Intellisense Solutions Inc. (incorporated by reference to Exhibit 99.2 to the report on Form 6-K filed by Medigus Ltd. on September 17, 2019)
10.22	Stock Transfer Agreement, dated June 1, 2023, by and among M. Arkin (1999) Ltd. and additional purchasers listed therein, and Medigus Ltd. and additional sellers listed therein (incorporated by reference to Exhibit 10.22 to our Registration Statement on Form S-1 filed with the SEC on February 20, 2024)
10.23	Employment Agreement of Einav Brenner, dated February 21, 2024 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on May 6, 2024)
10.24	Form of Subscription Order (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on July 15, 2024)
21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to our Annual Report on Form 10-K filed with the SEC on March 26, 2024)
23.1*	Consent Brightman Almagor Zohar & Co., a firm in the Deloitte global network, an independent registered public accounting firm
23.2	Consent of The Crone Law Group, P.C. (included in Exhibit 5.1)
24.1***	Power of Attorney

101.INS	Inline XBRL Instance Document
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101)
107***	Filing Fee Table

*	Filed herewith
**	Certain confidential information contained in this exhibit, marked by brackets, was omitted because it is both (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed. “[***]” indicates where the information has been omitted from this exhibit
+	Management contract or compensatory plan or arrangement
***	Previously filed

(b)	Financial Statement Schedules. Schedules have been omitted because the information required to be set out therein is not applicable or is shown in the financial statements or notes thereto.

II-2

Item 17. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(6)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

II-3

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Omer, State of Israel, on August 1, 2024.

ODYSIGHT.AI INC.

By:	/s/ Yehu Ofer
Name:	Yehu Ofer
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Yehu Ofer	Chief Executive Officer	August 1, 2024
Yehu Ofer	(Principal Executive Officer)

/s/ Einav Brenner	Chief Financial Officer	August 1, 2024
Einav Brenner	(Principal Financial Officer)

*	Chairman of the Board	August 1, 2024
Benad Goldwasser

*	Director	August 1, 2024
Zeev Vurembrand

*	Director	August 1, 2024
Moshe (Mori) Arkin

*	Director	August 1, 2024
Inbal Kreiss

*	Director	August 1, 2024
Nir Nimrodi

*	Director	August 1, 2024
Jackson Schneider

*	Director	August 1, 2024
Ronit Rubin

*By:	/s/ Yehu Ofer
Yehu Ofer
Attorney in fact

II-4

ODYSIGHT.AI INC.

ODYSIGHT.AI INC. (Formerly known as ScoutCam Inc.)

INTERIM FINANCIAL STATEMENTS

AS OF MARCH 31, 2024

CONSOLIDATED ODYSIGHT.AI INC.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors of Odysight.ai Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Odysight.ai Inc. and its Subsidiary (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of operations, changes in shareholders’ equity and cash flows, for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current-period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Stock-Based Compensation to Employees, Directors and Service Providers – Stock Options — Refer to Notes 2i and 9b to the consolidated financial statements.

Critical Audit Matter Description

During the year ended December 31, 2023, the Company recorded stock options related compensation expense of $1,664 thousand. The Company estimated the fair value of these stock options granted using the Black-Scholes option pricing model. The Black-Scholes option-pricing model required management to make a number of assumptions, of which the most significant are the stock price volatility and the expected option term.

Auditing the Company’s accounting of stock-based options required auditor judgment due to the subjectivity of assumptions used to estimate the fair value of stock-based options granted.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the stock-based compensation included the following, among others:

●	We assessed the accuracy and completeness of the awards granted during the year by reading the relevant Board of Directors minutes and grant documents.

●	We evaluated the appropriateness of the valuation method used for the stock option grants and whether the method used for determining fair value was applied appropriately.

●	We evaluated the significant assumptions used by management to calculate the fair value of stock options granted. Such evaluation included independent calculation of the expected volatility.

●	We developed an independent estimate of the fair value for all the grants during the year and compared our estimate of fair value to the fair value used by management.

/s/ Brightman Almagor Zohar & Co.

Certified Public Accountants

A Firm in the Deloitte Global Network

Tel Aviv, Israel

March 26, 2024

We have served as the Company’s auditor since 2020.

F-2

ODYSIGHT.AI INC. (Formerly known as ScoutCam Inc.)

CONSOLIDATED BALANCE SHEETS

		December 31,
	Note	2023	2022
		USD in thousands

Assets

CURRENT ASSETS:
Cash and cash equivalents		8,945	10,099
Short terms deposits	3	8,096	3,047
Accounts receivable		1,372	60
Inventory	4	504	630
Other current assets		432	281
Total current assets		19,349	14,117

NON-CURRENT ASSETS:
Contract fulfillment assets	10	1,256	1,495
Property and equipment, net	5	477	648
Operating lease right-of-use assets	11	1,380	307
Severance pay asset		271	328
Other non-current assets		96	-
Total non-current assets		3,480	2,778

TOTAL ASSETS		22,829	16,895

Liabilities and shareholders’ equity

CURRENT LIABILITIES:
Accounts payable		287	297
Contract liabilities - short term	10	527	1,426
Operating lease liabilities - short term	11	470	199
Accrued compensation expenses		546	365
Related parties	8	41	58
Other current liabilities	6	211	214
Total current liabilities		2,082	2,559

NON-CURRENT LIABILITIES:
Contract liabilities - long term	10	1,795	2,218
Operating lease liabilities - long term	11	856	64
Liability for severance pay		261	268
Other non-current liabilities		28	-
Total non-current liabilities		2,940	2,550

TOTAL LIABILITIES		5,022	5,109

SHAREHOLDERS’ EQUITY:	9
Common stock, $0.001 par value; 300,000,000 shares authorized as of December 31, 2023 and December 31, 2022, 10,443,768 and 7,121,737 shares issued and outstanding as of December 31, 2023 and December 31, 2022		10	7
Additional paid-in capital		52,004	36,541
Accumulated deficit		(34,207)	(24,762)
TOTAL SHAREHOLDERS’ EQUITY		17,807	11,786

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		22,829	16,895

The accompanying notes are an integral part of these consolidated financial statements.

F-3

ODYSIGHT.AI INC. (Formerly known as ScoutCam Inc.)

CONSOLIDATED STATEMENTS OF OPERATIONS

		Year ended December 31,
	Note	2023	2022
		USD in thousands (except per share data)

REVENUES	10	3,033	665
COST OF REVENUES		2,524	1,631
GROSS PROFIT (LOSS)		509	(966)
RESEARCH AND DEVELOPMENT EXPENSES	12	5,602	4,197
SALES AND MARKETING EXPENSES	13	1,109	699
GENERAL AND ADMINISTRATIVE EXPENSES	14	4,431	3,577
OPERATING LOSS		(10,633)	(9,439)
OTHER INCOME		200	30
FINANCING INCOME (EXPENSES), NET		988	(59)
LOSS BEFORE TAXES ON INCOME		(9,445)	(9,468)
TAXES ON INCOME		-	-
NET LOSS		(9,445)	(9,468)
Net loss per share (basic and diluted, in USD)		(0.98)	(1.33)
Weighted average common shares (basic and diluted, in thousands)		9,668	7,122

The accompanying notes are an integral part of these consolidated financial statements.

F-4

ODYSIGHT.AI INC. (Formerly known as ScoutCam Inc.)

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Common stock		Additional paid-in capital	Accumulated deficit	Total Shareholders’ equity
	Number in thousands	Amount	USD in thousands

Balance at January 1, 2023	7,122	$7	$36,541	$(24,762)	$11,786
Stock based compensation (see note 9)	-	-	1,664	-	1,664
Issuance of shares upon RSU vesting (see note 9)	28	*	*	-	-
Issuance of shares and warrants(see note 9)	3,294	3	13,799	-	13,802
Net loss	-	-	-	(9,445)	(9,445)
Balance at December 31, 2023	10,444	$10	$52,004	$(34,207)	$17,807

	Common stock		Additional paid-in capital	Accumulated deficit	Total Shareholders’ equity
	Number in thousands	Amount	USD in thousands

Balance at January 1, 2022	7,122	$7	$34,903	$(15,294)	$19,616
Stock based compensation (see note 9)	-	-	1,638	-	1,638
Net loss	-	-	-	(9,468)	(9,468)
Balance at December 31, 2022	7,122	$7	$36,541	$(24,762)	$11,786

*	Represents an amount less than $1 thousand.

The accompanying notes are an integral part of these consolidated financial statements.

F-5

ODYSIGHT.AI INC. (Formerly known as ScoutCam Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2023	2022
	USD in thousands
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	(9,445)	(9,468)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	284	251
Stock based compensation	1,664	1,638
Profit (loss) from exchange differences on cash and cash equivalents	(159)	269
Interest and exchange differences from operating lease liability	-	(49)
Severance pay asset and liability	50	(8)
Interest income in respect of deposits	(49)	(34)

CHANGES IN OPERATING ASSET AND LIABILITY:
Increase in accounts receivable	(1,312)	(52)
Decrease (increase) in inventory	126	(463)
Increase in operating lease liability	(391)	(233)
Increase in ROU asset	381	261
Decrease (increase) in current and non-current other assets	(247)	162
Increase (decrease) in account payable	(10)	194
Decrease in contract fulfillment assets	239	180
Increase (decrease) in current and non-current contract liabilities	(1,322)	1,224
Increase in accrued compensation expenses	181	10
Increase (decrease) in related parties	(17)	19
Increase (decrease) in current and non-current other liabilities	18	4
Net cash flows used in operating activities	(10,009)	(6,095)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(113)	(118)
Withdrawal of short terms deposits	21,500	14,500
Investment in short terms deposits	(26,500)	(6,500)
Net cash flows provided by (used in) investing activities	(5,113)	7,882

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of shares and warrants	13,809	-
Net cash flows provided by financing activities	13,809	-

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(1,313)	1,787
BALANCE OF CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	10,099	8,581
PROFITS FROM EXCHANGE DIFFERENCES ON CASH AND CASH EQUIVALENTS	159	(269)
BALANCE OF CASH AND CASH EQUIVALENTS AT END OF YEAR	8,945	10,099

F-6

Non cash activities -

	Year ended December 31,
	2023	2022
	USD in thousands
SUPPLEMENTAL INFORMATION FOR CASH FLOW:

Right-of-use assets obtained in exchange for operating lease liabilities	1,506	155
Termination of right-of-use assets in exchange for cancellation of operating lease obligations	(52)	-

F-7

ODYSIGHT.AI INC. (Formerly known as ScoutCam Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 NOTE 1 – GENERAL:

a.

Odysight.ai Inc (the “Company”), formerly known as ScoutCam Inc., was incorporated under the laws of the State of Nevada on March 22, 2013. Prior to the closing of the Exchange Agreement (as defined below), the Company was a non-operating “shell company”.

On June 5, 2023, the Company filed with the Nevada Secretary of State a Certificate of Amendment to the Registrant’s Articles of Incorporation to change its name from “ScoutCam Inc.” to “Odysight.ai Inc.”, effective June 5, 2023.

The Company’s wholly owned subsidiary, Odysight.ai Ltd (“Odysight.ai”), formerly known as ScoutCam Ltd., was formed in the State of Israel on January 3, 2019, as a wholly-owned subsidiary of Medigus Ltd. (“Medigus”), an Israeli company traded on the Nasdaq Capital Market, and commenced operations on March 1, 2019.

In December 2019, Medigus and Odysight.ai consummated an asset transfer agreement, under which Medigus transferred and assigned certain assets and intellectual property rights related to its miniaturized imaging business to Odysight.ai.

On December 30, 2019, the Company and Medigus consummated a securities exchange agreement (the “Exchange Agreement”), pursuant to which Medigus delivered 100% of its holdings in Odysight.ai to the Company in exchange for shares of the Company’s common stock representing 60% of the issued and outstanding share capital of the Company immediately upon the consummation of the Exchange Agreement.

During 2020-2023 Medigus decreased its holdings in the Company such that as of March 31, 2023, Medigus owned 18.45% of the Company’s outstanding common stock. On June 1, 2023, Medigus sold all of its holdings in the Company to existing shareholders and to Chairman of the Board and CEO of the Company.

On February 28, 2024, D. VIEW Ltd. was formed in the State of Israel, wholly owned by Odysight.ai Inc., to act as a local agent for the defense market in Israel.

The Company, through Odysight.ai, provides image-based platforms. Through the use of its proprietary visualization technology, Odysight.ai offers solutions across predictive maintenance and condition-based monitoring markets, in sectors such as energy, automotive and aviation. Odysight.ai’s solutions are based on small and highly resilient cameras, specialized AI analysis and supplementary technologies. Some of the Company’s products utilize micro visualization technology in medical devices for minimally invasive medical procedures.

b.	Since incorporation of Odysight.ai and through December 31, 2023, the Company accumulated a deficit of approximately $34.2 million and its activities have been funded mainly by its shareholders. The Company’s management believes the Company’ cash and cash resources will allow the Company to fund its operating plan through at least the next 12 months from the filing date of these Consolidated Financial Statements. However, the Company expects to continue to incur significant research and development and other costs related to its ongoing operations, requiring the Company to obtain additional funding in order to continue its future operations until becoming profitable.

c.	On October 7, 2023, Hamas terrorists infiltrated Israel’s southern border from the Gaza Strip and conducted a series of attacks on civilian and military targets, which led Israel to formally declare war on Hamas the next day. The war is ongoing as of the issuance date of these financial statements. At this stage, the Company does not expect substantial impact of the above-described events on its operations.

F-8

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES:

  a. Basis of preparation:

The consolidated financial statements have been prepared in accordance with United States Generally Accepted Accounting Principles in the United States (“U.S. GAAP”) applied on a consistent basis.

  b. Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. The Company evaluates its assumptions on an ongoing basis, including those related to contingencies and inventory impairment, as well as estimates used in applying its revenue recognition policy. Actual results may differ from these estimates.

  c. Functional currency

A majority of Odysight.ai’s revenues are generated in U.S. dollars. The substantial majority of Odysight.ai costs are incurred in U.S. dollars and New Israeli Shekels (“NIS”). Odysight.ai management believes that the U.S. dollar is the currency of the primary economic environment in which Odysight.ai operates. Thus, the functional currency of Odysight.ai is the U.S. dollar.

Transactions and balances originally denominated in U.S. dollars are presented at their original amounts. Balances in non-U.S. dollar currencies are translated into U.S. dollars using historical and current exchange rates for non-monetary and monetary balances, respectively. For non-U.S. dollar transactions and other items in the statements of operations (indicated below), the following exchange rates are used: (i) for transactions exchange rates at transaction dates and (ii) for other items (derived from non-monetary balance sheet items such as depreciation and amortization) historical exchange rates. Currency transaction gains and losses are presented in financial income or expenses, as appropriate.

  d. Cash and Cash Equivalents

The Company considers as cash equivalents all short-term, highly liquid investments, which include short-term bank deposits with original maturities of three months or less from the date of purchase that are not restricted as to withdrawal or use and are readily convertible to known amounts of cash.

  e. Short-term bank deposits

Bank deposits with maturities of more than three months but less than one year are included in short-term bank deposits. Such short-term bank deposits are stated at cost which approximates fair market value.

F-9

ODYSIGHT.AI INC. (Formerly known as ScoutCam Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (continued):

  f. Accounts receivable

Accounts receivable are presented in the Company’s consolidated balance sheets net of allowance for doubtful accounts. The Company estimates the collectability of its accounts receivable balances and adjusts its allowance for doubtful accounts accordingly.

When revenue recognition criteria are not met for a sale transaction that has been billed, the Company does not recognize deferred revenues or the related account receivable.

As of December 31, 2023 and 2022, no allowance for doubtful accounts was recorded.

  g. Property and equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation is calculated on a straight-line basis over the estimated useful lives.

The annual depreciation rates are as follows:

%
Machinery and laboratory equipment	10%-15%
Office furniture and equipment	10%
Computers and computer software	33%
Leasehold improvements	Over the shorter of the lease term (including options if any) or useful life

  h. Severance pay

Israeli labor law generally requires payment of severance pay upon dismissal of an employee or upon termination of employment in certain other circumstances. Pursuant to Section 14 of the Severance Compensation Act, 1963 (“Section 14”), all of the Odysight.ai’s employees in Israel are entitled to a monthly contribution, at a rate of 8.33% of their monthly salary, made in their name with insurance companies. Contributions under Section 14 relieve Odysight.ai from any future severance payment obligation with respect to those employees. The aforementioned contributions are not recorded as an asset on the Company’s balance sheet and there is no liability recorded, as the Company does not have a future obligation to make any additional payments.

The asset and the liability for severance pay presented in the balance sheets reflects employees that began employment prior to automatic application of Section 14.

The severance pay liability of Odysight.ai to its employees that began employment prior to automatic application of Section 14 is based upon the number of years of service and the latest monthly salary of such employees and is partly covered by regular deposits with recognized pension funds and deposits with severance pay funds. Under labor laws, these deposits are in the employees’ names and, subject to certain limitations, are the property of the employees. Odysight.ai records the obligation as if it were payable at each balance sheet date on an undiscounted basis.

F-10

ODYSIGHT.AI INC. (Formerly known as ScoutCam Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (continued):

  i. Stock-Based Compensation

The Company applies the fair value recognition provisions of ASC 718, Compensation—Stock Compensation, or ASC 718, for stock-based awards granted to employees, directors, and other providers for their services.

The Company measures and recognizes compensation expense for its equity classified stock-based awards granted under its plan based on estimated fair values on the grant dates. The Company calculates the estimated fair value of option awards on the grant date using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires a number of assumptions, of which the most significant are the stock price volatility and the expected option term. The Company’s expected dividend rate is zero since the Company does not currently pay cash dividends on its stocks and does not anticipate doing so in the foreseeable future. Volatility is derived from the historical volatility of publicly traded set of peer companies. The risk-free interest rates used in the Black-Scholes calculations are based on the prevailing U.S. Treasury yield as determined by the U.S. Federal Reserve. The weighted average expected life of options was estimated individually in respect of each grant. Each of the above factors requires the Company to use judgment and make estimates in determining the percentages and time periods used for the calculation. If the Company were to use different percentages or time periods, the estimated fair value of option awards could be materially different. The Company recognizes stock-based compensation cost for option awards on an accelerated basis over the employee’s requisite service period, forfeitures are accounted for as they occur.

  j. Inventories

Inventories include raw materials, inventory in process and finished products and are valued at the lower of cost or net realizable value.

Inventories are stated at a lower of cost, determined by the first-in, first-out method, or market based on net realizable value. Costs of purchased raw materials and inventory in process include costs of design, raw materials, direct labor, other direct costs and fixed production overheads.

The inventories are adjusted for estimated excess and obsolescence and written down to net realizable value based upon estimates of future demand, technology developments and market conditions.

  k. Revenue recognition

a)	Revenue measurement

The Company’s revenues are measured according to the ASC 606, “Revenue from Contracts with Customers” (“ASC 606”). Under ASC 606, revenues are measured according to the amount of consideration that the Company expects to be entitled to receive in exchange for transferring promised goods or services to a customer, excluding amounts collected on behalf of third parties. Revenues are presented net of VAT.

b)	Revenue recognition

The Company recognizes revenue when a customer obtains control over promised goods or services. For each performance obligation, the Company determines at contract inception whether it satisfies the performance obligation over time or satisfies the performance obligation at a point in time.

Performance obligations are satisfied over time if one of the following criteria is met:

F-11

ODYSIGHT.AI INC. (Formerly known as ScoutCam Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (continued):

(a) the customer simultaneously receives and consumes the benefits provided by the Company’s performance; (b) the Company’s performance creates or enhances an asset that the customer controls as the asset is created or enhanced; or (c) the Company’s performance does not create an asset with an alternative use for the Company and the Company has an enforceable right to payment for performance completed to date.

If a performance obligation is not satisfied over time, a Company satisfies the performance obligation at a point in time.

The transaction price is allocated to each distinct performance obligations on a relative standalone selling price (“SSP”) basis and revenue is recognized for each performance obligation when control has passed. In most cases, the Company is able to establish SSP based on the observable prices of services sold separately in comparable circumstances to similar customers and for products based on the Company’s best estimates of the price at which the Company would have sold the product regularly on a stand-alone basis. The Company reassesses the SSP on a periodic basis or when facts and circumstances change.

Product Revenue

Revenues from product sales are recognized at a point in time when the customer obtains control of the Company’s product, typically upon shipment to the customer. Indirect taxes collected from customers relating to product sales and remitted to governmental authorities are excluded from revenues.

Service Revenue

The Company also generates revenues from development services. Revenue from development services is recognized over the period of the applicable service contract. To the extent development services are not distinct from the performance obligation relating to the subsequent mass production phase of the prototype under development, revenue from these services is deferred until commencement of the production phase of the project and are then recognized over the expected term production.

F-12

ODYSIGHT.AI INC. (Formerly known as ScoutCam Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (continued):

  l. Cost of revenues

Cost of revenue consists of products purchased from sub-contractors, raw materials for in-house assembly line, shipping and handling costs to customers, salary, employee-related expenses, depreciation and overhead expenses.

Cost of revenues are expensed commensurate with the recognition of the respective revenues. Costs deferred in respect of deferral of revenues are recorded as contract fulfilment assets on the Company’s balance sheet and are written down to the extent the contract is expected to incur losses. IIA grants are offset against cost revenues.

  m. Research and development costs

Research and development costs are expensed as incurred and includes salaries and employee-related expenses, overhead expenses, material, and third-party contractors’ charges.

  n. Income taxes

Income taxes are accounted for using the asset and liability approach under ASC-740, “Income Taxes”. The asset and liability approach requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company’s financial statements or tax returns.

The measurement of current and deferred tax liabilities and assets is based on provisions of the relevant tax law. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

Uncertain tax positions are accounted for in accordance with the provisions of ASC 740-10, under which a company may recognize the tax benefit from an uncertain tax position claimed or expected to be claimed on a tax return only if it is more likely than not that the tax position will be sustained on examination by the taxation authorities, based on the technical merits of the position, at the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. Interest and penalties, if any, related to unrecognized tax benefits are recognized in tax expense. The Company and Odysight.ai provide a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value.

  o. Legal contingencies

The Company follows ASC 450-20, Loss Contingencies, to report accounting for contingencies. From time to time, the Company and its subsidiary become involved in legal proceedings or are subject to claims arising in their ordinary course of business. Such matters are generally subject to many uncertainties and outcomes are not predictable with assurance. The Company accrues for contingencies when the loss is probable and can reasonably estimate the amount of any such loss.

F-13

ODYSIGHT.AI INC. (Formerly known as ScoutCam Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (continued):

  p. Basic and diluted net loss per share of common stock:

Basic net loss per share of common stock is computed by dividing net loss, as adjusted, to include the weighted average number of shares of common stock outstanding during the year.

Diluted net loss per share of common stock is computed by dividing net loss, as adjusted, by the weighted average number of shares of common stock outstanding during the year, plus the number of shares of common stock that would have been outstanding if all potentially dilutive shares of common stock had been issued, using the treasury stock method, in accordance with ASC 260-10 “Earnings per Share”.

All outstanding stock options and warrants have been excluded from the calculation of the diluted loss per share for the years ended December 31, 2023 and December 31, 2022, since all such securities have an anti-dilutive effect.

  q. Leases

In accordance with ASC 842, the Company determines whether an arrangement is or contains a lease based on the facts and circumstances present at inception of an arrangement. An arrangement is or contains a lease if the arrangement conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

Arrangements that are determined to be leases at inception are recognized as long-term right-of-use (“ROU”) assets and short and long-term lease liabilities in the consolidated balance sheet at lease commencement. Operating lease ROU assets and operating lease liabilities are recognized based on the present value of the future fixed lease payments over the lease term at commencement date. As most of the Company’s leases do not provide an implicit rate, the Company applies its incremental borrowing rate based on the economic environment at commencement date in determining the present value of future payments. Lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense for operating leases or payments are recognized on a straight-line basis over the lease term.

The Company has elected not to recognize on the balance sheet leases with terms of 12 months or less.

r. New accounting pronouncements

Recently issued accounting pronouncements, not yet adopted

In December 2023, the FASB issued ASU 2023-09 “Income Taxes (Topic 740): Improvements to Income Tax Disclosures.” This guidance is intended to enhance the transparency and decision-usefulness of income tax disclosures. The amendments in ASU 2023-09 address investor requests for enhanced income tax information primarily through changes to disclosure regarding rate reconciliation and income taxes paid both in the U.S. and in foreign jurisdictions. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024 on a prospective basis. Early adoption is permitted, with the option to apply the standard retrospectively. The Company does not expect any significant impact from the adoption of this standard.

F-14

NOTE 3 - SHORT-TERM DEPOSITS:

Short term deposits as of December 31, 2023 bearing annual interest rates of 7.2% and 6.3%, with maturities of up to 12 months.

NOTE 4 - INVENTORY:

	December 31,
	2023	2022
	USD in thousands
Raw materials and supplies	445	438
Work in progress	34	148
Finished goods	25	44
	504	630

During the years 2023 and 2022, no impairment occurred.

NOTE 5 - PROPERTY AND EQUIPMENT, NET:

Property, plant and equipment, net consisted of the following:

	December 31,
	2023	2022
	USD in thousands
Cost:
Machinery and laboratory equipment	626	619
Leasehold improvements, office furniture and equipment	171	351
Computers and computer software	237	182
	1,034	1,152
Less: accumulated deprecation	(557)	(504)
Total property and equipment, net	477	648

Depreciation expenses were $284 thousand and $251 thousand for the years ended December 31, 2023 and 2022, respectively.

F-15

ODYSIGHT.AI INC. (Formerly known as ScoutCam Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 – OTHER CURRENT LIABILITIES:

	December 31,
	2023	2022
	USD in thousands
Government authorities	52	-
Accrued expenses	132	214
Other payables	27	-
	211	214

NOTE 7 - INCOME TAXES:

a.	Basis of taxation

1.	Tax rates applicable to the income of the Israeli subsidiary:

Odysight.ai is taxed according to Israeli tax laws.

The Israeli corporate tax rate from the year 2018 and onwards is 23%.

2.	Tax rates applicable to the income of the U.S. company:

The Company is taxed according to U.S. tax laws.

The U.S. corporate tax rate from the year 2018 and onwards is 21%.

b.	Deferred income taxes:

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets are as follows:

	December 31,
	2023	2022
	USD in thousands
Operating loss carryforward	25,006	19,239

Net deferred tax asset before valuation allowance	5,786	4,564
Valuation allowance	(5,786)	(4,564)
Net deferred tax	-	-

As of December 31, 2023, the Company has provided a full valuation allowance of $5,786 thousand in respect of deferred tax assets resulting from tax loss carryforwards and other temporary differences. Management currently believes that because the Company has a history of losses, it is more likely than not that the deferred tax regarding the loss carryforward and other temporary differences will not be realized in the foreseeable future.

c.	Available carryforward tax losses:

As of December 31, 2023, the Company has an accumulated tax loss carryforward of approximately $25,006 thousand. Carryforward tax losses in Israel are of unlimited duration. Under the Tax Cut and Jobs Act of 2017, or the Tax Act (subject to modifications under the Coronavirus Aid, Relief, and Economic Security Act), federal net operating losses (NOL) incurred in taxable years ending after December 31, 2017 and in future years may be carried forward indefinitely, but the deductibility of such federal net operating losses is limited. It is uncertain if and to what extent various states will conform to the newly enacted federal tax law.

In addition, under Section 382 of the Internal Revenue Code of 1986, as amended, and corresponding provisions of state law, if a corporation undergoes an “ownership change,” which is generally defined as a greater than 50 percentage point change, by value, in its equity ownership over a three-year period, the corporation’s ability to use its pre-change NOL carryforwards and other pre-change tax attributes to offset its post-change income or taxes may be limited. Such limitations may result in the expiration of net operating losses before utilization.

d.	The main reconciling item between the statutory tax rate of the Company and the effective tax rate is the recognition of valuation allowance in respect of deferred taxes relating to accumulated net operating losses carried forward due to the uncertainty of the realization of such deferred taxes.

e.	As of December 31, 2021, Odysight.ai owed NIS 740 thousand, (approximately $229 thousand) in additional taxes to the Israel Tax Authority following a VAT audit in Israel for 2019-2021.

On November 18, 2021, Odysight.ai filed an appeal to the Israeli Tax Authority on the finding of the VAT audit.

Due to the uncertainty regarding the outcome of the appeal, the financial statements as of December 31, 2021 included a provision related to the additional taxes of $229 thousand, which was included in general and administrative expenses in the statement of operation report.

In July 2022, Odysight.ai reached an agreement with the Israeli Tax Authority, according to which the amount due in additional taxes was reduced to NIS 340 thousand (approximately $100 thousand).

F-16

ODYSIGHT.AI INC. (Formerly known as ScoutCam Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – RELATED PARTIES:

a.	Related Parties Balances:

	December 31,
	2023	2022
	USD in thousands
Directors (directors’ accrued compensation)	31	48
Smartec R&D Ltd. (see note 8b)	10	10
	41	58

b.	During 2022 and 2023 the Company received development services from Smartec R&D Ltd., a company owned by the Company’s former CTO.

Total compensation for the fiscal years ended December 31, 2022 and December 31, 2023 was $117 thousands and $29 thousands, respectively.

F-17

NOTE 9 - EQUITY:

Increase of the authorized share capital

On January 20, 2021, the Company’s Board of Directors approved an increase of the authorized share capital of the Company by an additional 225,000,000 shares of common stock par value $0.001 per share, such that the authorized share capital of the Company following such increase shall be consisting of 300,000,000 shares of common stock.

a.	Private placement:

1.	On March 29, 2021, the Company issued to certain investors, including Arkin, a major stockholder of the Company, of which Mori Arkin, a director of the company, is the owner, 2,469,156 units in exchange for an aggregate purchase price of $20 million. Each such unit consists of (i) one share of common stock and (ii) one warrant to purchase one share of common stock with an exercise price of $10.35 per share. Each such warrant is exercisable until the close of business on March 31, 2026. Pursuant to the terms of the foregoing warrants, following April 1, 2024, if the closing price of Company common stock equal or exceeds 135% of the aforementioned exercise price (subject to appropriate adjustments for stock splits, stock dividends, stock combinations and other similar transactions after the issue date of the warrants) for any thirty (30) consecutive trading days, the Company may force the exercise of the warrants, in whole or in part, by delivering to these investors a notice of forced exercise.

2.	On March 16, 2023, the Company consummated a Stock Purchase Agreements for a private placement with (i) Moshe Arkin and (ii) The Phoenix Insurance Company Ltd. and Shotfut Menayot Israel – Phoenix Amitim, in connection with the sale and issuance of an aggregated amount of 3,294,117 units (collectively, the “Units”), at a purchase price of $4.25 per Unit, and for an aggregated purchase price of $14,000,000. Each Unit consists of: (i) one share of the Company’s common stock with par value of $0.001 per share (the “Common Stock”) and (ii) one warrant to purchase one share of Common Stock with an exercise price of $5.50 (the “Warrants”). The Warrants are immediately exercisable and will expire three years from the date of issuance and will be subject to customary adjustments.

F-18

ODYSIGHT.AI INC. (Formerly known as ScoutCam Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 – EQUITY (continued):

Warrants:

As of December 31, 2023, the Company had the following outstanding warrants to purchase common stock:

				Number of
				Shares of
			Exercise Price	common stock
	Issuance	Expiration	Per Share	Underlying
Warrant	Date	Date	($)	Warrants

March 2021 Warrant	March 29, 2021	March 31, 2026	10.35	2,469,156
March 2023 Warrant	March 27, 2023	March 26, 2026	5.50	3,294,117
				5,763,273

b.	Stock-based compensation to employees, directors and service providers:

In February 2020, the Company’s Board of Directors approved the 2020 Share Incentive Plan (the “Plan”).

The Plan initially included a pool of 580,890 shares of common stock for grant to Company employees, consultants, directors and other service providers. On March 15, 2020, the Company’s Board of Directors approved an increase to the Company’s option pool pursuant to the Plan by an additional 64,099 shares of common stock. On June 22, 2020, the Company’s Board of Directors approved an increase to the Company’s option pool pursuant to the Plan by an additional 401,950 shares of common stock. During the second quarter of 2021, the Company’s Board of Directors approved an increase to the Company’s option pool pursuant to the Plan by an additional 777,778 shares of common stock. During the first quarter of 2023, the Company’s Board of Directors approved an increase to the option pool pursuant to the Plan by an additional 1,000,000 shares of common stock.

The Plan is designed to enable the Company to grant options to purchase shares of common stock and RSUs under various and different tax regimes including, without limitation: (i) pursuant and subject to Section 102 of the Israeli Tax Ordinance or any provision which may amend or replace it and any regulations, rules, orders or procedures promulgated thereunder and to designate them as either grants made through a trustee or not through a trustee; and (ii) pursuant and subject to Section 3 (i) of the Israeli Tax Ordinance.

During 2022, the Company granted 479,000 options pursuant to the Plan.

During 2023, the Company granted 986,000 options pursuant to the Plan

Options granted generally have a contractual term of seven years and vest over a period of three to four years.

F-19

NOTE 9 – EQUITY (continued):

Stock Option Activity

The following summarizes stock option activity:

	Amount of options	Weighted average exercise price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (in thousands)
		$		$ in thousands
Outstanding - January 1, 2022	1,253,554	3.31	5.65	5,884
Granted	479,000	4.50	-	-
Forfeited	(172,514)	3.57	-	-
Outstanding - December 31, 2022	1,560,040	3.64	5.17	2,116

Granted	986,000	3.15	-	-
Forfeited	(90,971)	3.28	-	-
Outstanding - December 31, 2023	2,455,069	3.46	5.04	312

Options Exercisable - December 31, 2023	1,163,201	3.39	3.57	268

As of December 31, 2023, the aggregate intrinsic value of options granted is calculated as the difference between the exercise price and the closing price on the same date.

The Company estimates the fair value of stock option awards on the grant date using the Black-Scholes option pricing model. The weighted-average grant date fair value per option granted during the year ended December 31, 2023 was $2.37. The fair value of each award is estimated using Black-Scholes option-pricing model based on the following assumptions: based on underlying value of shares of $3, exercise price of $3-$4.5, expected volatility of 88%-90%, term of the options – 7 years and risk-free interest rate 3.93%-4.47%.

Volatility is derived from the historical volatility of publicly traded set of peer companies. The risk-free interest rates used in the Black-Scholes calculations are based on the prevailing U.S. Treasury yield as determined by the U.S. Federal Reserve. The Company has not paid dividends and does not anticipate paying dividends in the foreseeable future. Accordingly, no dividend yield was assumed for purposes of estimating the fair value of the Company’s stock-based compensation. The weighted average expected life of options was estimated individually in respect of each grant.

The unrecognized compensation expense calculated under the fair-value method for stock options expected to vest as of December 31, 2023 is approximately $1.93 million and is expected to be recognized over a weighted-average period of 1.38 years.

During 2023 and 2022 the Company’s Board of Directors authorized the grant of options to purchase 150,000 shares of common stock of the Company and 45,000 shares of common stock of the Company, respectively, to Prof. Goldwasser, the Chairman of the Board.

During 2023 the Company’s Board of Directors authorized the grant of options to purchase 260,000 shares of common stock of the Company to directors of the Company.

During 2023 and 2022 the Company’s Board of Directors authorized the grant of options to purchase 225,000 shares of common stock of the Company and 400,000 shares of common stock of the Company, respectively, to certain officers of the Company.

Compensation expense recorded by the Company in respect of its stock-based employees, directors and service providers compensation awards in accordance with ASC 718-10 for the year ended December 31, 2023 and 2022 amounted to $1,664 thousands and $1,638 thousands, respectively.

F-20

c.	Restricted stock unit (“RSU”) to employees and service providers:

During the year ended December 31, 2023, the Company granted 25,000 RSUs pursuant to the Plan.

Each RSU will vest based on continued service which is generally over three years. The grant date fair value of the award will be recognized as stock-based compensation expense over the requisite service period. The fair value of restricted stock units was estimated on the date of grant based on the fair value of the Company’s common stock.

The cost of the benefit embodied in the RSU granted during 2023, based on their fair value as at the grant date, is estimated to be approximately $75 thousand. These amounts will be recognized in the statements of operations over the vesting period.

The following table summarizes RSU activity for December 31, 2023:

	Amount of RSUs	Weighted Average Grant Date Fair Value per Share	Weighted Average Remaining Contractual Term (years)
		$
Outstanding - December 31, 2022	50,000	6.32	6.44
Granted	25,000	3	-
Forfeited	(7,501)	7.2
Vested	(27,914)	6.28	-
Unvested and Outstanding - December 31, 2023	39,585	4.08	6.30

The unrecognized compensation expense calculated under the fair-value method for RSUs expected to vest as of December 31, 2023 is approximately $70 thousand and is expected to be recognized over a weighted-average period of 1.15 years.

The following table sets forth the total stock-based payment expenses resulting from options and RSU granted, included in the statements of operation and comprehensive income:

	Year ended on December 31,
	2023	2022
	USD in thousands
Cost of revenues	22	29
Research and development	522	576
Sales and marketing expenses	126	130
General and administrative	994	903
Total expenses	1,664	1,638

F-21

ODYSIGHT.AI INC. (Formerly known as ScoutCam Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 – REVENUES AND ENTITY WIDE DISCLOSURES:

ASC 280, “Segment Reporting,” establishes standards for reporting information about operating segments. The Company manages its business based on one operating segment, as described in Note 1.

a.	Disaggregation of revenue

	Year ended on December 31,
	2023	2022
	USD in thousands
Development Services (customer A) (*)	422	317
Products	2,611	348
Revenue	3,033	665

(*)

During the second quarter of 2022, the Company completed the development of to a customer-specific project for a Fortune 500 multinational healthcare corporation (“Customer A”) and moved from the development phase of the project to its production phase. As a result, during the year ended December 31, 2023, the Company recognized development services revenues and related development costs that had been previously deferred, in the amounts of $422 thousand and $239 thousand, respectively. The amounts were recognized based on the expected manufacturing term of the product, which the Company estimates at 7 years.

In addition, following the commencement of the production phase, the Company recognized product revenues of $2,514 thousands during the year ended December 31, 2023 from the sale of units of the product developed in the context of these development services.

b.	Revenues by geographical area (based on the location of customers)

The following is a summary of revenues within geographic areas:

	Year ended on December 31,
	2023	2022
	USD in thousands
United States	2,983	553
United Kingdom	4	65
Israel	27	-
Other	19	47
	3,033	665

c.	Major customers

Set forth below is a breakdown of Company’s revenue by major customers (major customer –revenues from these customers constituted at least 10% of total revenues in a certain year):

	Year ended on
	December 31,
	2023	2022
	USD in thousands
Customer A	2,977	538

Customer B	-	65

F-22

d.	Contract fulfillment assets and Contract liabilities:

	December 31,
	2023	2022
	USD in thousands
Contract fulfillment assets	1,256	1,495
Contract liabilities	2,322	3,644

Contract liabilities include deferred service and advance payments.

The change in contract fulfillment assets:

	December 31,
	2023	2022
	USD in thousands

Balance at beginning of year	1,495	1,675
Contract costs recognized during the period	(239)	(180)
Balance at end of year	1,256	1,495

The change in contract liabilities:

	December 31,
	2023	2022
	USD in thousands

Balance at beginning of year	3,644	2,420
Deferred revenue relating to new sales	-	1,613
Revenue recognized during the year	(1,322)	(389)
Balance at end of year	2,322	3,644

Remaining Performance Obligations

Remaining Performance Obligations (“RPO”) represents contracted revenue that has not yet been recognized, which includes deferred revenue and amounts that will be recognized as revenue in future periods. As of December 31, 2023, the total RPO amounted to $2.3 million, which the Company expects to recognize over the expected manufacturing term of the product under development.

F-23

ODYSIGHT.AI INC. (Formerly known as ScoutCam Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - LEASES

a.	Omer office space

In December 2020, Odysight.ai entered into a lease agreement for office space in Omer, Israel (“original space”), with the 36-month term for such agreement beginning on January 1, 2021. In March 2021, Odysight.ai entered into a lease agreement for additional office space in Omer, Israel (“additional space”), with the term for such agreement is ending December 31, 2023.

On June 25, 2023, Odysight.ai entered into an amendment to these agreements, pursuant to which the lease for the additional space will be shortened and end on June 30, 2023 and the lease for the original space will be extended for an additional five years until December 31, 2028. It was also agreed that Odysight.ai has an option to terminate the agreement for the original space after three years. Odysight.ai expect that the lease period will be three years.

Monthly lease payments under the agreement for the original space are approximately $7 thousand.

b.	Ramat Gan office space

In December 2022, Odysight.ai entered into a lease agreement for office space in Ramat Gan, Israel. The agreement is for 12 months beginning on December 14, 2022 and the Company has an option to extend the lease period for an additional one year. Monthly lease payments under the agreement are $3 thousand. The Company terminate the agreement after 12 months.

In May 2023, Odysight.ai entered into an additional lease agreement for office space in Ramat Gan, Israel. The agreement is for 48 months beginning on July 1, 2023 and the Company has an option to extend the lease period for an additional two years. The Company does not currently expect to extend the lease period. Monthly lease payments under the agreement are in the amount of approximately $25 thousand.

Odysight.ai subleases part of the additional office space in Ramat Gan to an unrelated third party for approximately $7 thousand per month.

In addition, the Company leases vehicles under various operating lease agreements.

 On December 31, 2023, the Group’s ROU assets and lease liabilities for operating leases totaled $1,380 thousand and $1,326 thousand, respectively.

 On December 31, 2022, the Group’s ROU assets and lease liabilities for operating leases totaled $307 thousand and $263 thousand, respectively.

Operating lease expenses were $403 thousand and $264 thousand for the years ended December 31, 2023 and 2022, respectively.

Supplemental cash flow information related to operating leases during the period presented was as follows:

	Year ended December 31,
	2023	2022
	USD in thousands
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	479	261

Lease term and discount rate related to operating leases as of the period presented were as follows:

	December 31,
	2023	2022
	USD in thousands
Weighted-average remaining lease term (in years)	0.89	0.84
Weighted-average discount rate- leases vehicles	6%	6%
Weighted-average discount rate- leases offices	12.8%	6%

F-24

The maturities of lease liabilities under operating leases as of December 31, 2023 are as follows:

USD in thousands
Remainder of fiscal year
2024	572
2025	528
2026	403
2027	156
Total undiscounted lease payments	1,659
Less: Imputed interest	(333)
Total lease liabilities	1,326

NOTE 12 – RESEARCH AND DEVELOPMENT EXPENSES:

	Year ended December 31,
	2023	2022
	USD in thousands
Salaries and related expense	3,561	2,034
Stock-based compensation	521	576
Materials and subcontractors	767	1,030
Depreciation	164	163
Travel expenses	41	73
Vehicle expenses	110	75
Rent and maintenance and other expenses	438	246
	5,602	4,197

NOTE 13 – SALES AND MARKETING EXPENSES:

	Year ended December 31,
	2023	2022
	USD in thousands
Salaries and related expense	142	213
Stock-based compensation	126	132
Business development and marketing	667	323
Exhibitions	152	-
Vehicle expenses	15	22
Other expenses	7	9
	1,109	699

NOTE 14 – GENERAL AND ADMINISTRATIVE EXPENSES:

	Year ended December 31,
	2023	2022
	USD in thousands
Salaries and related expense	1,132	1,027
Stock-based compensation	994	903
Professional services	1,037	859
Patents	486	292
Depreciation	56	34
Insurance	182	337
Vehicle expenses	100	73
Rent and maintenance and other expenses	444	181
VAT provision (note 7e)	-	(129)
	4,431	3,577

NOTE 15 - COMMITMENTS AND CONTINGENCIES

On April 2023, the Company received approval from the Israel Innovation Authority (previously the Office of the Chief Scientist), (the “IIA”) to support and enhance the Company’s production line and capabilities in the next 24 months until April 2025. Pursuant to the agreement with the IIA relating to the program, the Company has to pay royalties of 3% to the IIA up to the amount IIA funding received and the accrued interest repayment of the grant is contingent upon the Company successfully completing its enhancement plans and generating sales from the enhancements preformed. The Company has no obligation to repay these grants if its enhancement plans are not completed or aborted or if it generates no sales.

During the year ended December 31, 2023 grants of $60 thousand recorded as cost of revenues in the consolidated statements.

NOTE 16 - SUBSEQUENT EVENTS:

On February 28, 2024, D. VIEW Ltd. was formed in the State of Israel, wholly owned by Odysight.ai Inc., to act as a local agent for the defense market in Israel.

F-25

ODYSIGHT.AI INC. (Formerly known as ScoutCam Inc.)

INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2024	2023
	Unaudited	Audited
	USD in thousands
Assets

CURRENT ASSETS:
Cash and cash equivalents	7,362	8,945
Restricted cash	310	-
Short terms deposits	8,228	8,096
Accounts receivable	123	1,372
Inventory	604	504
Other current assets	562	432
Total current assets	17,189	19,349

NON-CURRENT ASSETS:
Contract fulfillment assets	1,196	1,256
Property and equipment, net	466	477
Operating lease right-of-use assets	1,327	1,380
Severance pay asset	267	271
Other non-current assets	96	96
Total non-current assets	3,352	3,480

TOTAL ASSETS	20,541	22,829

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

F-26

ODYSIGHT.AI INC. (Formerly known as ScoutCam Inc.)

INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS (CONTINUED)

	March 31,	December 31,
	2024	2023
	Unaudited	Audited
	USD in thousands
Liabilities and shareholders’ equity

CURRENT LIABILITIES:
Accounts payable	399	287
Contract liabilities - short term	557	527
Operating lease liabilities - short term	472	470
Accrued compensation expenses	899	546
Related parties	39	41
Other current liabilities	304	211
Total current liabilities	2,670	2,082

NON-CURRENT LIABILITIES:
Contract liabilities - long term	1,690	1,795
Operating lease liabilities - long term	779	856
Liability for severance pay	257	261
Other non-current liabilities	-	28
Total non-current liabilities	2,726	2,940

TOTAL LIABILITIES	5,396	5,022

SHAREHOLDERS’ EQUITY:
Common stock, $0.001 par value; 300,000,000 shares authorized as of March 31, 2024 and December 31, 2023, 10,446,685 and 10,443,768 shares issued and outstanding as of March 31, 2024 and December 31, 2023 , respectively	10	10
Additional paid-in capital	52,504	52,004
Accumulated deficit	(37,369)	(34,207)
TOTAL SHAREHOLDERS’ EQUITY	15,145	17,807

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	20,541	22,829

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

F-27

ODYSIGHT.AI INC. (Formerly known as ScoutCam Inc.)

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Three months ended
	March 31,
	2024	2023
	Unaudited
	USD in thousands (except per share data)

REVENUES	187	303
COST OF REVENUES	410	550
GROSS LOSS	(223)	(247)
RESEARCH AND DEVELOPMENT EXPENSES	1,567	1,398
SALES AND MARKETING EXPENSES	234	176
GENERAL AND ADMINISTRATIVE EXPENSES	1,340	958
OPERATING LOSS	(3,364)	(2,779)
OTHER INCOME	-	7
FINANCING INCOME, NET	202	86
NET LOSS	(3,162)	(2,686)

Net loss per ordinary share (basic and diluted, USD)	(0.30)	(0.37)
Weighted average ordinary shares (basic and diluted, in thousands)	10,445	7,276

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

F-28

ODYSIGHT.AI INC. (Formerly known as ScoutCam Inc.)

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Three Months Ended March 31, 2024 (Unaudited)

	Common Stock		Additional paid-in	Accumulated	Total Shareholders’
	Number	Amount	capital	deficit	equity
	In thousands	USD in thousands
Balance at January 1, 2024	10,444	$10	$52,004	$(34,207)	$17,807
Stock based compensation	-	-	500	-	500
Issuance of shares upon RSU vesting	3	*	(*)	-	-
Net loss	-	-	-	(3,162)	(3,162)
Balance at March 31, 2024	10,447	$10	$52,504	$(37,369)	$15,145

Three Months Ended March 31, 2023 (Unaudited)

	Common Stock		Additional paid-in	Accumulated	Total Shareholders’
	Number	Amount	capital	deficit	equity
	In thousands	USD in thousands
Balance at January 1, 2023	7,122	$7	$36,541	$(24,762)	$11,786
Stock based compensation	-	-	348	-	348
Issuance of shares upon RSU vesting	17	*	(*)	-	-
Issuance of shares and warrants	3,294	3	13,924	-	13,927
Net loss	-	-	-	(2,686)	(2,686)
Balance at March 31, 2023	10,433	$10	$50,813	$(27,448)	$23,375

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

*	Represents an amount less than $1 thousand

F-29

ODYSIGHT.AI INC. (Formerly known as ScoutCam Inc.)

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three months ended
	March 31,
	2024	2023
	Unaudited
	USD in thousands
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	(3,162)	(2,686)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation	33	155
Stock based compensation	500	348
Severance pay asset and liability	-	54
Interest and exchange differences from operating lease liability	(17)	(9)
Loss from exchange differences on cash and cash equivalents	21	4
Interest income in respect of deposits	(132)	42

CHANGES IN OPERATING ASSET AND LIABILITY ITEMS:
Decrease (increase) in accounts receivable	1,249	(1)
Increase in inventory	(100)	(63)
Decrease in operating lease liability	(114)	(48)
Decrease in ROU asset	109	44
Increase in current and non-current other assets	(130)	(283)
Increase in account payables	112	68
Decrease in related parties	(2)	(50)
Decrease in contract fulfillment assets	60	60
Decrease in current and non-current contract liabilities	(75)	(228)
Increase (decrease) in accrued compensation expenses	353	(63)
Increase in current and non-current other liabilities	65	182
Net cash flows used in operating activities	(1,230)	(2,474)

CASH FLOWS FROM INVESTING ACTIVITIES:

Purchase of property and equipment	(22)	(15)
Withdrawal of short terms deposits	-	3,000
Investment in short term deposits	-	(15,000)
Net cash flows used in investing activities	(22)	(12,015)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of shares and warrants (issuance expenses)	-	13,977
Net cash flows provided (used in) by financing activities	-	13,977

DECREASE IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	(1,252)	(512)
BALANCE OF CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF YEAR	8,945	10,099
LOSS FROM EXCHANGE DIFFERENCES ON CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	(21)	(4)
BALANCE OF CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT THE END OF THE PERIOD	7,672	9,583

SUPPLEMENTAL INFORMATION FOR CASH FLOW:

Non cash activities -

	Three months ended March 31,
	2024	2023
	Unaudited
	USD in thousands

Right-of-use assets obtained in exchange for operating lease liabilities	87	83
Termination of right-of-use assets in exchange for cancellation of operating lease obligations	(31)	-

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

F-30

ODYSIGHT.AI INC. (Formerly known as ScoutCam Inc.)

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – GENERAL:

a.

Odysight.ai Inc (the “Company”), formerly known as ScoutCam Inc., was incorporated under the laws of the State of Nevada on March 22, 2013.

The Company’s wholly owned subsidiary, Odysight.ai Ltd (“Odysight.ai”), formerly known as ScoutCam Ltd., was incorporated in the State of Israel on January 3, 2019, and was merged into the Company on December 31, 2019 in a share exchange transaction, following which the surviving operations of the merged entity were the operations of Odysight.ai. On February 28, 2024, D. VIEW Ltd., a wholly owned subsidiary of the Company, was incorporated in the state of the Israel to act as a local agent for the defense market in Israel.

The Company, through its subsidiaries, provides image-based platforms. Through the use of its proprietary visualization technology, the Company offers solutions across predictive maintenance and condition-based monitoring markets, in sectors such as energy, automotive and aviation. The Company’s solutions are based on small and highly resilient cameras, specialized AI analysis and supplementary technologies. Some of the Company’s products utilize micro visualization technology in medical devices for minimally invasive medical procedures.

F-31

ODYSIGHT.AI INC. (Formerly known as ScoutCam Inc.)

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – GENERAL (continued):

b.	Since incorporation of Odysight.ai and through March 31, 2024, the Company accumulated a deficit of approximately $37.4 million and its activities have been funded mainly by its shareholders. The Company’s management believes the Company’ cash and cash resources will allow the Company to fund its operating plan through at least the next 12 months from the filing date of these Consolidated Financial Statements. However, the Company expects to continue to incur significant research and development and other costs related to its ongoing operations, requiring the Company to obtain additional funding in order to continue its future operations until becoming profitable.

NOTE 2 – BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

a. Unaudited Interim Financial Statements

The accompanying unaudited interim condensed financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of U.S. Securities and Exchange Commission Regulation S-X. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included (consisting only of normal recurring adjustments except as otherwise discussed). For further information, reference is made to the consolidated financial statements and footnotes thereto included in the Group’s Annual Report on Form 10-K for the year ended December 31, 2023.

b. Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

c. Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. The Company evaluates on an ongoing basis its assumptions, including those related to contingencies, deferred taxes, inventory impairment, stock-based compensation, as well as in estimates used in applying the revenue recognition policy. Actual results may differ from those estimates.

d. Significant Accounting Policies

The significant accounting policies followed in the preparation of these unaudited interim condensed consolidated financial statements are identical to those applied in the preparation of the latest annual financial statements.

e. Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Group’s condensed consolidated financial statements.

F-32

ODYSIGHT.AI INC. (Formerly known as ScoutCam Inc.)

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LEASES:

a.	Omer office space

In December 2020, Odysight.ai entered into a lease agreement for office space in Omer, Israel (“original space”), with the 36-month term for such agreement beginning on January 1, 2021. In March 2021, Odysight.ai entered into a lease agreement for additional office space in Omer, Israel (“additional space”), with the term for such agreement is ending December 31, 2023.

On June 25, 2023, Odysight.ai entered into an amendment to these agreements, pursuant to which the lease for the additional space will be shortened and end on June 30, 2023 and the lease for the original space will be extended for an additional five years until December 31, 2028. It was also agreed that Odysight.ai has an option to terminate the agreement for the original space after three years. Odysight.ai expect that the lease period will be three years.

Monthly lease payments under the agreement for the original space are approximately $7 thousand.

b.	Ramat Gan office space

In May 2023, Odysight.ai entered into a lease agreement for office space in Ramat Gan, Israel. The agreement is for 48 months beginning on July 1, 2023 and the Company has an option to extend the lease period for an additional two years. The Company does not currently expect to extend the lease period. Monthly lease payments under the agreement are in the amount of approximately $25 thousand.

Odysight.ai subleases part of the office space in Ramat Gan to a third party for approximately $7 thousand per month.

c.	The Company leases vehicles under various operating lease agreements.

Supplemental cash flow information related to operating leases was as follows:

	Three months ended March 31,
	2024	2023
	USD in thousands
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	151	57

As of March 31, 2024, the Company’s operating leases had a weighted average remaining lease term of 0.89 years and a weighted average discount rate of 6% for vehicles and 12.8% for offices.

The maturities of lease liabilities under operating leases as of March 31, 2024 are as follows:

Operating leases
USD in thousands

Remainder of 2024	433
2025	539
2026	421
2027	154
Total future lease payments	1,547
Less imputed interest	(296)
Total lease liability balance	1,251

F-33

ODYSIGHT.AI INC. (Formerly known as ScoutCam Inc.)

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – EQUITY:

a.	Private Placement
1.

On March 29, 2021, the Company issued to certain investors, including Arkin, a major stockholder of the Company, of which Mori Arkin, a director of the company, is the owner, 2,469,156 units in exchange for an aggregate purchase price of $20 million. Each such unit consists of (i) one share of common stock and (ii) one warrant to purchase one share of common stock with an exercise price of $10.35 per share. Each such warrant is exercisable until the close of business on March 31, 2026. Pursuant to the terms of the foregoing warrants, following April 1, 2024, if the closing price of Company common stock equal or exceeds 135% of the aforementioned exercise price (subject to appropriate adjustments for stock splits, stock dividends, stock combinations and other similar transactions after the issue date of the warrants) for any thirty (30) consecutive trading days, the Company may force the exercise of the warrants, in whole or in part, by delivering to these investors a notice of forced exercise.

2.	On March 16, 2023, the Company consummated Stock Purchase Agreements for a private placement with (i) Moshe Arkin and (ii) The Phoenix Insurance Company Ltd. and Shotfut Menayot Israel – Phoenix Amitim, in connection with the sale and issuance of an aggregated amount of 3,294,117 units (collectively, the “Units”), at a purchase price of $4.25 per Unit, and for an aggregated purchase price of $14,000,000. Each Unit consists of: (i) one share of the Company’s common stock with par value of $0.001 per share (the “Common Stock”) and (ii) one warrant to purchase one share of Common Stock with an exercise price of $5.50 (the “Warrants”). The Warrants are immediately exercisable and will expire three years from the date of issuance and will be subject to customary adjustments.

Warrants:

As of March 31, 2024, the Company had the following outstanding warrants to purchase common stock:

Warrant	Issuance Date	Expiration Date	Exercise Price Per Share ($)	Number of Shares of common stock Underlying Warrants

March 2021 Warrant	March 29, 2021	March 31, 2026	10.35	2,469,156
March 2023 Warrant	March 27, 2023	March 26, 2026	5.50	3,294,117
				5,763,273

F-34

ODYSIGHT.AI INC. (Formerly known as ScoutCam Inc.)

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – EQUITY (continued):

b. Stock-based compensation to employees, directors and service providers:

In February 2020, the Company’s Board of Directors approved the 2020 Share Incentive Plan (the “Plan”).

The Plan initially included a pool of 580,890 shares of common stock for grant to Company employees, consultants, directors and other service providers. On March 15, 2020, the Company’s Board of Directors approved an increase to the option pool pursuant to the Plan by an additional 64,099 shares of common stock. On June 22, 2020, the Company’s Board of Directors approved an increase to the option pool pursuant to the Plan by an additional 401,950 shares of common stock. During the second quarter of 2021, the Company’s Board of Directors approved an increase to the option pool pursuant to the Plan by an additional 777,778 shares of common stock. During the first quarter of 2023, the Company’s Board of Directors approved an increase to the option pool pursuant to the Plan by an additional 1,000,000 shares of common stock.

The Plan is designed to enable the Company to grant options to purchase shares of common stock and RSUs under various and different tax regimes including, without limitation: (i) pursuant and subject to Section 102 of the Israeli Tax Ordinance or any provision which may amend or replace it and any regulations, rules, orders or procedures promulgated thereunder and to designate them as either grants made through a trustee or not through a trustee; and (ii) pursuant and subject to Section 3 (i) of the Israeli Tax Ordinance.

Stock option activity:

The following table summarizes stock option activity for the three months ended March 31, 2024:

	For the Three months ended March 31, 2024
	Amount of options	Weighted average exercise price
		$
Outstanding at beginning of period	2,455,069	3.46
Granted	-	-
Forfeited	-	-
Outstanding at end of period	2,455,069	3.46

Vested at end of period	1,245,669	3.46

F-35

ODYSIGHT.AI INC. (Formerly known as ScoutCam Inc.)

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – EQUITY (continued):

Restricted stock unit (“RSU”) activity

Each RSU will vest based on continued service which is generally over three years. The grant date fair value of the award will be recognized as stock-based compensation expense over the requisite service period. The fair value of restricted stock units was estimated on the date of grant based on the fair value of the Company’s common stock.

The following table summarizes RSU activity for the three months ended March 31, 2024:

	For the Three months ended March 31, 2024
	Amount of RSUs	Weighted Average Grant Date Fair Value per Share
		$
Outstanding at beginning of period	39,585	4.08
Granted	-	-
Forfeited	-	-
Vested	(2,917)	5.94
Unvested and Outstanding at end of period	36,668	3.94

The following table sets forth the total stock-based payment expenses resulting from options and RSUs granted, included in the statements of operation and comprehensive income:

	Three months ended March 31,
	2024	2023
	USD in thousands
Cost of revenues	9	3
Research and development	135	140
Sales and marketing expenses	50	41
General and administrative	306	164
Total expenses	500	348

F-36

ODYSIGHT.AI INC. (Formerly known as ScoutCam Inc.)

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – REVENUES:

Disaggregation of revenue

	Three months ended March 31,
	2024	2023
	USD in thousands
Development Services (customer A) (*)	106	106
Products	81	197
Revenue	187	303

(*)	During the second quarter of 2022, the Company completed the development of to a customer-specific project for a Fortune 500 multinational healthcare corporation (“Customer A”) and moved from the development phase of the project to its production phase. As a result, during the three months ended March 31, 2024, the Company recognized development services revenues and related development costs that had been previously deferred, in the amounts of $106 thousand and $60 thousand, respectively. The amounts were recognized based on the expected manufacturing term of the product, which the Company estimates at seven years.

Contract fulfillment assets and Contract liabilities:

The Company’s contract fulfillment assets and contract liabilities as of March 31, 2024 and December 31, 2023 were as follows:

	March 31,	December 31,
	2024	2023
	USD in thousands
Contract fulfillment assets	1,196	1,256
Contract liabilities	2,247	2,322

Contract liabilities include deferred service and advance payments.

The change in contract fulfillment assets:

	March 31,	December 31,
	2024	2023
	USD in thousands
Balance at beginning of period	1,256	1,495
Contract costs recognized during the period	(60)	(239)
Balance at end of period	1,196	1,256

The change in contract liabilities:

	March 31,	December 31,
	2024	2023
	USD in thousands
Balance at beginning of period	2,322	3,644
Revenue recognized during the period	(75)	(1,322)
Balance at end of period	2,247	2,322

Remaining Performance Obligations

Remaining Performance Obligations (“RPO”) represents contracted revenue that has not yet been recognized, which includes deferred revenue and amounts that will be invoiced and recognized as revenue in future periods. As of March 31, 2024, the total RPO amounted to $2.2 million, which the Company expects to recognize over the expected manufacturing term of the product.

NOTE 6 – INVENTORY:

Composed as follows:

	March 31,	December 31,
	2024	2023
	USD in thousands
Raw materials and supplies	441	445
Work in progress	50	34
Finished goods	113	25
	604	504

During the period ended March 31, 2024, no impairment occurred.

F-37

ODYSIGHT.AI INC. (Formerly known as ScoutCam Inc.)

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – LOSS PER SHARE

Basic loss per share is computed by dividing net loss attributable to ordinary shareholders of the Company by the weighted average number of ordinary shares as described below.

In computing the Company’s diluted loss per share, the numerator used in the basic loss per share computation is adjusted for the dilutive effect, if any, of the Company’s potential shares of common stock. The denominator for diluted loss per share is a computation of the weighted-average number of ordinary shares and the potential dilutive ordinary shares outstanding during the period.

NOTE 8 – RELATED PARTIES

a.	Balances with related parties:

	March 31, 2024	December 31, 2023
	USD in thousands
Directors (directors’ accrued compensation)	39	31
Smartec R&D Ltd. (see b below)	-	10
	39	41

b.	During the three months ended March 31, 2023, the Company received development services from Smartec R&D Ltd., a company owned by the Company’s former CTO.

Total compensation during the three months ended March 31, 2023 was approximately $29 thousand.

NOTE 9 - COMMITMENTS AND CONTINGENCIES

On April 2023, the Company received approval from the Israel Innovation Authority (previously the Office of the Chief Scientist), (the “IIA”) to support and enhance the Company’s production line and capabilities in the next 24 months until April 2025. Pursuant to the agreement with the IIA relating to the program, the Company has to pay royalties of 3% to the IIA up to the amount IIA funding received and the accrued interest repayment of the grant is contingent upon the Company successfully completing its enhancement plans and generating sales from the enhancements preformed. The Company has no obligation to repay these grants if its enhancement plans are not completed or aborted or if it generates no sales.

NOTE 10 – SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. The Company identified no subsequent events as of the date that the financial statements were issued.

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